PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
File No. 333-189587

8,536,156 Shares

ABTECH HOLDINGS, INC.

Common Stock

The selling shareholders identified in this prospectus may offer and sell up to 8,536,156 shares of our common stock consisting of (a) 4,840,832 shares which have been previously issued in private placement transactions, (b) 571,300 shares of our common stock issuable upon exercise of warrants, of which (i) warrants to purchase 484,083 shares of our common stock were issued to investors in the private placement transactions, and (ii) warrants to purchase 87,217 shares of our common stock were issued to a placement agent in connection with the private placement transactions, and (c) 3,124,024 shares which represent the number of shares of our common stock which we may “put” (the “Put Right”) to Dutchess Opportunity Fund, II, LP (the “Dutchess Shares”) assuming an average purchase price of $0.6409 ($0.66 market price after giving effect to 3% discount) per share.  Such shares are subject to the terms of an Investment Agreement between us and Dutchess dated June 25, 2013 pursuant to which we have the right to “put” to Dutchess (the “Put Right”) up to $2 million in shares of our common stock (the “Investment Agreement” or “Equity Line of Credit”).

We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering or from the resale of the Dutchess Shares, except: (a) we may receive proceeds on the exercise of outstanding warrants for shares of our common stock covered by this prospectus, and (b) we will receive proceeds from the sale of shares to Dutchess pursuant to the Equity Line of Credit. When we put an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us with respect to such put will be determined in accordance with a formula set forth in the Investment Agreement. Generally, with respect to each put, Dutchess will pay us a per share purchase price equal to ninety-seven percent (97%) of the lowest daily volume weighted average price of our common stock during the five (5) consecutive trading day period beginning on the trading day immediately following the date of delivery of the applicable put notice.

Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit.

The selling shareholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. We will bear all costs associated with the registration of the shares covered by this prospectus; provided, however, we will not be required to pay any underwriters' discounts or commissions relating to the securities covered by the registration statement.

Our common stock trades on the OTCQB under the symbol “ABHD.” The closing price of our common stock on the OTCQB on October 31, 2013, was $0.53 per share.

Investing in our common stock involves significant risks. You should consider carefully the risk factors beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2013.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). Under this registration process, the selling shareholders may, from time to time, offer and sell up to 8,536,156 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the common stock the selling shareholders may offer. You should read this prospectus carefully before making an investment decision.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with additional or different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of our common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances or any jurisdiction in which such offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. The rules of the SEC may require us to update this prospectus in the future.

As used in this prospectus, the terms “Abtech Holdings,” “Abtech,” “ABHD,” the “Company,” “we,” “our” and similar terms refer to Abtech Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus, including the discussion of “Risk Factors” and our consolidated financial statements and the related notes.

Our Company

Abtech Holdings, Inc. (“Abtech Holdings,” “Abtech,” “ABHD,” the “Company,” “we” or the “registrant”) was incorporated in Nevada on February 13, 2007 under the name “Laural Resources, Inc.” and was initially engaged in the business of acquiring and developing mineral properties. Subsequent to its fiscal year ended May 31, 2010, Laural Resources, Inc. decided to change its business focus to clean technology products and services, specifically in the water clean-up sector. In furtherance of its business objectives, effective June 14, 2010, Laural Resources, Inc. merged with its wholly owned subsidiary, Abtech Holdings, Inc., for the purpose of effecting a name change to “Abtech Holdings, Inc.” On October 21, 2010, the Company’s Board of Directors (the “Board of Directors” or the “Board”) changed the Company’s fiscal year end from May 31 to December 31.

Our History

On February 10, 2011, the Company closed a merger transaction (the “Merger”) with AbTech Industries, Inc., a Delaware corporation (“AbTech Industries”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among Abtech Holdings, Abtech Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Abtech Holdings (“Merger Sub”), and AbTech Industries.

As a result of the Merger, Abtech Holdings acquired all of the issued and outstanding common stock of AbTech Industries (through a reverse acquisition transaction) in exchange for the common stockholders of AbTech Industries acquiring an approximate 78% ownership interest in Abtech Holdings, AbTech Industries became a majority-owned subsidiary of Abtech Holdings, and Abtech Holdings acquired the business and operations of AbTech Industries.

Abtech Holdings was a “shell company” prior to the Merger and did not conduct an active trade or business. From and after the consummation of the Merger on February 10, 2011, Abtech Holdings’ primary operations consisted of the business and operations of AbTech Industries. Because Abtech Holdings was a shell company at the time of the Merger, we filed with the SEC on February 14, 2011, a “super” Form 8-K that disclosed information required by Item 2.01(f) of Form 8-K (being information that would be required if we had filed a general form for registration under Form 10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

For accounting purposes, the Merger transaction has been accounted for as a reverse acquisition, with AbTech Industries as the acquirer. The consolidated financial statements of Abtech Holdings for the fiscal years ended December 31, 2012 and 2011 represent a continuation of the financial statements of AbTech Industries, with one adjustment, which is to retroactively adjust the legal capital of AbTech Industries to reflect the legal capital of Abtech Holdings. See Note 1 of the December 31, 2012 Notes to Consolidated Financial Statements. Abtech Holdings reported a net loss of approximately $10.4 million for the fiscal year ended December 31, 2012.

Our Industry

AbTech Industries has developed a variety of products that leverage its cornerstone filtration media technology called Smart Sponge®. This patented technology’s oil absorbing capabilities make it highly effective as a filtration media to remove hydrocarbons and other pollutants from water. AbTech Industries has introduced its products into a variety of markets resulting in over 15,000 products installed in 36 states and 8 countries to date.

AbTech Industries developed the Smart Sponge media, a patented polymer technology that effectively removes pollutants from water and encapsulates them so that they cannot be released back into the water, even under high pressure. AbTech Industries recently expanded the capability of the Smart Sponge technology by adding an antimicrobial agent that has proven to be effective in reducing coliform bacteria found in stormwater, industrial wastewater and municipal wastewater while maintaining its oil-absorbing capability. This expanded technology, known as Smart Sponge Plus, provides an effective solution to municipalities and other entities faced with beach closures and other hazards of bacteria-laden stormwater. This antimicrobial capability differentiates Smart Sponge Plus products from competitive stormwater treatment devices. It can be engineered to treat massive amounts of water runoff in end-of-pipe applications, such as drainage vaults or other configurations. In July 2010, AbTech Industries received notification from the United States Environmental Protection Agency (the “EPA”) that AbTech Industries’ application to register Smart Sponge Plus as a pesticide under the Federal Insecticide, Fungicide and Rodenticide Act had been conditionally approved.

Corporate Information

Our principal executive offices are located at 4110 North Scottsdale Road, Suite 235, Scottsdale, Arizona 85251. Our telephone number is (480) 874-4000 and our website address is www.abtechindustries.com. The information contained on our website is not part of this prospectus.

The Offering

Common stock outstanding prior to the offering	67,803,879 shares outstanding as of August 21, 2013

Common stock offered by selling shareholders	Up to 8,536,156 shares

Common stock to be outstanding after the offering	71,499,203 shares, assuming full exercise of the warrants held by the selling shareholders and the entire $2,000,000 Equity Line of Credit being used at an assumed purchase price of $0.6402 ($0.66 x 97%) per share

Use of proceeds	We received net proceeds of $3,450,338 from the sale of the common stock issued in the 2012 Equity Offering and, to the extent that the selling shareholders and the placement agent exercise all of the outstanding warrants covering the 571,300 shares of common stock issuable upon exercise thereof, we would receive $514,170 from such exercises. We may also receive up to $2 million in proceeds from the sale of securities pursuant to the Equity Line of Credit Investment Agreement. We intend to use all proceeds for general corporate and working capital purposes. See “Use of Proceeds” for a complete description.

OTCQB Symbol	ABHD

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider the “Risk Factors” beginning on page 5.

Background of the Offering

The 2012 Equity Offering

On September 12, 2012, the Company completed a private offering of 4,840,832 shares of common stock at a purchase price of $0.77 per share (the “2012 Equity Offering”). Investors purchasing the common stock in the 2012 Equity Offering also received a detachable warrant for the purchase of a number of shares of common stock equal to ten percent (10%) of the shares of common stock purchased at an exercise price of $0.90 per share expiring five (5) years from the date of grant.

The Company engaged a placement agent in connection with the 2012 Equity Offering and paid the placement agent a cash placement fee equal to eight percent (8%) of the aggregate purchase price paid by each subscriber. This fee amounted to $268,627. In addition to the placement agent fee, the Company issued to the placement agent warrants to purchase 87,217 shares of common stock at an exercise price of $0.90 per share expiring five (5) years from the date of grant (the “PA Warrants”). The PA Warrants include a “net issuance” cashless exercise feature not otherwise included in the warrants granted to investors.

The 2012 Equity Offering was undertaken by the Company in reliance on Section 4(a)(2) and Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The Company believes each purchaser of the common stock sold in the 2012 Equity Offering to be an accredited investor as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

The Investment Agreement and Registration Rights Agreement

We entered into the Investment Agreement with Dutchess on June 25, 2013.  Pursuant to the Investment Agreement, Dutchess is irrevocably committed to purchase up to $2 million of our common stock, over the course of 36 months.  The aggregate number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is limited by the dollar amount sold, in this instance no more than $2 million, and will depend upon the trading price of our shares.

We may draw on the Equity Line of Credit from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that we are entitled to put in any one notice is the greater of (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $200,000. The purchase price shall be set at ninety-seven percent (97%) of the lowest daily volume weighted average price of our common stock during the five consecutive trading days beginning on the date of the put (the “Pricing Period”).  However, if, on any trading day during a Pricing Period, the daily volume weighted average price of the common stock is lower than the floor price specified by us in the put notice, then we must withdraw that portion of the put amount for each such trading day during the Pricing Period, with only the balance of such put amount above the minimum acceptable price being put to Dutchess. There are put restrictions applied on days between the put notice date and the closing date with respect to each particular put.  During such time, we are not entitled to deliver another put notice.

If the full amount of the Equity Line of Credit is used by the Company, and assuming each put is based on the closing market price of the Company’s common stock on June 21, 2013 ($0.66 per share), Dutchess would receive 3,124,024 ($2,000,000/($0.66 x 97%)) shares of our common stock. This would represent approximately 4.4% of total shares issued and outstanding based on the number of shares of common stock outstanding at June 21, 2013 of 67,529,462 shares.

The Company is obligated to pay to Dutchess a document preparation fee of $15,000. There are no fees or commissions due to Dutchess at the time of any puts made under the Equity Line of Credit.

In connection with the Investment Agreement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Dutchess.  Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the SEC covering the shares of the common stock underlying the Investment Agreement within 21 days after the execution of the Investment Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after the date this registration statement is filed and maintain the effectiveness of such registration statement until the earlier to occur of the date on which (a) Dutchess has sold all of the Dutchess Shares or (b) the Company has no right to sell any additional Dutchess Shares under the Investment Agreement.

As we draw down on the Equity Line of Credit, shares of our common stock will be sold into the market by Dutchess.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize the full amount available under the Equity Line of Credit. The Company chose this form of financing facility because of the flexibility it affords in meeting future cash requirements that are difficult to project at this stage of the Company’s development. The Company believes it is likely that it will use a significant portion of the Equity Line of Credit but intends to draw on the Equity Line of Credit only as needed to meet immediate capital requirements that are not met with other sources of capital. Accordingly, the Company limited the amount of the Equity Line of Credit to $2,000,000, which represents approximately five months of historical cash used in operations.

The Company has not been involved in any previous transactions with Dutchess.

Recent Developments

On July 2, 2013, AbTech was awarded a project for the installation of stormwater systems (the “Project”) in a county on the east coast of the U.S. (the “County”). In connection with the Project, AbTech will provide services to the County pertaining to the design, installation, maintenance and inspection of stormwater treatment technology at up to ten stormwater drainage outfall sites in the County. The Project has a term of three years and the maximum amount to be paid to the Company for the Company’s services related to the Project is not to exceed twelve million dollars ($12,000,000). AbTech is expected to use subcontractors, including AEWS, for the design, construction and installation work pertaining to the Contract. Project work is expected to begin in August 2013. The Company’s fee for services will be paid in monthly installments by the County. The amount of each partial monthly payment will be determined by the portion of the Company’s work completed, as approved by the County Commissioner.

On July 12, 2013, the Company borrowed the remaining balance of $250,000 on the Bridge Note financing facility entered into on June 14, 2013 bringing the total amount owed by the Company on the Bridge Note to $500,000 plus accrued interest.

On August 1, 2013, the Company issued 140,000 unregistered shares of ABHD common stock to Prosdocimi Ltd. pursuant to an Advisory Agreement whereby Prosdocimi Ltd. is to provide investor relations services to the Company and promote the development of strategic business relationships with the Company in the United Kingdom.

On August 8, 2013, the Company borrowed $600,000 pursuant to a secured convertible promissory note with an interest rate of 6.5% per annum, a term of 90 days and a feature that allows conversion into shares of the Company’s common stock at a conversion rate of $0.70 per share.

RISK FACTORS

Our business and an investment in our common stock are subject to a variety of risks. The following risk factors describe the most significant events, facts or circumstances that could have a material adverse effect upon our business, financial condition, results of operations, ability to implement our business plan and the market price for our common stock. Many of these events are outside of our control. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

The risk factors discussed below relate to our business and operations following the consummation of the Merger and, accordingly, relate primarily to Abtech Holdings and its subsidiary, AbTech Industries. As used in this “Risk Factors” section, the terms “Company,” “we,” our” and like words mean Abtech Holdings together with Abtech Industries, unless the context otherwise requires.

Risks Relating to Our Business

Our ability to generate revenue to support our operations is uncertain.

We are in the early stage of our business and have a limited history of generating revenues. We have a limited operating history upon which you can evaluate our potential for future success, and we are subject to the additional risks affecting early-stage businesses. Rather than relying on historical information, financial or otherwise, to evaluate our Company, you should evaluate our Company in light of your assessment of the growth potential of our business and the expenses, delays, uncertainties, and complications typically encountered by early-stage businesses, many of which will be beyond our control. Early-stage businesses in rapidly evolving markets commonly face risks, such as the following:

•	unanticipated problems, delays, and expenses relating to the development and implementation of their business plans;

•	operational difficulties;

•	lack of sufficient capital;

•	competition from more advanced enterprises; and

•	uncertain revenue generation.

Our limited operating history may make it difficult for us to forecast accurately our operating results.

Our planned expense levels are, and will continue to be, based in part on our expectations, which are difficult to forecast accurately based on our stage of development and factors outside of our control. We may be unable to adjust spending in a timely manner to compensate for any unexpected developments. Further, business development expenses may increase significantly as we expand operations. To the extent that any unexpected expenses precede, or are not rapidly followed by, a corresponding increase in revenue, our business, operating results, and financial condition may be materially and adversely affected.

We have a history of losses that may continue, which may negatively impact our ability to achieve our business objectives.

We have incurred net losses since our inception. The Company had a net loss of approximately $10.4 million during the fiscal year ended December 31, 2012 and a net loss of approximately $2.9 million for the six months ended June 30, 2013. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our success depends on our ability to expand, operate, and manage successfully our operations.

Our success depends on our ability to expand, operate, and manage successfully our operations. Our ability to expand successfully will depend upon a number of factors, including the following:

• signing with strategic partners, dominant in their field;

• the continued development of our business;

• the hiring, training, and retention of additional personnel;

• the ability to enhance our operational, financial, and management systems;

• the availability of adequate financing;

• competitive factors;

• general economic and business conditions; and

• the ability to implement methods for revenue generation.

If we are unable to obtain additional capital, our business operations could be harmed.

The development and expansion of our business may require additional funds. In the future, we may seek additional equity or debt financing to provide capital for our Company. Such financing may not be available or may not be available on satisfactory terms. If financing is not available on satisfactory terms, we may be unable to expand our operations. While debt financing will enable us to expand our business more rapidly than we otherwise would be able to do, debt financing increases expenses and we must repay the debt regardless of our operating results. Future equity financings could result in dilution to our stockholders.

The recent global financial crisis, which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions or fluctuations in equity and currency values worldwide, and concerns that the worldwide economy may enter into a prolonged recessionary period, may make it difficult for us to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all.

Our inability to obtain adequate capital resources, whether in the form of equity or debt, to fund our business and growth strategies, may require us to delay, scale back, or eliminate some or all of our operations, which may adversely affect our financial results and ability to operate as a going concern.

You may suffer significant dilution if we raise additional capital.

If we raise additional capital, we expect it will be necessary for us to issue additional equity or convertible debt securities. If we issue equity or convertible debt securities, the price at which we offer such securities may not bear any relationship to our value, the net tangible book value per share may decrease, the percentage ownership of our current stockholders would be diluted, and any equity securities we may issue in such offering or upon conversion of convertible debt securities issued in such offering, may have rights, preferences, or privileges with respect to liquidation, dividends, redemption, voting, and other matters that are senior to or more advantageous than our common stock.

We have completed debt financings and face risks associated with financing our operations.

The Company has completed several debt financings and is subject to the normal risks associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest and the risk that we will not be able to renew, repay, or refinance our debt when it matures or that the terms of any renewal or refinancing will not be as favorable as the existing terms of that debt. As of June 30, 2013 and December 31, 2012, the Company had accrued interest payable of $7,275 and $28,676, respectively.

We have debt outstanding that is secured by all of the assets of the Company.

During 2011 and 2012, we issued promissory notes that are secured by all of the assets of the Company, including its intellectual property. As of June 30, 2013, two of these promissory notes with an aggregate principal amount of $480,000 remained outstanding. In addition, on August 9, 2013, we sold an additional $600,000 promissory note that is also secured by the assets of the Company. If we are unable to pay our obligations to our secured lenders, they could proceed against any or all of the collateral securing our indebtedness to them which could prevent the Company from continuing its operations in whole or in part.

You may suffer dilution if convertible notes are converted to common stock.

As of June 30, 2013, the Company had approximately $480,000 of convertible notes outstanding. In August, 2013 the Company sold an additional convertible note for $600,000. If converted, these outstanding notes would require the company to issue approximately 1,542,857 shares of common stock. Such conversion would cause the percentage ownership of our current stockholders to be diluted.

Our independent auditors have expressed substantial doubt about the Company’s ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated March 29, 2013, our independent registered public accounting firm stated that our financial statements for the fiscal year ended December 31, 2012 were prepared assuming that the Company would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. To date, each of Abtech Holdings and AbTech Industries has only incurred net operating losses resulting in a significant accumulated deficit. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful. The Company plans to raise additional capital in the near term and is currently considering the various options available for raising such capital.

We depend on our officers and key employees who would be difficult to replace, and our business will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our officers and other key employees. AbTech Industries has employment agreements with its chief executive officer, its chief financial officer, and certain key employees, but we do not think those agreements limit any employee’s ability to terminate his or her employment. We have key person life insurance on Glenn R. Rink, our president, chief executive officer and a director, but we do not have key person life insurance covering any of our other officers or other key employees. The loss of services of one or more of our officers or key employees or the inability to add key personnel could have a material adverse effect on our business. Competition for experienced personnel in our industry is substantial. Our success depends in part on our ability to attract, hire, and retain qualified personnel. In addition, if any of our officers or other key employees join a competitor or form a competing company, we may lose some of our customers.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could seriously harm our business.

Due to the specialized nature of our business, our future performance is highly dependent upon the continued services of current and future key personnel and managers. Our future business depends upon our ability to attract and retain qualified engineering, manufacturing, marketing, sales, and management personnel for our operations. We may also have to compete with the other companies in our industry in the recruitment and retention of qualified managerial and technical employees. Competition for personnel is intense and confidentiality and non-compete agreements may restrict our ability to hire individuals employed by other companies. Therefore, we may not be successful in attracting or retaining qualified personnel. Our failure to attract and retain qualified personnel could seriously harm our business, results of operations, and financial condition. Furthermore, we may not be able to accurately forecast our needs for additional personnel, which could adversely affect our ability to grow.

The expected results from the Merger may vary significantly from our expectations.

The expected results from the Merger might vary materially from those anticipated and disclosed by us. These expectations are inherently subject to uncertainties and contingencies. These assumptions may be impacted by factors that are beyond our control, including, but not limited to, general economic factors impacting the U.S. economy.

The effects of the recent global economic downturn may adversely impact our business, operating results, or financial condition.

The recent global economic downturn has caused disruptions and volatility in global financial markets and increased rates of default and bankruptcy and has impacted levels of consumer and commercial spending. We are unable to predict the duration or severity of the current global economic and financial crisis. There can be no assurance that any actions we may take in response to further deterioration in general economic and financial conditions will be sufficient. A protracted continuation or worsening of the global economic downturn or disruptions in the financial markets could have a material adverse effect on our business, financial condition, or results of operations.

If we do not achieve broad market acceptance of our products and services, we may not be successful.

Although our products and services will serve existing needs, our delivery of these products and services is unique and subject to broad market acceptance. As is typical of any new product or service, the demand for and market acceptance of these products and services are highly uncertain. We cannot assure you that any of our products and services will be commercialized on a widespread basis. The commercial acceptance of our products and services may be affected by a number of factors, including the willingness of municipalities and other commercial and industrial entities to use our products and services to control the quality of water and other fluids. If the markets for our products and services fail to develop on a meaningful basis, if they develop more slowly than we anticipate, or if our products and services fail to achieve sufficient market acceptance, our business and future results of operations could be adversely affected.

Because our products may be designed to provide a solution which competes with existing methods, we are likely to face resistance to change, which could impede our ability to commercialize this business.

Our products may be designed to provide a solution to environmental challenges created by contaminated water and other fluids. Currently, large and well capitalized companies provide services in these areas. These competitors have strong relationships with their customers’ personnel, and there is a natural reluctance for businesses to change to new technologies, particularly in such industries as the oil and gas industries where our future products may be relevant. This reluctance is increased when potential customers make significant capital investments in competing technologies. Because of these obstacles, we may face substantial barriers to commercializing our business.

If we experience rapid growth and we are not able to manage this growth successfully, this inability to manage the growth could adversely affect our business, financial condition, and results of operations.

Rapid growth places a significant strain on our financial, operational, and managerial resources. While we engage in strategic and operational planning to adequately manage anticipated growth, there can be no assurance that we will be able to implement and subsequently improve operations and financial systems successfully and in a timely manner to fully manage our growth. There can be no assurance that we will be able to manage our growth and any inability to successfully manage growth could materially adversely affect our business, financial condition, and results of operation.

We have no experience in manufacturing or assembling products on a large scale basis and, if we do not develop adequate manufacturing and assembly processes and capabilities to do so in a timely manner, we may be unable to achieve our growth and profitability objectives.

We have no experience manufacturing or assembling products on a large scale. We do not know whether our current or future manufacturing arrangements will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards, or production volumes required to successfully mass market such products. Even if we are successful in developing manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our target market. Our failure to develop these manufacturing processes and capabilities, if necessary, in a timely manner, could prevent us from achieving our growth and profitability objectives.

If we fail to continue to develop or acquire new products, adapt to rapid and significant technological change, and respond to introductions of new products, we will not be competitive.

Our growth strategy includes significant investment in and expenditures for product development. We intend to sell products, primarily in the water clean-up sector, which are characterized by rapid and significant technological changes, frequent new product and service introductions, and enhancements and evolving industry standards. Without the timely introduction of new products, services, and enhancements, our products and services may become technologically obsolete over time, in which case our revenue and operating results would suffer.

In addition, our competitors may adapt more quickly to new technologies and changes in customers’ requirements than we can. The products that we are currently developing or those that we will develop in the future may not be technologically feasible or accepted by the marketplace, and our products or technologies could become uncompetitive or obsolete.

The market for our products is highly competitive, and there can be no assurance that competitors will not emerge in the near to medium term with comparable products or technologies.

The markets for our products and services are expected to remain highly competitive. While we believe our products are unique and have, or will have, adequate patent protection for the underlying technologies, or unique trade secrets, there can be no assurance that competitors will not emerge in the near to medium term with comparable products or technologies. There are a number of large companies involved in the same businesses as us, but with larger more established sales and marketing organizations, technical staff, and financial resources. We may establish marketing and distribution partnerships or alliances with some of these companies, but there can be no assurance that such alliances will be formed.

Our business may become substantially dependent on contracts that are awarded through competitive bidding processes.

We may sell a significant portion of our products pursuant to contracts that are subject to competitive bidding, including contracts with municipal authorities. Competition for, and negotiation and award of, contracts present varied risks, including, but not limited to:

• investment of substantial time and resources by management for the preparation of bids and proposals with no assurance that a contract will be awarded to us;

• the requirement to certify as to compliance with numerous laws (for example, socio-economic, small business, and domestic preference) for which a false or incorrect certification can lead to civil and criminal penalties;

• the need to estimate accurately the resources and cost structure required to service a contract; and

• the expenses and delays that we might suffer if our competitors protest a contract awarded to us, including the potential that the contract may be terminated and a new bid competition may be conducted.

If we are unable to win contracts awarded through the competitive bidding process, we may not be able to operate in the market for products and services that are provided under those contracts for a number of years. If we are unable to consistently win new contract awards over any extended period, or if we fail to anticipate all of the costs and resources that will be required to secure and perform such contract awards, our growth strategy and our business, financial condition, and results of operations could be materially and adversely affected.

We will sell products and services to companies in industries which tend to be extremely cyclical; downturns in those industries would adversely affect our results of operations.

The growth and profitability of our business will depend on sales to industries that are subject to cyclical downturns. Slowdowns in these industries may adversely affect sales by our businesses, which in turn would adversely affect our revenues and results of operations. In particular, our products may be sold to and used by the oil and gas industry, which historically has realized significant shifts in activity and spending due to fluctuations in commodity prices. Our revenues may be dependent upon spending by oil and gas producers; therefore, a reduction in spending by producers may have a materially adverse effect on our business, financial conditions, and results of operations.

The industries in which we may sell our products are heavily regulated and costs associated with such regulation could reduce our profitability.

Federal, state, and local authorities extensively regulate the stormwater and oil and gas industries, which are primary industries in which we may sell our products and offer our services. Legislation and regulations affecting the industries are under constant review for amendment or expansion. State and local authorities regulate various aspects of stormwater and oil and gas activities that ultimately affect how customers use our products and how we develop and market our products. The overall regulatory burden on the industries increases the cost of doing business, which, in turn, decreases profitability.

International sales are also subject to rules and regulations promulgated by regulatory bodies within foreign jurisdictions, and there can be no assurance that such foreign regulatory bodies will not adopt laws or regulatory requirements that could adversely affect our Company.

If chemical companies engage in predatory pricing, we may lose customers, which could materially and adversely affect us.

Municipalities and other commercial and industrial entities traditionally have used chemicals to control the quality of water and other fluids. The chemical companies represent a significant competitive factor. The chemical companies, who supply chemicals to such municipalities and other commercial and industrial entities may, in order to maintain their business relationship, drastically reduce their price and seek to undercut the pricing at which we can realistically charge for our products and services. While predatory pricing that is designed to drive us out of business may be illegal under the United States anti-trust and other laws, we may lose customers as a result of any future predatory pricing and be required to file lawsuits against any companies who engage in such improper tactics. Any such litigation may be very expensive which will further impact us and affect their financial condition. As a result, predatory pricing by chemical companies could materially and adversely affect us.

We are, or in the future may be, subject to substantial regulation related to quality standards applicable to our manufacturing and quality processes. Our failure to comply with applicable quality standards could have an adverse effect on our business, financial condition, or results of operations.

The EPA regulates the registration, manufacturing, and sales and marketing of products in our industry, and those of our distributors and partners, in the United States. Significant government regulation also exists in overseas markets. Compliance with applicable regulatory requirements is subject to continual review and is monitored through periodic inspections and other review and reporting mechanisms.

Failure by us or our partners to comply with current or future governmental regulations and quality assurance guidelines could lead to temporary manufacturing shutdowns, product recalls or related field actions, product shortages, or delays in product manufacturing. Specifically, with regard to the EPA’s conditional approval of the registration of our Smart Sponge Plus products under the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), if we are unable to provide the additional information requested by the EPA prior to the prescribed due date of May 31, 2014, and are unable to obtain EPA approval of an extended due date, the EPA’s conditional approval of our registration of Smart Sponge Plus products under FIFRA will expire and the Company will not be able to sell Smart Sponge Plus products. However, the expiration of the conditional approval of Smart Sponge Plus products would not affect our ability to continue to sell the regular Smart Sponge products that do not include an antimicrobial agent. (See “OUR BUSINESS – Regulatory” on page 46 of this Prospectus). Efficacy or safety concerns and/or manufacturing quality issues with respect to our products or those of our partners could lead to product recalls, fines, withdrawals, declining sales, and/or our failure to successfully commercialize new products or otherwise achieve revenue growth.

If a natural or man-made disaster strikes our or a third-party’s manufacturing facility that we may use, we may be unable to manufacture our products for a substantial amount of time and our sales and profitability will decline.

The manufacturing facility and manufacturing equipment we use to produce our products will be costly to replace and could require substantial lead-time to repair or replace. Our facility or a third-party’s facility that we use may be affected by natural or man-made disasters. In the event they were affected by a disaster, we would be forced to set up alternative production capacity, or rely on third-party manufacturers to whom we would have to disclose our trade secrets. Although we possess insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses, may not continue to be available to us on acceptable terms, or at all, and may not address the marketing and goodwill consequences of our inability to provide products for an extended period of time.

We may decide to outsource manufacturing in the future. Dependence on contract manufacturing and outsourcing other portions of our supply chain may adversely affect our ability to bring products to market and damage our reputation.

As part of our efforts to streamline operations and to cut costs in the future, we may decide to outsource aspects of our manufacturing processes and other functions. If our contract manufacturers or other outsourcers fail to perform their obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. For example, during a market upturn, our contract manufacturers may be unable to meet our demand requirements, which may preclude us from fulfilling our customers’ orders on a timely basis. The ability of these manufacturers to perform is largely outside of our control. Additionally, outsourcing may take place in developing countries and, as a result, may be subject to geopolitical uncertainty.

The success of our businesses will depend on our ability to effectively develop and implement strategic business initiatives.

We are currently implementing various strategic business initiatives. In connection with the development and implementation of these initiatives, we will incur additional expenses and capital expenditures to implement the initiatives. The development and implementation of these initiatives also requires management to divert a portion of its time from day-to-day operations. These expenses and diversions could have a significant impact on our operations and profitability, particularly if the initiatives prove to be unsuccessful. Moreover, if we are unable to implement an initiative in a timely manner, or if those initiatives turn out to be ineffective or are executed improperly, our business and operating results would be adversely affected.

Failure to successfully reduce our current or future production costs may adversely affect our financial results.

A significant portion of our strategy will rely upon our ability to successfully rationalize and improve the efficiency of our operations. In particular, our strategy relies on our ability to reduce our production costs in order to remain competitive. If we are unable to continue to successfully implement cost reduction measures, especially in a time of a worldwide economic downturn, or if these efforts do not generate the level of cost savings that we expect going forward or result in higher than expected costs, there could be a material adverse effect on our business, financial condition, results of operations, or cash flows.

If we are unable to make necessary capital investments or respond to pricing pressures, our business may be harmed.

In order to remain competitive, we need to invest in research and development, manufacturing, customer service and support, and marketing. From time to time, we may have to adjust the prices of our products and services to remain competitive. We may not have available sufficient financial or other resources to continue to make investments necessary to maintain our competitive position.

Failure to obtain sufficient supply of component materials to conduct our business may have an adverse effect on our production and revenue targets.

Our component and materials’ suppliers may fail to meet our needs. We intend to manufacture our products using materials and components procured from a limited number of third-party suppliers. We do not currently have long-term supply contracts with our suppliers. This generally serves to reduce our commitment risk, but does expose us to supply risk and to price increases that we may have to pass on to our customers. In some cases, supply shortages and delays in delivery may result in curtailed production or delays in production, which can contribute to an increase in inventory levels and loss of profit. We expect that shortages and delays in deliveries of some components will occur from time to time. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce our sales. We may also not be able to obtain competitive pricing for some of our supplies compared to our competitors. We also cannot assure that the component and materials from domestic suppliers will be of similar quality or quantity as those imported component and materials, which may lead to rejections of component and materials by our customers. In the event the domestic component and materials do not perform as well as the imported component and materials or do not perform at all, our business, financial condition, and results of operations could be adversely affected.

We have limited product distribution experience and we expect to rely on third parties who may not successfully sell our products.

We have limited product distribution experience and currently rely and plan to rely primarily on product distribution arrangements with third parties. We may also license our technology to certain third parties for commercialization of certain applications. We expect to enter into distribution agreements and/or licensing agreements in the future, and we may not be able to enter into these agreements on terms that are favorable to us, if at all. In addition, we may have limited or no control over the distribution activities of these third parties. These third parties could sell competing products and may devote insufficient sales efforts to our products. As a result, our future revenues from sales of our products, if any, will depend on the success of the efforts of these third parties.

We could face significant liabilities in connection with our technology, products, and business operations, which if incurred beyond any insurance limits, would adversely affect our business and financial condition.

We are subject to a variety of potential liabilities connected to our technology development and business operations, such as potential liabilities related to environmental risks. As a business which manufactures and/or markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not. Any such claim of liability, whether meritorious or not, could be time-consuming and/or result in costly litigation. Although we have obtained insurance against certain of these risks, no assurance can be given that such insurance will be adequate to cover related liabilities or will be available in the future or, if available, that premiums will be commercially justifiable. If we were to incur any substantial liability and related damages were not covered by our insurance or exceeded policy limits, or if we were to incur such liability at a time when we are not able to obtain liability insurance, our business, financial conditions, and results of operations could be materially adversely affected.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly.

Our success will depend in part on our ability to develop patentable products and obtain and enforce patent protection for our products in the United States and other countries. We intend to file applications, as appropriate, for patents covering our products. Patents may not be issued for any pending or future patent applications owned by or licensed to us, and the claims allowed under any issued patents may not be sufficiently broad to protect our technology. Any issued patents owned by or licensed to us may be challenged, invalidated, or circumvented, and the rights under these patents may not provide us with competitive advantages. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture increased market position. We could incur substantial costs to defend suits brought against us or suits in which we may assert our patent rights against others. An unfavorable outcome of any such litigation could materially adversely affect our business and results of operations.

We may also rely on trade secrets and proprietary know-how with which we seek to protect our products, in part by confidentiality agreements with our collaborators, employees, and consultants. Nevertheless, these agreements afford only limited protection, and the actions we take to protect our intellectual property rights may not be adequate. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently developed by our competitors. As a result, third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition, or operating results.

In addition, policing unauthorized use of proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. We cannot assure you that the outcome of any litigation will be in our favor. Intellectual property litigation may be costly and may divert management attention, as well as expend our other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects, and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations, and financial condition.

Operational and Structural Risks

We can provide no assurances as to our future financial performance or the investment result of a purchase of our common stock.

Any projected results of operations involve significant risks and uncertainty, should be considered speculative, and depend on various assumptions which may not be correct. The future performance of our Company and the return on our common stock depends on a complex series of events that are beyond our control and that may or may not occur. Actual results for any period may or may not approximate any assumptions that are made and may differ significantly from such assumptions. We can provide no assurance or prediction as to our future profitability or to the ultimate success of an investment in our common stock.

The compensation we pay to our executive officers and employees will likely increase, which will affect our future profitability.

We believe that the compensation we have historically paid to our executive officers is within the lower quartile of compensation paid by peer companies. Following the closing of the Merger, we increased the compensation payable to the combined entity’s executive officers and employees. An increase in compensation and bonuses payable to our executive officers and employees could decrease our net income.

As a public reporting company, we are subject to corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We may face new corporate governance requirements under the Sarbanes-Oxley Act of 2002 (“SOX”), as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. We are required to evaluate our internal control over financial reporting under Section 404 of SOX (“Section 404”). We are a smaller reporting company as defined in Rule 12b-2 under the Exchange Act. Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. The report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation, could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our securities. We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial. We cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters. Failure to comply with these laws, rules, and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

As a public company, we will have significant operating costs relating to compliance requirements and our management is required to devote substantial time to compliance initiatives.

Our management has only limited experience operating Abtech Holdings as a public company. To operate effectively, we will be required to continue to implement changes in certain aspects of our business and develop, manage, and train management level and other employees to comply with on-going public company requirements. Failure to take such actions, or delay in the implementation thereof, could have a material adverse effect on our business, financial condition, and results of operations.

SOX, as well as rules subsequently implemented by the SEC, imposes various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Risks Related to our Common Stock

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

Although our common stock is quoted on the OTCQB under the symbol “ABHD,” there is a limited public market for our common stock. No assurance can be given that an active market will develop or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all. Many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

limited “public float” in the hands of a small number of persons whose sales (or lack of sales) could result in positive or negative pricing pressure on the market price for our common stock;

• actual or anticipated variations in our quarterly operating results;

• changes in our earnings estimates;

• our ability to obtain adequate working capital financing;

• changes in market valuations of similar companies;

• publication (or lack of publication) of research reports about us;

• changes in applicable laws or regulations, court rulings, enforcement and legal actions;

• loss of any strategic relationships;

• additions or departures of key management personnel;

• actions by our stockholders (including transactions in our shares);

• speculation in the press or investment community;

• increases in market interest rates, which may increase our cost of capital;

• changes in our industry;

• competitive pricing pressures;

• our ability to execute our business plan; and

• economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock may be subject to the penny stock rules which may make it more difficult to sell our common stock.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price, as defined, less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors, such as institutions with assets in excess of $5,000,000 or an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with his or her spouse. For transactions covered by this rule, the broker-dealers must make a special suitability determination for the purchase and receive the purchaser’s written agreement of the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also affect the ability of our stockholders to sell their shares in the secondary market.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common shares are currently traded at low volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common shares are currently traded, but currently with low volume, based on quotations on the “Over-the-Counter” (OTCQB) marketplace meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market, and we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market. The occurrence of these patterns or practices could increase the future volatility of our share price.

We have historically not paid dividends and do not intend to pay dividends for the foreseeable future.

We have historically not paid dividends to our stockholders, and management does not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future. Any determination we make regarding dividends will be at the discretion of our Board of Directors and will depend on our results of operations, our financial condition, contractual restrictions, restrictions imposed by applicable law, and other factors our Board of Directors deem relevant. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business.

The elimination of monetary liability against our directors, officers, and employees under Nevada law and the existence of indemnification rights to our directors, officers, and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers, and employees.

Our articles of incorporation contain a provision permitting us to eliminate the personal liability of our directors to our Company and shareholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our Company and shareholders.

Risk Factors Related to this Offering

We are registering the resale of a maximum of 3,124,024 shares of common stock which may be issued to Dutchess under the Equity Line of Credit. The resale of such shares by Dutchess could depress the market price of our common stock.

We are registering the resale of a maximum of 8,536,156 shares of common stock under the registration statement of which this prospectus forms a part.  Of these shares, 3,124,024 may be issued to Dutchess under the Equity Line of Credit. The sale of these shares into the public market by Dutchess could depress the market price of our common stock.  As of August 21, 2013, there were 67,803,879 shares of our common stock issued and outstanding.  The sale of those additional shares into the public market by Dutchess could further depress the market price of our common stock.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line of Credit.

Our Equity Line of Credit with Dutchess contemplates our issuance of shares of our common stock to Dutchess, subject to certain restrictions and obligations.  If the terms and conditions of the Equity Line of Credit are satisfied, and we choose to exercise our Put Rights to the fullest extent permitted, our existing stockholders' ownership will be diluted by such sales.

Dutchess will pay less than the then-prevailing market price for our common stock under the Equity Line of Credit.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a 3% discount to the volume weighted average price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Dutchess, subject to certain exceptions. Therefore, Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Equity Line of Credit when needed.

Our ability to put shares to Dutchess and obtain funds under the Equity Line of Credit is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time (which is determined in part by the trading volume of our common stock), and a limitation on our ability to put shares to Dutchess to the extent that it would cause Dutchess to beneficially own more than 4.99% of our outstanding shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding the Company, which are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “hopes,” “estimates,” “should,” “may,” “will,” “with a view to” and variations of these words or similar expressions are intended to identify forward-looking statements. Forward-looking statements in this prospectus may include, for example, statements about:

any projections of earnings, revenue or other financial items;

any statements of the plans, strategies and objectives of management for future operations;

any statements concerning proposed new products, services or developments;

any statements regarding future economic conditions or performance;

any statements or belief; and

any statements of assumptions underlying any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and other sections in this prospectus. You should read this prospectus and the documents we refer to thoroughly with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents we refer to in this prospectus and have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

In September 2012, we received net proceeds of $3,450,338 from the sale of the common stock issued in the 2012 Equity Offering. We may receive additional proceeds on (a) the exercise of outstanding warrants for shares of our common stock covered by this prospectus, and (b) proceeds from the sale of shares to Dutchess pursuant to the Equity Line of Credit if we exercise our Put Right pursuant to the Investment Agreement. To the extent the selling shareholders exercise for cash all of the warrants covering the 571,300 shares of common stock issuable upon exercise of all of the outstanding warrants held by such selling shareholders, we would receive $514,170 from such exercises. The warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We may also receive up to $2 million in proceeds from the sale of securities pursuant to the Investment Agreement. We intend to use all proceeds for general working capital and other corporate purposes.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the OTCQB under the symbol “ABHD.” The closing price of our common stock on the OTCQB on August 21, 2013, was $0.57 per share. Our common stock has been listed on the OTCQB since June 2010. Prior to that time, there was no public market for our common stock. The following table sets forth, for the calendar quarters indicated, the high and low stock prices for our common stock as reported by the NASDAQ.com. These quotations may represent prices between dealers without adjustment for retail markups, markdowns, or commissions and may not represent actual transactions.

	Sales Price of Common Stock
Quarter ended	High	Low
June 30, 2013	$0.76	$0.60
March 31, 2013	$0.875	$0.502
December 31, 2012	$1.15	$0.66
September 30, 2012	$0.98	$0.73
June 30, 2012	$0.90	$0.62
March 31, 2012	$1.05	$0.30
December 31, 2011	$0.63	$0.32
September 30, 2011	$0.75	$0.35
June 30, 2011	$1.44	$0.25

Stockholders

As of August 21, 2013 there were 182 stockholders of record of our common stock. Our transfer agent is Worldwide Stock Transfer, LLC. The transfer agent’s address is 1 University Plaza, Suite 505, Hackensack, NJ 07601.

The offering will have no effect on the amount and percentage of present holdings of shares of common stock held by any 5% beneficial owners, directors and nominees and directors and officers as a group.

Dividends

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors. As of the date of this prospectus, we have never declared or paid cash dividends on our common stock, and we do not anticipate paying dividends in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition, and other relevant factors that our Board of Directors may deem relevant. Our accumulated deficit currently limits our ability to pay dividends.

DILUTION

Our unaudited pro forma net tangible book value as of June 30, 2013, was negative $(4,364,362), or approximately $(0.07) per share of common stock based upon 62,795,106 shares outstanding and excluding any shares of common stock covered by this Prospectus that were issued prior to June 30, 2013. Net tangible book value per share is determined by dividing such number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets less total liabilities. After giving effect to the sale of our common stock in the 2012 Equity Offering for which the Company received proceeds of $3,727,440 for the shares issued and approximately $0.90 per share for each warrant share exercised, less offering expenses payable by us of approximately $269,000, our pro forma as adjusted net tangible book value at June 30, 2013 would have been approximately negative $(391,000), or $(0.01) per share. This represents an immediate increase in net tangible book value of approximately $0.06 per share to our existing stockholders, and an immediate dilution of $(0.79) per share to investors purchasing common stock in the 2012 Equity Offering.

The dilutive effect of the Equity Line of Credit will be dependent on the actual purchase price that will be determined at the time of each put. To illustrate this dilutive effect, the following three scenarios are described using various purchase prices with the assumption that the full $2,000,000 of common stock is purchased at such prices.

•	Scenario 1 - At an assumed purchase price of $0.6402 ($0.66 market price after giving effect to 3% discount) per share, we will be required to issue an aggregate of 3,124,024 shares of common stock.
•	Scenario 2 - At an assumed purchase price of $0.7275 ($0.75 market price after giving effect to 3% discount) per share, we will be required to issue an aggregate of 2,749,141 shares of common stock.
•	Scenario 3 - At an assumed purchase price of $.97 ($1.00 market price after giving effect to 3% discount) per share, we will be required to issue an aggregate of 2,061,856 shares of common stock.

The following table illustrates the per share dilution associated with the 2012 Equity Offering and each of the above Equity Line of Credit scenarios:

	2012	Equity Line of Credit
	Equity Offering	Scenario 1	Scenario 2	Scenario 3
Assumed public offering price per unit	$0.78	$0.66	$0.75	$1.00
Net tangible book value per share as of June 30, 2013, as adjusted	$(0.07)	$(0.07)	$(0.07)	$(0.07)
Net tangible book value per share after the offering	$(0.01)	$0.02	$0.02	$0.02
Dilution per share to investors	$0.79	$0.64	$0.73	$0.98

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our financial statements and related notes contained elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those set forth under Risk Factors.

Overview

Abtech Holdings was incorporated in the State of Nevada on February 13, 2007 under the name “Laural Resources, Inc.” On February 10, 2011, Abtech Holdings consummated the Merger with AbTech Industries, pursuant to the Merger Agreement. Prior to the Merger, Abtech Holdings was a development stage company engaged in the business of acquiring and developing mineral properties, and a public reporting “shell company,” as defined in SEC Rule 12b-2 under the Exchange Act. As a result of the Merger, Abtech Holdings acquired all of the issued and outstanding common stock of AbTech Industries (through a reverse acquisition transaction) in exchange for the stockholders of AbTech Industries acquiring a 78% ownership interest in Abtech Holdings, AbTech Industries became Abtech Holdings’ majority-owned subsidiary, and Abtech Holdings acquired the business and operations of AbTech Industries.

Abtech Holdings and its subsidiaries are involved in the business of providing water treatment solutions to address the contamination of water resources that occurs in stormwater runoff, oil and gas extraction and mining operations, and other industrial operations with the objective of making such water streams dischargeable or reusable. ABHD is the parent holding company. Its subsidiary, AbTech, is the operating company that manufactures and sells water treatment products, many of which incorporate its patented Smart Sponge technology. ABHD’s other operating subsidiary, AEWS, provides engineering services to assist government and industry in developing effective solutions to their specific water treatment needs. ESC is a dormant subsidiary that holds a patent regarding sensor array technology designed to detect impurities in water flows.

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based on and relates only to AbTech Industries, its subsidiaries and the operations of Abtech Holdings occurring after the Merger. Prior to the consummation of the Merger, Abtech Holdings was a “shell company” that did not have an active business and its results of operations are immaterial and are not included in the discussion below. Key factors affecting AbTech Industries’ results of operations during the periods covered in this section include revenues, cost of revenues, operating expenses and income, and taxation.

For accounting purposes, the Merger transaction has been accounted for as a reverse acquisition, with AbTech Industries as the acquirer. The consolidated financial statements of Abtech Holdings as of and for the year ended December 31, 2012 represent a continuation of the financial statements of AbTech Industries, with one adjustment, which is to retroactively adjust the legal capital of AbTech Industries to reflect the legal capital of Abtech Holdings. See Note 1 of the December 31, 2012 Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Results of Operations

We generate revenues by selling water filtration products that treat contaminated water so that it can either be discharged or reused. All of our current products include some form of Smart Sponge filtration media, which we manufacture. Our products include a variety of designs and sizes to effectively address many applications where water treatment is needed. In 2012, our Ultra-Urban Filter products accounted for approximately 45% of product sales and our Smart Pak products accounted for approximately 37% of product sales. We sell our products to distributors, contractors and end-users.

Comparison of the years ended December 31, 2012 and 2011

Revenue

Revenues increased by approximately 33% in 2012. However, the significant sales growth expected by the Company in 2012 did not materialize due to the continued effects of a worldwide economic downturn, municipal funding issues that stalled many projects, unexpected delays with new product developments and challenges encountered in setting up public private partnerships (“P3s”) for large municipal projects. Going forward the Company continues to expect significant sales growth as economic conditions improve, programs for public private partnerships are further developed and replicated, and opportunities to expand into new markets for produced water and other industrial applications of the Smart Sponge technology are pursued. The Company’s major distributor in the stormwater market, Waste Management, Inc. (“WMI”) continues to work with the Company to establish large municipal projects using P3 programs and other structures to facilitate the funding of such projects for municipalities. In December 2012, the Company announced the signing of its first letter of intent with a municipality for a P3 stormwater project. These programs are proving to take much longer to develop and get approved than previously anticipated, but the Company believes that the opportunity to generate significant new revenues in this area continue to be worth pursuing and plans to continue its efforts with WMI to gain market acceptance with municipal customers.

In 2012, two stormwater customers that replaced or expanded prior installations of Smart Sponge products accounted for approximately 20% and 14%, respectively, of sales revenue. In 2011, the Company recorded approximately $77,000 of revenue (approximately 14% of total revenue) resulting from the forfeiture of a prepayment made by a distributor in 2007 to secure exclusive geographic marketing rights under a distribution agreement. Under the terms of the distribution agreement, the distributor was allowed to apply the prepaid fee to purchases of AbTech Industries products for a limited period of time. As of December 31, 2011, the distributor forfeited the $77,000 unused balance of the prepayment and the Company recorded it as revenue. The increase in revenue from 2011 to 2012 of approximately $180,000 is due entirely to the volume and mix of products sold. The Company’s pricing did not change materially during 2012.

Gross Margins

The gross margins of approximately 32% and 14% for 2012 and 2011, respectively, reflect a significant improvement for 2012 but are well below the gross margins that we would expect if the Company were operating near full capacity. If the Company can spread the overhead costs of operating the facility over a larger base of produced products, the margins would be expected to improve significantly. Our current manufacturing facility is capable of producing approximately 75,000 pounds of Smart Sponge material per month. We operated at approximately 3% and 2% of manufacturing capacity in 2012 and 2011, respectively. We do not currently have plans to reduce excess manufacturing capacity, and we anticipate that the excess capacity will continue to adversely affect gross margins until product sales increase substantially. We are also exploring alternative manufacturing procedures that could significantly increase the production capacity of our existing facility.

The polymers we use to manufacture Smart Sponge material are produced by the petrochemical industry and use crude oil as a primary raw material. Accordingly, fluctuations in the price of crude oil can have a direct and significant impact on the cost of the polymers we use. For example, in late 2011, we purchased an additional stock of one of these polymers at a price that was 2.1 times the cost of the same polymer when it was last purchased prior to 2010. Before this price increase, the cost of these polymers represented approximately 5.1% of the list selling price of a typical Ultra Urban Filter (2.5% for antimicrobial version) and approximately 6.3% of the list selling price of a typical Smart Pak insert (3.1% for antimicrobial version). After the price change, the cost of polymers as a percentage of list selling price increased to 9.2% for Ultra-Urban Filters (4.5% for antimicrobial version) and 11.5% for Smart Pak inserts (5.7% for antimicrobial version). These percentages vary by product sold depending on the size of the product and the amount of Smart Sponge media used in the product. The Company establishes its list selling prices taking into consideration the cost of the component materials (including polymers), competitive factors and other market conditions. The cost of the polymers used in the Smart Sponge products accounted for approximately 17.0 % and 10.6% of the total cost of revenues in 2012 and 2011, respectively. While the Company has no contractual right to pass along fluctuations in raw material costs to customers, it does have the right to change selling prices from time to time by giving distributors 30 days advance notice.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $1,579,000 (51%) in 2012 compared to 2011. Payroll and employee benefit expenses accounted for approximately $620,000 of this increase reflecting a net increase of nine employees during the year, seven of which were involved in business development activities. Stock-based compensation expense accounted for approximately $536,000 of increased expenses in 2012 and resulted from the vesting in 2012 of stock options granted in 2011 and 2012 to officers and directors of the Company. The Company’s subsidiary, AEWS, opened a new office in North Carolina in 2012 which increased rent expense by approximately $66,000 in 2012. The Company also increased its expenditures in 2012 for consulting related to regulatory and other government affairs matters by approximately $59,000. Expenses related to travel and tradeshows increased by approximately $146,000 in 2012, due to both the increased business development activities and travel related to various finance and investor relations activities. Other investor relations expenses increased by approximately $147,000 in 2012 due primarily to fees paid to investor relations consultants. Insurance costs increased in 2012 by approximately $49,000 as the Company modified its liability insurance coverage as deemed appropriate for a public company with expanding operations.

Research and development expenses

The Company’s R&D expenditures for the years ended December 31, 2012 and 2011 were $851,999 and $634,109, respectively. The Company’s primary R&D focus in 2011 and 2012 has been new products using the Smart Sponge technology in applications for the treatment of produced water, and other industrial applications. These efforts involved a significant amount of product testing in the lab and in the field with corresponding costs for personnel (employees and consultants), fees for lab analysis, equipment rental and travel costs. Overall, these costs were approximately $218,000 higher in 2012 than 2011 primarily due to approximately $143,000 of costs associated with decommissioning equipment for one of the field tests and the addition of one employee to support research and development activities. In addition, the Company incurred a $75,000 charge for payments made during the year to pursue, from a third party, marketing rights to a technology that the Company tested and concluded was not ready for market applications.

Other income (expense)

Interest expense increased from $2,078,704 in 2011 to $4,189,707 in 2012. The various components of interest expense that accounted for the increase are summarized in the table below:

Interest Components	2012	2011
Interest accrued on notes outstanding and other finance charges.	$694,906	$155,255
Amortization of the note discount created by the bifurcation of the warrant liability at the time the convertible promissory notes were issued.	1,357,134	159,657
Interest imputed on promissory notes issued with beneficial conversion terms.	1,200,433	1,620,955
Amortization of the deferred financing costs related to the private offerings in which the convertible promissory notes were sold.	937,234	142,837
TOTAL INTEREST EXPENSE	$4,189,707	$2,078,704

Other income includes a loss of $944,291 for 2012 and a gain of $242,052 in 2011 on the valuation of the warrant liability. The warrant liability represents the estimated fair value of certain bifurcated warrants issued in conjunction with secured notes sold by the Company during 2011 and 2012. The Company revalues this warrant liability at each balance sheet date using the Black-Scholes valuation model. Any change in value is recorded as a gain/loss on valuation of warrant liability. As of December 31, 2012, the entire balance of the warrant liability had been reclassified to additional paid-in capital. Consequently, these warrants will no longer require revaluation at each balance sheet date and the associated gain/loss on such valuation is not expected to recur in the future.

Comparison of the six months ended June 30, 2013 and 2012

Revenues

Revenues for the six months ended June 30, 2013 decreased by $246,189 (51%), compared to revenues in the same period of the prior year, due entirely to a reduction in the volume of products sold. These revenue figures reflect the challenges the Company has met in moving projects forward in the face of continued funding constraints for new municipal and federal facility stormwater projects and the complexities of developing public private partnerships (“P3s”) for large municipal projects. The Company continues to focus its efforts on these large projects that could have a significant impact on revenue. However, the timing of such revenue realization is difficult to project.

The Company continues to work with its distributor, Waste Management, Inc. (“WMI”), to bring other large municipal projects to fruition, and while significant effort was expended during the first half of 2013 to move these projects ahead, no new projects were announced in that time frame. The Company has also submitted various proposals for produced water applications in the oil and gas and mining industries. We expect that these proposals, if awarded to the Company, could begin to affect revenue in the third quarter of 2013.

Gross Margin

The Company’s gross margin on sales decreased from 35% for the six months ended June 30, 2012 to 19% for the same period of 2013. This reduction in gross margin is the direct result of decreased levels of production in the first half of 2013 that caused excess capacity costs to flow through to cost of revenues. The Company operated at approximately 3% of operating capacity for the six months ended June 30, 2013 and expects that such excess capacity will continue to adversely affect gross margins until product sales increase with a corresponding increase in product manufacturing.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by approximately $289,000 or 13% in the first half of 2013 as compared to the same period in 2012. These increases were due primarily to the addition of approximately $225,000 of operating costs for the new subsidiary, AEWS, and a continued expansion of our business development effort. Cost increases related to the business development effort amounted to $98,000 for payroll costs, $83,000 for consulting costs related to sourcing new opportunities and preparing corresponding proposals, $40,000 for travel and trade show expenses and $19,000 for legal fees. Other cost increases in the first six months of 2013 compared to the same period of the prior year included auditing costs ($22,000) due primarily to registration statement filings with the SEC, and compensation costs ($17,000) related to the vesting of stock options granted to members of the Company’s Advisory Board. The Company decreased its expenditures for public relations ($176,000) and government affairs ($33,000) in the first half of 2013 compared to the same period of 2012.

Research and development expenses

Research and development expenses decreased by approximately $33,000 (8%) for the six month period ended June 30, 2013 as compared to the same period of the prior year. The higher expenses in 2012 were primarily attributable to field testing conducted in that year for produced water applications using Smart Sponge.

Other income (expense)

Interest expense decreased substantially for the six months ended June 30, 2013 as compared to the same period of 2012. The various components of interest expense that accounted for the decrease are summarized in the table below:

Interest Components	2013	2012
1. Interest accrued on notes outstanding and other finance charges.	$18,583	$415,106
2. Amortization of the note discount created by the bifurcation of the warrant liability at the time the convertible promissory notes were issued.	1,475	785,480
3. Interest imputed on promissory notes issued with beneficial conversion terms.	-	426,144
4. Amortization of deferred financing costs related to private offerings of debt	5,064	600,105
TOTAL INTEREST EXPENSE	$25,122	$2,226,835

Included in other income (expense) for the six months ended June 30, 2012 was a loss of $678,755 on the valuation of a warrant liability. The warrant liability represented the estimated bifurcated value of certain warrants issued in conjunction with convertible promissory notes sold by the Company during 2011 and 2012. The Company revalued this warrant liability at each balance sheet date resulting in a gain or loss for the period. As of December 31, 2012, the warrant liability had been reclassified to additional paid-in capital due to the expiration of certain factors that had originally qualified the warrants to be classified as a derivative, and was, therefore, not revalued as of June 30, 2013. Accordingly, there is no gain or loss recorded for the six months ended June 30, 2013.

Comparison of the three months ended June 30, 2013 and 2012

Revenues

Revenues for the three months ended June 30, 2013 decreased by $106,219 (44%) compared to revenues in the same period of the prior year. As with year to date sales, these revenue figures reflect the challenges the Company has met in moving projects forward in the face of continued funding constraints for new municipal and federal facility stormwater projects and the complexities of developing public private partnerships (“P3s”) for large municipal projects. The reduction in revenue for this period was due entirely to the volume of products sold.

Gross Margin

The Company’s gross margin on sales of 32% for the three months ended June 30, 2013 was comparable to the 36% gross margin reported for the same period of the prior year and represents a significant improvement from the gross margin of 1% reported in the first quarter of 2013. The quarter to quarter fluctuations in gross margin percentages reflect the high sensitivity of gross margins to production levels and the corresponding absorption of fixed production costs by the units produced. Unabsorbed production costs drive the gross margin down in periods of low production as seen in the first quarter of 2013.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by approximately $59,000 or 4% for the three months ended June 30, 2013 as compared to the same period in 2012. Although expenses increased in 2013 for the operations of AEWS ($99,000), payroll costs ($48,000) and consulting fees ($70,000), these expense increases were more than offset by expense reductions for Public Relations ($206,000) and Investor Relations ($45,000).

Research and development

Research and development costs decreased by approximately $23,000 or 9% for the three months ended June 30, 2013 as compared to the same period of the prior year due to the nearly $70,000 of expenses for field testing of produced water products in the second quarter of 2012 that were not repeated in 2013. These cost savings were partially offset by the cost of increased in-house testing of various products and applications during the second quarter of 2013.

Other income (expense)

Interest expense decreased substantially for the three months ended June 30, 2013 as compared to the same period of 2012. The various components of interest expense that accounted for the decrease are summarized in the table below:

Interest Components	2013	2012
1. Interest accrued on notes outstanding and other finance charges.	$9,254	$227,653
2. Amortization of the note discount created by the bifurcation of the warrant liability at the time the convertible promissory notes were issued.	1,474	461,732
3. Interest imputed on promissory notes issued with beneficial conversion terms.	-	311,786
4. Amortization of deferred financing costs related to private offerings of debt	2,532	341,243
TOTAL INTEREST EXPENSE	$13,260	$1,342,414

Included in other income (expense) for the three months ended June 30, 2012 was a gain of $238,153 on the valuation of a warrant liability. The warrant liability represented the estimated bifurcated value of certain warrants issued in conjunction with convertible promissory notes sold by the Company during 2011 and 2012. The Company revalued this warrant liability at each balance sheet date resulting in a gain or loss for the period. As of December 31, 2012, the warrant liability had been reclassified to additional paid-in capital due to the expiration of certain factors that had originally qualified the warrants to be classified as a derivative, and was, therefore, not revalued as of June 30, 2013. Accordingly, there is no gain or loss recorded for the three months ended June 30, 2013.

Liquidity and Capital Resources

Liquidity

The Company had working capital of approximately $645,000 at December 31, 2012, compared to a working capital deficiency of approximately $2,645,000 at December 31, 2011. This improvement in working capital during 2012 is primarily the result of the additional short-term debt financing of $2.6 million that occurred in February 2012 and the private offering of $3.7 million of common stock that occurred in September 2012. In addition, during 2012, approximately $7.3 million of short term debt, including approximately $522,000 of accrued interest, converted to common stock.

As of June 30, 2013, the Company had a working capital deficiency of approximately $638,000 compared to a working capital surplus of approximately $645,000 at December 31, 2012. The change from a working capital surplus to a deficiency is primarily attributable to the use of cash for operations. The Company’s cash balance decreased from $2,543,898 at December 31, 2012 to $222,730 at June 30, 2013. This June 30, 2013 cash balance represents less than one month of the Company’s historical monthly cash used for operations and evidences the Company’s need to raise additional capital in the short-term.

To date, the Company has not generated sufficient revenue to cover its operating costs and continues to operate with negative cash flow. While we expect to achieve significant sales growth over the long-term, continued negative cash flow from operations is expected in the short-term. The Company will require additional capital to maintain current operations until the Company achieves the sales growth necessary to cover operating costs. In addition, if rapid sales growth is achieved, the Company may be required to enter into working capital financing arrangements. We anticipate that a financing facility, secured by inventory and accounts receivable, will be the most likely means the Company will use to finance inventory and accounts receivable if the Company experiences rapid sales growth. The Company does not currently have such a facility in place and there is no assurance that such a facility can be secured when needed.

Operations in 2012 and 2011 were funded primarily by proceeds from the issuance of (i) AbTech Industries convertible promissory notes (the “AbTech Notes”), (ii) short-term loans, (iii) Abtech Holdings convertible notes and warrants (the “ABHD Notes”), (iv) AbTech Holdings secured convertible promissory notes and warrants (the “Secured Notes”) and (v) ABHD common stock. These net proceeds amounted to $6,270,337 in 2012 and $7,322,100 in 2011.

Of the proceeds received in 2011, $500,000 was received from a director of the Company who also was paid $200,000 for repayment of a non-interest bearing convertible note issued by AbTech Industries in 2008. The AbTech Notes are convertible into shares of AbTech Industries’ Series A preferred stock at a conversion rate of $3.75 per share. The Series A preferred stock is convertible into shares of Abtech Holdings common stock at a rate of 5.32 shares of Abtech Holdings common stock for each share of AbTech Industries Series A preferred stock.

In April 2013, the Company completed a transaction (the “Transaction”) wherein the Company assigned to new investors its right to repurchase eleven outstanding convertible promissory notes issued by AbTech (the “AbTech Notes”). The AbTech Notes were all non-interest bearing with an aggregate principal amount of $1,856,000 and maturity dates ranging from March 31, 2013 to May 11, 2014. The new investors purchased the AbTech Notes pursuant to Assignment and Assumption Agreements whereby they agreed to immediately convert the AbTech Notes into shares of Series A preferred stock of AbTech Industries, Inc. in accordance with the conversion terms of the AbTech Notes and then to further convert the shares of Series A preferred stock into shares of the Company’s common stock as provided for in the terms of the Company’s merger with AbTech Industries, Inc. that occurred in February 2011. The transaction was a cashless transaction for the Company handled by an escrow agent for the buyers and sellers of the Notes. As a result of the transaction, the Company reduced its outstanding convertible debt by $1,856,000 and issued 2,649,640 shares of its common stock.

In June, 2013, the Company entered into a Bridge Loan Promissory Note (the “Bridge Note”) whereby the Company is entitled to borrow up to $500,000 from the Bridge Note holder. As of June 30, 2013, the Company had borrowed $250,000 pursuant to this Bridge Note and on July 12, 2013 the Company borrowed the additional amount of $250,000 representing the maximum borrowing allowed under the Bridge Note. The Bridge Note has an interest rate of 6.5% and matures on October 1, 2013. The Company intends to enter into a working capital facility secured by future revenues and use the proceeds to repay the Bridge Note and fund operations as such revenues are generated. There is no assurance that the Company will be successful in securing such a working capital facility.

On June 25, 2013, the Company entered into an agreement (the “Investment Agreement” or “Equity Line of Credit”) with Dutchess Opportunity Fund, II, LP (“Dutchess”) whereby Dutchess is irrevocably committed to purchase up to $2 million of ABHD common stock from the Company over the course of 36 months. The Company may draw on the Equity Line of Credit from time to time, as and when it determines appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that the Company is entitled to put in any one notice is the greater of (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $200,000. We have no obligation to utilize the full amount available under the Equity Line of Credit. The Company chose this form of financing facility because of the flexibility it affords in meeting future cash requirements that are difficult to project at this stage of the Company’s development. The Company believes it is likely that it will use a significant portion of the Equity Line of Credit but intends to draw on the Equity Line of Credit only as needed to meet immediate capital requirements that are not met with other sources of capital. Accordingly, the Company limited the amount of the Equity Line of Credit to $2,000,000, which represents approximately five months of historical cash used in operations. As of June 30, 2013, the Company had not sold any shares under the Equity Line of Credit.

On August 8, 2013, the Company borrowed $600,000 pursuant to a secured convertible promissory note with an interest rate of 6.5% per annum, a term of 90 days and a feature that allows conversion into shares of the Company’s common stock at a conversion rate of $0.70 per share.

Our balance sheet at December 31, 2012, shows approximately $398,000 of inventory compared to $528,000 at December 31, 2011. This reduction of inventory during 2012 had a favorable impact on cash flow but increased the potential future cash requirement to build sufficient inventory to support product sales. At June 30, 2013, inventory increased to $448,701 as the Company replenished its stock of polymer raw materials. At June 30, 2013 and December 31, 2012, AbTech Industries had customer deposits of $54,363 and $41,584, respectively, representing prepayments by certain customers for future product orders. Future sales to these customers will not generate positive cash flow until the prepayments are depleted.

Comparison of cash flows for the years ended December 31, 2012 and 2011

Operating Activities

The Company had negative cash flow from operations in 2012 of approximately $4.8 million compared to negative cash flows from operations of $3.9 million in 2011. The increase in negative operating cash flow from 2011 to 2012 is primarily the result of increased operating expenses in 2012, as discussed above under “Results of Operations.” The Company’s negative cash flow from operations in 2012 and 2011 is the result of the Company incurring the costs of developing and marketing its products in various targeted markets in advance of the expected resultant sales revenues. The Company believes that as distribution channels mature, economic conditions improve and targeted market applications are proven and accepted, the Company will be able to generate sufficient revenue to generate positive cash flow from operations, but can provide no such assurances.

Investing Activities

The Company had capital expenditures of $36,633 in 2012 and $11,606 in 2011. As of December 31, 2012, the Company had no commitments for future capital expenditures. However, if the Company is successful in achieving significant sales growth in 2013, it may need to expand its manufacturing capacity or outsource some of its manufacturing. The Company believes that developing activities with distributors and new market opportunities for its products make such sales growth possible in 2013 and that such growth may cause the Company to exceed its current manufacturing capacity by the end of 2013. Accordingly, the Company is currently considering options for expanding manufacturing capacity with additional equipment and improved production efficiencies or outsourcing some of its manufacturing. The Company estimates that it could double its current manufacturing capacity for approximately $250,000 and accommodate an annual sales rate of over $20 million.

Financing Activities

Net cash provided by financing activities for the years ended December 31, 2012 and 2011 amounted to $5,988,788 and $5,320,566, respectively. The net cash provided by financing activities for the year ended December 31, 2012 includes proceeds of $3,450,338 (excluding financing costs of $277,102) from the sale of common stock and warrants, $220,000 from the exercise of warrants, and $2,600,000 from the sale of promissory notes and warrants. During 2012, $275,000 of cash was used to repay convertible promissory notes. During 2012, the Company entered into a capital lease for approximately $11,600 of furniture used in the new AEWS facility.

Comparison of cash flows for the six months ended June 30, 2013 and 2012

Operating Activities

The Company had negative cash flows from operations for the six months ended June 30, 2013 of approximately $2,549,394 compared to negative cash flows from operations of $2,324,964 in the same period of 2012. The increase in negative cash flow from operations is primarily due to a $382,000 increase in the operating loss for the six months ended June 30, 2013 compared to the same period of 2012. This increase in negative cash flow from operations was partially offset by an increase in accounts payable of $116,000 and an increase in accrued liabilities of $90,000. During the six months ended June 30, 2013, the Company experienced an $84,000 increase in accounts receivable (due largely to one sale of approximately $70,000 shipped near the end of the quarter) and a $51,000 increase in inventory which also contributed to the increase in negative cash flow for the period.

Investing Activities

The Company had approximately $17,100 of capital expenditures for the six months ended June 30, 2013 compared to $24,500 for the same period of 2012. As of June 30, 2013, the Company had no commitments for any material future capital expenditures. However, if the Company is successful in achieving significant sales growth in the second half of 2013, it may need to expand its manufacturing capacity or outsource some of its manufacturing. The Company is currently considering both options.

Financing Activities

In February 2012, the Company completed the final closing of a private offering that raised $2.6 million from the sale of convertible promissory notes and warrants. During the six months ended June 30, 2013 the Company made $1,847 of scheduled payments pursuant to an outstanding capital lease, reduced the amount due to related party by $2,778 and borrowed $250,000 pursuant to the Bridge Note referenced in the discussion under “Liquidity” above.

Going Concern and Management’s Plans

The accompanying December 31, 2012 consolidated financial statements and the interim condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As discussed in Note 2 to the accompanying December 31, 2012 consolidated financial statements, we have not achieved a sufficient level of revenues to support our business and have suffered substantial recurring losses from operations since our inception. These factors raise substantial doubt about the Company’s ability to continue operations as a going concern. As such, the Company’s independent registered public accounting firm has expressed an uncertainty about the Company’s ability to continue as a going concern in their opinion attached to the accompanying December 31, 2012 consolidated financial statements. The accompanying December 31, 2012 consolidated financial statements and the interim condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern. Management believes that the Company’s ability to continue as a going concern will be dependent on its ability to generate significant sales growth in the short term and raise additional capital. The Company’s ability to achieve these objectives cannot be determined at this time. Management’s plans in regard to these matters are described in Note 2 to the accompanying December 31, 2012 consolidated financial statements and in Note 4 to the accompanying June 30, 2013 interim condensed consolidated financial statements. If the Company is unable to generate significant sales growth in the near term and raise additional capital, there is a risk that the Company could default on debt maturing during 2013, and could be required to significantly reduce the scope of its operations if no other means of financing operations are available.

Contractual Obligations

As a smaller reporting company, as defined in Rule 12b-2 of the Exchange Act, Abtech Holdings is not required to provide the information required by this item.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments. Management bases the estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. For any given individual estimate or assumption we make, it is possible that other people applying reasonable judgment to the same facts and circumstances could develop different estimates. Actual results may materially differ from these estimates under different assumptions or conditions.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. As discussed above, certain conditions currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

The methods, estimates, interpretations, and judgments we use in applying our most critical accounting policies can have a significant impact on the results that we report in our consolidated financial statements. The SEC considers an entity’s most critical accounting policies to be those policies that are both most important to the portrayal of the entity’s financial condition and results of operations and those that require the entity’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about matters that are inherently uncertain when estimated.

The following discussion provides supplemental information regarding the significant estimates, judgments and assumptions made in implementing the Company’s critical accounting policies.

Fair value of warrant liability and note discount

The Company bifurcates the value of warrants sold with promissory notes when the warrants meet the characteristics of a derivative. This bifurcation results in the establishment of a warrant liability and a corresponding note discount in the same amount. The warrant liability is originally valued, and subsequently revalued, at each valuation date using the Black-Scholes valuation model because there is no market price available for the warrants. This model uses estimates of volatility, risk free interest rate and the expected term of the warrants, along with the current market price of the Company’s common stock, to estimate the value of the outstanding warrants. The value of these warrants can change significantly as the market price of the underlying common stock changes. At each valuation date, this could result in a gain or loss depending on the change in the market price of the stock, among other factors, from one valuation date to the next. The Company recognized such a loss of $(944,291) for the year ended December 31, 2012, and a gain of $242,052 for the year ended December 31, 2011. When a warrant expires, is exercised or is no longer considered a derivative because the factors that caused the warrant to be characterized as a derivative have changed or expired, the warrant is revalued as of such date and the corresponding value is reclassified to additional paid in capital. During 2012, the factors that had originally qualified the warrants to be classified as a derivative expired. These factors involved certain potential adjustments to the warrant exercise price and number of warrant shares in the event of a Qualified Financing (defined as the sale for cash by the Company of debt or equity securities generating aggregate gross proceeds of at least $5,000,000 which occurs on or before December 7, 2012), or other issuances by the Company prior to a Qualified Financing of common stock or common stock equivalents at a price lower than the exercise price of the warrants. Because neither of these events occurred, the potential adjustments to the conversion price and number of warrant shares expired on December 7, 2012. Accordingly, the warrants no longer qualified as derivatives and the Company reclassified the outstanding warrant liability value of $2,239,242 to additional paid-in capital. In addition, during 2012, the Company reclassified to additional paid-in capital warrant liability amounts of $337,772 for warrants that were exercised during the year. Because the warrant liability had been reclassified to additional paid-in-capital as of December 31, 2012, there was no gain or loss on valuation of warrant liability for the three-months ended March 31, 2013.

The Company used the following assumptions to estimate the fair value of the warrant liability that was reclassified to additional paid in capital during 2012:

Expected volatility	80.42%
Expected dividend yield	0%
Expected term	1.8-2.1 years
Risk-free interest rate	0.72%
Market price of common stock	$0.8695

The assumptions for expected dividend yield, expected volatility and expected term reflect management’s judgment and include consideration of historical experience. Expected volatility is based on historical volatility of the Company’s shares and the historical volatility of public companies or mutual funds operating in similar markets. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Inventory valuation

The Company’s inventory is stated at the lesser of cost or market value of inventory in stock at the valuation date due to obsolescence, slow movement or defects. This estimated valuation requires that management make certain judgments about the likelihood that specific inventory items may have minimal or no realizable value in the future. These judgments are based on the current quantity of the item on hand compared to historical sales volumes, potential alternative uses of the products and the age of the inventory item.

Revenue recognition and allowance for doubtful accounts

There are four factors that the Company uses to determine the appropriate timing of the recognition of revenue. Three of these factors (evidence of arrangement exists, delivery occurs and fee is fixed or determinable) are generally factual considerations that are not subject to material estimates or assumptions. The fourth factor involves judgment regarding the collectability of the sales price. The Company only ships product when it has reasonable assurance that it will receive payment from the customer. When such assurance is not available, the Company will require payment in advance. The assessment of a customer’s credit-worthiness is reliant on management’s judgment regarding such factors as previous payment history, credit rating, credit references and market reputation. If any sales are made that ultimately become uncollectible, the Company charges the uncollected amount against a reserve for uncollectible accounts. This reserve is established and adjusted from time to time based on management’s assessment of each outstanding receivable and the likelihood of it being collected.

Stock-based compensation

The Company uses the Black-Sholes model to estimate the value of options and warrants issued to employees and consultants as compensation for services rendered to the Company. This model uses estimates of volatility, risk free interest rate and the expected term of the options or warrants, along with the current market price of the underlying stock, to estimate the value of the options and warrants on the date of grant. In addition, the calculation of compensation costs requires that the Company estimate the number of awards that will be forfeited during the vesting period. The fair value of the stock-based awards is amortized over the vesting period of the awards. For stock-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

The following table summarizes the weighted average of fair value and the significant assumptions used in applying the Black-Scholes model for options granted in 2012 and 2011:

	2012	2011
Weighted average of fair value for options granted	0.36	0.27
Weighted average assumptions used:
Expected dividend yield	0.0%	0.0%
Expected volatility	85.0%	81.5%
Risk-free interest rate	0.7%	1.9%
Expected life (in years)	2.3	5.0

The assumptions for expected dividend yield, expected volatility and expected term reflect management’s judgment and include consideration of historical experience. Expected volatility is based on historical volatility of the Company’s shares. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Accounting for conversion options and imputed interest

The convertible promissory notes issued by the Company provide the note holders an option to convert the notes into the Company’s common stock at a set price. The value of these options has not been bifurcated from the value of the related notes because management has determined that such bifurcation is not required under accounting principles generally accepted in the United States due to the specific terms of the conversion option and management’s estimate that the underlying shares would not be readily convertible into cash. However, whenever such conversion options represent a right to convert at a price that is less than the market price at the date of issuance, the Company imputes the value of such beneficial conversion feature and charges it to interest expense over the term of the note.

OUR BUSINESS

Overview and Recent Events

Abtech Holdings was incorporated in Nevada on February 13, 2007 under the name “Laural Resources, Inc.” and was initially engaged in the business of acquiring and developing mineral properties. Subsequent to its fiscal year ended May 31, 2010, Laural Resources, Inc. decided to change its business focus to clean technology products and services, specifically in the water clean-up sector. In furtherance of its business objectives, effective June 14, 2010, Laural Resources, Inc. merged with its wholly owned subsidiary, Abtech Holdings, Inc., for the purpose of effecting a name change to “Abtech Holdings, Inc.” On October 21, 2010, the Company’s Board of Directors changed the Company’s fiscal year end from May 31 to December 31.

On February 10, 2011, the Company closed a merger transaction with AbTech Industries, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger by and among Abtech Holdings, Abtech Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of Abtech Holdings and AbTech Industries.

As a result of the Merger, Abtech Holdings acquired all of the issued and outstanding common stock of AbTech Industries (through a reverse acquisition transaction) in exchange for the common stockholders of AbTech Industries acquiring an approximate 78% ownership interest in Abtech Holdings, AbTech Industries became a majority-owned subsidiary of Abtech Holdings, and Abtech Holdings acquired the business and operations of AbTech Industries.

Abtech Holdings was a “shell company” prior to the Merger and did not conduct an active trade or business. From and after the consummation of the Merger on February 10, 2011, Abtech Holdings’ primary operations consisted of the business and operations of AbTech Industries. Because Abtech Holdings was a shell company at the time of the Merger, we filed with the SEC on February 14, 2011, a “super” Form 8-K that disclosed information required by Item 2.01(f) of Form 8-K (being information that would be required if we had filed a general form for registration under Form 10 under the Exchange Act).

For accounting purposes, the Merger transaction has been accounted for as a reverse acquisition, with AbTech Industries as the acquirer. The consolidated financial statements of Abtech Holdings for the years ended December 31, 2012 and 2011 represent a continuation of the financial statements of AbTech Industries, with one adjustment, which is to retroactively adjust the legal capital of AbTech Industries to reflect the legal capital of Abtech Holdings. See Note 1 of the Consolidated Financial Statements on page F-7 of this prospectus.

AbTech Industries has developed a variety of products that leverage its cornerstone filtration media technology called Smart Sponge®. This patented technology’s oil absorbing capabilities make it highly effective as a filtration media to remove hydrocarbons and other pollutants from water. AbTech Industries is currently manufacturing its products and is marketing them into a variety of markets resulting in over 15,000 products installed in 36 states and 8 countries to date.

AbTech Industries developed the Smart Sponge media, a patented polymer technology that effectively removes pollutants from water and encapsulates them so that they cannot be released back into the water, even under high pressure. AbTech Industries has expanded the original capability of the Smart Sponge technology by adding an antimicrobial agent that has proven to be effective in reducing coliform bacteria found in stormwater, industrial wastewater and municipal wastewater while maintaining its oil-absorbing capability. This expanded technology, known as Smart Sponge Plus, provides an effective solution to municipalities and other entities faced with beach closures and other hazards of bacteria-laden stormwater. This antimicrobial capability differentiates Smart Sponge Plus products from competitive stormwater treatment devices. It can be engineered to treat massive amounts of water runoff in end-of-pipe applications, such as drainage vaults or other configurations. In July 2010, AbTech Industries received notification from the EPA that AbTech Industries’ application to register Smart Sponge Plus as a pesticide under the Federal Insecticide, Fungicide and Rodenticide Act had been conditionally approved. See “Regulatory” below in this item.

AbTech Industries’ business is subject to several significant risks, any of which could materially adversely affect its business, operating results, financial condition, and the actual outcome of matters as to which it makes forward-looking statements. See “Risk Factors.” beginning at page 5 of this prospectus.

Technologies

Smart Sponge

AbTech Industries has developed and patented its core Smart Sponge technologies based on a proprietary blend of synthetic polymers aimed at the removal of hydrocarbons and oil derivatives from surface water. The removal process starts with the physical contact between polymer and contaminant and the consequent adsorption (physical interaction, contaminant distributed on surface of adsorbing material) or absorption (contaminant distributed throughout the absorbing material). The absorption/adsorption process is determined by several polymer parameters (e.g., composition and structure, flexibility of the chain and molecular weight), as well as physical parameters (e.g., polymer physical form, contaminant molecule size and temperature). While polymer composition is the critical factor in defining the solubility, the polymer structure (amorphous or crystalline) is probably the most important factor in determining the process of absorption or adsorption.

AbTech Industries’ polymers are composed of amorphous products that are able to selectively absorb various hydrocarbons (contaminants) present in water, then stabilize and retain them in a gelified structure. Other traditional sorbent products, with more crystalline structures, can only adsorb the contaminants and don’t have the capability to totally retain them when the sorbent is removed from the water. AbTech Industries’ polymers, in order to selectively remove oil derivatives from water, are oleophilic (strong affinity for oils) and hydrophobic (repel water).

The adsorption/absorption process is also controlled by the physical size of the sorbent as diffusion is fairly proportional to the contact surface between fluid and sorbent. Finely powderized materials show the best absorption but, because of swelling, tend to gel quickly and block the contact of additional fluid with the remaining active sorbent, and are very difficult to handle. In order to overcome this problem and use the sorbent to the maximum capacity, AbTech Industries has developed a patented extrusion process that takes advantage of the different thermal behavior of the polymers used to create entanglements with the amorphous part of the other polymer, bonding the chains of the polymers in a flexible porous structure called Smart Sponge.

The porosity of the Smart Sponge allows the fluid containing the contaminant to penetrate into its structure, and then the polymer chains selectively absorb the hydrocarbon contaminants and stably encapsulate them. Based on the level of contaminant, the entire structure begins to swell (but not collapse into a total gel) while maintaining absorption capabilities well beyond usual levels. Once reaching saturation, the Smart Sponge is easily recoverable and does not leach any of the absorbed contaminant, even in rough water or under pressure, giving it less expensive disposal options such as recycling through a waste-to-energy facility. The Smart Sponge can absorb, on average, 3.5 times its weight, depending on the contaminant absorbed and remains buoyant permitting it to remain in place until fully saturated. The malleable nature of the Smart Sponge material allows it to be formed into a variety of shapes for optimum effectiveness in a wide variety of contaminated water filtration applications.

The advantages of Smart Sponge based products over competing products include:

-	absorbing rather than adsorbing water-borne hydrocarbons;
-	reducing coliform bacteria found in stormwater, industrial wastewater and municipal wastewater;
-	locking-up or encapsulating the hydrocarbons;
-	transforming the encapsulated pollutant into a solid to prevent leaching;
-	remaining buoyant after the encapsulation in order to permit recovery;
-	oil-soaked product may be recycled as a waste-to-energy fuel source;
-	simpler and less expensive disposal due to classification as a solid “non-hazardous waste”;
-	easy deployment and retrieval; and
-	possesses the ability to harvest energy from contaminated water thereby creating a sustainable media solution.

Due to the ability of Smart Sponge to capture and retain hydrocarbons and other contaminants within its highly porous structure, its performance can best be measured by an in-depth look at the spent material to analyze its composition and the quantity of the various contaminants retained. This type of data cannot be gleaned from the customary random sampling events typically used to test filters. Such tests are often misleading or erroneous due to the non-homogenous concentrations of pollutants in stormwater. Analyzing all contaminants entrapped in the filter over a period of time provides a better indicator of the filter’s true performance. Consequently, AbTech Industries took a more advanced approach and engaged a highly qualified, analytical laboratory to use complex analytical techniques to deconstruct used Smart Sponge polymer and selectively extract all the entrapped contaminants. This in-depth mapping and finger printing of contaminants (a first of its kind in stormwater treatment) is analogous to having a “Black Box” recording of the Ultra-Urban® Filter’s (“UUF’s”) filtration mechanisms and all the contaminants collected in the Smart Sponge material during the time that it is deployed. The results of this analysis were then compared to base tests performed on virgin Smart Sponge material. The difference between the two samples constitutes the contaminants collected by the field deployed Smart Sponge. By extrapolating these results, estimations were made of the total contaminants AbTech Industries’ products prevented from being discharged into open waters for entire installation projects such as those at Norwalk, Connecticut. In Norwalk, 275 Ultra-Urban Filters using Smart Sponge filtration media were installed in storm drains to protect residential, commercial, waterside, and industrial manufacturing settings which flow into Norwalk Harbor. The deconstruction or meltdown of Smart Sponge media samples documented approximately 50 pounds per filter of total contaminants with the presence of several heavy metals (e.g., copper, titanium, and zinc) and a variety of hydrocarbons, (about 32 pounds per filter), including solvents, oils and cosmetic product components as well as chemical plasticizers.

The grand total of contaminants including hydrocarbons and heavy metals removed, extrapolated for the 275 filters, is an estimated 13,530 pounds. Essentially, the installation of the filters prevented the equivalent of an oil spill of 1,200 gallons from entering the Long Island Sound. This analysis demonstrated the effectiveness of AbTech Industries’ products with quantifiable data and added substantially to data provided by other tests that merely tested the difference between influents and effluents.

Smart Sponge Plus

The presence of bacteria in stormwater is a serious problem and poses significant health risks that increasingly result in the contamination of water bodies. Water quality standards for bacteria counts are very strictly monitored in most coastal areas and small increases in bacteria counts can trigger beach closures. The best potential to reduce this bacteria count during rain events is the control and treatment of the stormwater runoff. This control can be achieved by expensive, heavy equipment, such as ultraviolet light or chlorine treatment systems that become cost prohibitive for most municipalities. AbTech Industries has developed a set of cost-effective systems for retrofit into existing stormwater infrastructure, leveraging the antimicrobial capabilities of Smart Sponge Plus. These systems require no electricity or moving parts and create no downstream toxicity effect (a problem that must be mitigated in alternative chemical treatment approaches).

The technological breakthrough in creating Smart Sponge Plus occurred when AbTech Industries developed the capability to bind an antimicrobial agent to its proprietary polymers thereby modifying their surface and adding micro biostatic features while maintaining their oil absorbing capabilities. This enhanced filtration material provides a significant reduction in coliform bacteria and other pathogens frequently found in stormwater and other water streams. AbTech Industries believes that this breakthrough, coupled with additional advancements that have dramatically increased the antimicrobial strength of Smart Sponge Plus, will be key factors in penetrating the stormwater market. Accordingly, AbTech Industries has been issued three U.S. patents that protect the use of Smart Sponge Plus in stormwater filtration applications.

The anti-microbial agent used for this innovative technology is an organosilane derivative that is widely used in a variety of fields including medical, consumables, pool equipment and consumer goods. This anti-microbial agent is registered with the EPA for various applications and has been proven successful in those applications against a wide variety of microorganisms. As further discussed under “Regulatory” on page 43 of this prospectus, AbTech Industries’ Smart Sponge Plus has received a time-limited registration from the EPA under the Federal Insecticide, Fungicide, and Rodenticide Act as an antimicrobial pesticide. Smart Sponge Plus will also act as a fungistatic to control fungus and mildew odor.

The anti-microbial mechanism of Smart Sponge Plus is based on the agent’s electromagnetic interaction with the microorganism cell membrane, causing the disruption of the cell wall of the microorganism, but no chemical or physical change in the agent. Consequently, the anti-microbial agent is not depleted over time, maintains its long-term effectiveness and unlike any other technology (with the exception of ultra-violet light), doesn’t release any chemical or by-product into the treated water.

In manufacturing the Smart Sponge Plus material, the anti-microbial agent is chemically and permanently bound to the polymer surface. In the development process, AbTech Industries has been successful in increasing the amount of anti-microbial agent bound to the polymer thus increasing its antimicrobial potency 2,000% over its first generation strength. In laboratory testing, the current generation of Smart Sponge Plus material, has proven to be not only much more effective in destroying bacteria than the original generation of Smart Sponge Plus material, but also capable of reducing bacteria to meet EPA criteria for bathing and recreational waters in a much shorter period of time (residence time), a very important factor in filtration applications where the contaminated water is in contact with the Smart Sponge material for just a few minutes versus the hours required in a sanitary sewer system.

Engineered Deployment Systems – Stormwater/Wastewater

In conjunction with developing advanced filtration media, AbTech Industries engineers have also developed a variety of deployment systems that can be retrofitted into existing stormwater and wastewater infrastructure. This solves a major problem for municipalities where aging water infrastructure and increasing enforcement of water quality standards (a result of increased awareness of the detrimental environmental and public health effects) pose one of the largest infrastructure headaches in the coming decades. Cities have already determined in the vast majority of cases that so-called centralized solutions are cost-prohibitive or infeasible. These solutions include rerouting combined sewer overflow water and/or even stormwater to sanitation treatment plants for purification (which would also require the construction of additional sanitation treatment plants) or building large central stormwater/wastewater treatment “tunnels” underneath cities. AbTech Industries’ products enable decentralized solutions at the point-of-entry (e.g. stormdrains, etc.) or at the end of stormwater/combined sewer overflow outfall pipes.

AbTech Industries has engineered a variety of point-of-entry systems that can be dropped into storm drains with little or zero infrastructure disruption and end-of-pipe treatment “vaults” that can be built into the existing water lines and treat the flowing water as it passes through.

Smart Sponge versus Commonly Used Non-Advanced Media Filtration

AbTech Industries’ core technologies are highly-engineered advanced material that are chemically selective towards contaminants and, in the case of the antimicrobial material, create biostatic fields to disrupt the cellular membranes of pathogens. These advanced materials enable an entire set of engineered deployment systems that otherwise would be less effective or entirely ineffective using non-advanced materials.

Smart Sponge material has a distinct advantage over traditional polypropylene material for example. In the case of oils and hydrocarbons, once oil comes in contact with the Smart Sponge material it is permanently encapsulated in the structure of the polymer and cannot be released under any amount of pressure. In comparison, polypropylene materials adsorb or form a temporary attachment to water as well as oil, thus making them much heavier and messier to remove releasing both water and oil back into the environment.

Disposal Options

As local conditions, product use and exposure can vary widely, the end user must determine the most appropriate disposal method for a spent Smart Sponge or Smart Sponge Plus’ material. Smart Sponge samples saturated with hydrocarbons both in the lab and in the field have been tested according to the EPA’s Toxicity Characteristic Leaching Procedure (“TCLP”) by the following independent testing facilities: ABC Laboratories, Inc., Aculabs, Inc. and Turner Laboratories, Inc. These tests show that Smart Sponge is a “non-leaching” product. In addition, used Smart Sponge material can be recycled as an energy source with a British thermal unit, or BTU, value ranging from 10,000 to 18,000 based on the type of contaminant absorbed. As a result, Smart Sponge technology affords many cost effective and environmentally friendly disposal options. The following waste disposal and resource recovery industries have accepted spent Smart Sponge materials for disposal and/or recycling:

Waste-to-Energy Facilities (“WTE”). A specialized segment of the solid waste industry has used spent Smart Sponge material as an alternative fuel in the production of electricity. WTE is acknowledged at the federal level as a renewable energy source under the Federal Power Act, Title IV of the Clean Air Act and is a participant in the Department of Energy’s National Renewable Energy Program.

Cement Kilns. This industry has used the spent Smart Sponge material as an alternative fuel in the production process of Portland Cement. This process is considered a beneficial reuse of waste products. The British thermal unit value of spent Smart Sponge material is consistently above the average acceptable levels set for this high temperature process.

Landfills. Used Smart Sponge products have been classified as a solid waste and are commonly accepted at Subtitle D Landfills.

Engineered Systems and Smart Sponge-based Products Being Sold

AbTech Industries’ product lines are marketed under the trade name “Smart Sponge®” and “Smart Sponge Plus.” Smart Sponge Plus includes antimicrobial capability. AbTech Industries' Smart Sponge contains a unique molecular structure which is chemically selective to hydrocarbons, removing approximately three times its own weight. Smart Sponge remains buoyant when saturated and encapsulates hydrocarbons and oils, without leaching. Smart Sponge Plus is similar to regular Smart Sponge except that it is treated with an anti-microbial agent. Because of its antimicrobial properties, Smart Sponge Plus is characterized as a pesticide and is required to be registered with the EPA (See “Regulatory” on page 43 of this prospectus). Under the time limited EPA registration, AbTech Industries is allowed to make the claim that Smart Sponge Plus is capable of reducing coliform bacteria found in stormwater, industrial wastewater, and municipal wastewater. Smart Sponge Plus can be engineered to meet specific performance requirements.

The products described below incorporate the Smart Sponge or Smart Sponge Plus material in one or more of its various forms and are each designed to meet specific market needs. Each of these products is currently being marketed and sold by the Company. We manufacture the Smart Sponge material in our manufacturing facility using polymers procured from the petrochemical industry. We then use this material to complete the final assembly of each product using component parts produced to our specification by outside vendors. Each product has application in each of the Company’s targeted markets discussed further under “Markets,” on page 34 of this prospectus, although the Ultra-Urban filters and water treatment vaults are designed primarily for stormwater applications and the gravity and vessel filters have primary application in industrial and produced water markets.

Smart Sponge Popcorn

The Smart Sponge material can be formed into a variety of physical shapes to optimize its performance in a wide range of filtration applications. The Smart Sponge material is the cornerstone of AbTech Industries’ current products, and AbTech Industries continues to find new applications for its use. When produced in its “popcorn” form (clumps of polymer similar in shape to popcorn), Smart Sponge is an effective filtration media due to its high porosity and favorable hydraulic characteristics. AbTech Industries is currently pursuing the use of Smart Sponge popcorn in end-of-pipe applications such as vaults and other configurations. The Smart Sponge material can also be sold to OEMs and other users to be integrated into many different filtration pressure vessels or gravity flow structures.

Ultra-Urban® Filter

The Ultra-Urban® Filter (“UUF”) with Smart Sponge is an innovative low-cost Best Management Practice (“BMP”) that helps meet National Pollution Discharge Elimination System (“NPDES”) requirements with effective filtration, efficient application, and low maintenance. The UUF is a modular filtration unit (or Catch Basin Insert) designed in a variety of shapes and sizes for use in “curb opening” and “top down” storm drains and is used to treat stormwater runoff for new or retrofitted sites by absorbing oil and grease and capturing trash and sediment.

The UUF is ideal for municipal, industrial and construction applications ensuring compliance with stormwater regulations. The filter comes in three designs: the Curb Opening, Drain Insert, and Customized Drain Insert. The unique micro porosity of Smart Sponge allows the standard sized CO1414 UUF filter a hydraulic flow rate of more than 250 gallons per minute and has proven effective in removing more than 80% of hydrocarbons and total suspended solids (“TSS”) (300 microns or greater).

The unique design of the Curb Opening Series allows crews to easily hang the appropriate number of filters in each drain on a simple mounting bracket. The product is designed with a lateral bypass to utilize each box as well as an overflow capability to eliminate the potential for street flooding in the event of a plugged filter.

The UUF Drain Insert Series offers the same filtration characteristics of the Curb Opening series for stormwater filtration of hydrocarbons, trash and sediment. The unique micro porosity of Smart Sponge allows the DI2020 UUF a hydraulic flow rate of more than 500 gallons per minute, and has proven effective in removing more than 80% of hydrocarbons and TSS (300 microns or greater). These units are designed to be suspended beneath a collar installed under the stormwater grates. This simple design allows easy access for maintenance while eliminating the potential for street flooding in the event of a plugged filter.

Customized drain inserts are available for those customers with shallow drains or requiring deeper bed depths. AbTech Industries’ team of engineers will work with customers to understand the site characteristics, including hydraulics and contamination levels and will confirm the appropriate Smart Sponge bed depth to achieve the project’s filtration goals.

Water Treatment Vaults (using advanced filtration media like Smart Sponge)

AbTech Industries’ water treatment vaults with advanced filtration media such as Smart Paks® are an effective alternative to treating individual catch basins. These easily installed, typically pre-cast vaults are retrofitted into existing stormwater systems and are ideal for stormwater treatment at or near the end of pipe. Vault sizes can be adapted for various flow rates and contamination levels to solve a wide range of stormwater treatment issues.

AbTech Industries can engineer its water treatment vaults for large projects either as stand-alone applications or as part of a treatment train to polish water working with retention ponds or hydrodynamic separators. These engineered solutions can be direct or radial flow, and can easily be adapted to treat first flush while allowing the later flow of a major storm event to pass around the systems to achieve the hydraulic requirements of the watershed.

SMART PAK®

AbTech Industries' Smart Pak is designed for use in new or existing vaults that experience oil and grease pollution accompanied by sediment, trash/debris, hydrocarbons, and coliform bacteria (when specified with Smart Sponge Plus). Smart Paks help users meet and/or exceed stormwater NPDES permit requirements with effective filtration, absorption, life expectancy and maintenance costs. Smart Pak products are constructed out of AbTech Industries' patented Smart Sponge media which is a nonhazardous material, and can be specified for a variety of applications. AbTech Industries' Smart Pak allows Smart Sponge technology to be scaled to virtually any size required in an easy-to-maintain form.

Absorbent Boom and Line Skimmer

AbTech Industries' Tubular Absorbent Booms and Line Skimmers employ the Smart Sponge absorptive technology which rejects water while absorbing even sheen levels of hydrocarbons in low energy flow environments. Tubular Absorbent Booms and Line Skimmers are designed to absorb and permanently encapsulate hydrocarbons resulting in no dewatering of oily water during removal. These products remain completely buoyant, even after being saturated allowing long term deployment and conveniently scheduled removal.

Passive Skimmer

The Passive Skimmer is designed to absorb and encapsulate hydrocarbons by floating directly on the water in catch basins, sumps, oil/water separators, and marine fueling stations. Passive Skimmers are made with Smart Sponge, are packaged in flexible mesh containers, and are available in a variety of sizes.

Bilge Skimmer

The Smart Sponge Non-Leaching Bilge Skimmer is engineered and designed for permanently encapsulating the petroleum hydrocarbons that appear as oily sheen in the engine compartment during normal boat operation. The Bilge Skimmer will absorb the contaminant and allow the boater to discharge clean water from the bilge pump.

Industrial Process Water

AbTech Industries has a variety of solutions for treating industrial process water including gravity filters and pressure vessel filters.  Gravity filters are generally designed using Smart Paks which can be easily replaced once consumed.  All solutions and media bed depths are determined based on flow rate and the level of contaminant in the water.  AbTech Industries also uses a variety of third-party pressure vessels filled with Smart Sponge material as effective filtration devices. Depending on the design and size of the vessel, the Smart Sponge material may be deployed in convenient bag filters for ease of media change out, or it may be installed in loose form requiring change-out with the use of a vacuum truck.

Produced Water Products

AbTech Industries has developed two de-oiling solutions for the produced water market.  The first solution for the removal of free oil is AbTech Industries’ contactor(s) in a pretreatment position.  These consist of contactor tanks that are sized based on flow rate, influent concentration of contaminant, the desired change out schedule, and space or size constraints.  The contactors used are widely available ASME certified pressure vessels that are filled with loose Smart Sponge popcorn media. AbTech Industries has developed a second solution for removal of free oil and dissolved phase gasoline range organics including benzene, toluene, ethylbenzene and xylene, generally referred to as volatile organic compounds (“VOCs”).  In collaboration with QED Environmental Systems (“QED”), AbTech Industries has paired its oil removal contactors with QED air strippers and a thermal oxidizer system.  The air strippers will remove the VOCs from the water stream and the thermal oxidizer will oxidize them prior to release to the environment.  These systems can be implemented ranging from 300 to 3,000 gallons per minute.

Markets

AbTech Industries targets four major markets: stormwater/wastewater, industrial wastewater/process water, produced water applications for the oil & gas industry, and spill prevention and control markets (including marine environments).

Stormwater Market/Wastewater

This market consists of municipalities and private sector entities that for regulatory or other reasons are seeking to control the quality of water and other fluids that run off roads and other paved surfaces during wet weather, cleaning or oil spill events. Current customers include municipalities, state agencies, federal agencies, private developers, industrial facilities and businesses. Stormwater discharges are generated during a rainfall event by runoff from land and impervious areas such as paved streets, parking lots and building rooftops. The runoff water picks up a variety of pollutants, in particular bacteria and hydrocarbons, in quantities that can adversely affect water quality, and carries those pollutants into nearby rivers, lakes and oceans.

Regulatory Drivers to the Stormwater Market

Stormwater discharges are subject to regulation by the EPA, state and local regulatory bodies. Authorized by the Clean Water Act, the National Pollutant Discharge Elimination System (NPDES) program requires permits for sources that discharge pollutants into waters. Obtaining and complying with NPDES permits requires implementation of stormwater control measures, such as AbTech Industries’ engineered solutions.

Regulation of stormwater is a relatively new occurrence. The first phase of the NPDES program was promulgated in 1990 but the permit requirement was limited to only select regulated entities. The second phase of the NPDES program expanded the permit requirement significantly but did not start until 2003. The next expansion of stormwater regulations is expected in 2013. The EPA has announced that it intends to propose a rule to strengthen the national stormwater program by June 10, 2013 and complete a final action by December 10, 2014. It is contemplated that these actions will, amongst other things, require retrofitting of stormwater control measures into existing development, develop specific requirements for transportation infrastructure, and otherwise expand the scope and regulatory reach of the NPDES program.

Combined Sewer Overflows also must comply with the Clean Water Act and present an opportunity for AbTech Industries’ engineered treatment solutions. Combined sewer systems serve roughly 772 communities serving 40 million people. In periods of rainfall or snowmelt, the combined stormwater and wastewater volume in a combined sewer system can exceed the capacity of the sewer system or treatment plant. This leads to the direct discharge of untreated sewage, etc. to the environment.

Enforcement of stormwater/CSO standards have increased, with EPA compelling installation of stormwater control measures and water quality treatment systems through consent decrees. In recent years, billions of dollars of mandated spending on stormwater/CSO systems has been created through consent decrees.

Health and Tourism Concerns Driving the Stormwater Market

One area of the stormwater market that is receiving increased publicity and attention is the water pollution caused by microorganisms (bacteria). Polluted stormwater runoff can expose boaters and swimmers to bacteria, viruses and protozoans. A recent Southern California epidemiological study revealed that individuals who swim in areas adjacent to flowing storm drain outfalls were 50 percent more likely to develop a variety of symptoms than those who swim further away from the same drains. These situations are the cause for thousands of beach closings every year affecting public health and local economies dependent upon tourism and recreation. According to a July 2012 report of the Natural Resources Defense Council (“NRDC”), in 2011 there were 23,481 days of closings and advisories across the country at ocean, bay and Great Lakes beaches. NRDC reported that more than two-thirds of the closings and advisories in 2011 were issued because testing revealed indicator bacteria levels in the water violated public health standards, potentially indicating the presence of human or animal waste. This was the third-highest level of beach closing and advisory days at America’s beaches in the 22 years since NRDC began compiling this report. Stormwater runoff was reported as the primary known source of known pollution nationwide, consistent with past years, indicating a lack of needed progress on the problem at the national level.

Going Green Initiatives

Knowing that polluted stormwater runoff is one of the leading causes of water pollution in the country, many companies are including on-site stormwater treatment in their environmental sustainability goals. AbTech Industries’ systems can help companies meet these goals. AbTech Industries’ Smart Sponge technology not only treats polluted water, it is also recyclable, requires no electricity or other power source and can provide users with quantifiable results of its efficacy, thus helping companies demonstrate their “going green” stewardship.

Industrial Wastewater Market

The industrial market serves manufacturers seeking to control and clean wastewater generated in various processes. The market is comprised of both heavy industry such as oil refineries, steel mills, chemical plants, pulp and paper plants and more localized concerns such as mid-size manufacturers, refuse sites and shipping/receiving areas. This market also includes private developers, gas stations and owners of developed sites (i.e., parking lots) of over one acre.

Industry is placing increased emphasis on water recovery and reuse in order to conserve and protect scarce water resources and the environment. These efforts create the need for effective products and services to treat the water to reduce bacteria and remove unwanted contaminants such as oil derivatives and hydrocarbons.

Industrial customers are also required to comply with increasingly stringent discharge regulations creating the need for products to treat runoff water or discharge water before it leaves an industrial facility. The EPA has classified over 3,000 industrial and electric utility facilities as water pollution dischargers. Each of these facilities provides its own wastewater treatment prior to discharge into an open body of water. The size of many of these plants is equal to or greater than those of many municipalities, and in many instances their processes are more complex than those provided by a municipality because of the nature of the chemical pollutants being treated. The largest industrial spender on wastewater treatment processes is the chemical and petrochemical sector. There are more than 12,000 chemical/petrochemical plants in the United States and approximately 90% treat wastewater on-site. In addition, there are approximately 30 to 40 independent industrial off-site plants, most of which handle chemical and petrochemical effluent, principally from medium-sized and small companies.

In the industrial market, it is AbTech Industries’ intent to market its products through qualified and specialized national distributors, preferably operating in the water treatment business.

Produced Water and Frack Water Applications

Oil and gas exploration and production activities result in the production of significant volumes of contaminated water. On average, there is five times as much contaminated water generated as oil or gas. Approximately 75% of this water is re-injected into the formation to maintain pressure or deep well re-injected at another site. In a traditional oil production field this water is called “produced water.” In fracking operations this can include “frac flowback water” and in gas fields this could include “gas condensate water.” Approximately 25% of all water generated from the exploration and production activities must be treated for either reuse in operations or for discharge to the environment under an NPDES permit. According to the EPA, the Clean Water Act prohibits the discharge of oil or oily waste into or upon the navigable waters of the United States or the waters of the contiguous zone if such discharge causes a film or sheen upon the surface of the water. Violators are subject to a monetary penalty. The attributes of AbTech Industries’ Smart Sponge technology and its ability to remove “oily sheen” make it especially suited to service this market. Smart Sponge can be used as a pretreatment system to remove diesel range organics and free oils prior to additional treatment by downstream technologies to remove contaminants such as volatile organic compounds, dissolved solids, and bacteria.

Marine Market - Spill Prevention and Control

There are a number of applications related to rivers, lakes, and oceans that call for the use of floating or in-line filtration products to control and reduce the presence of hydrocarbons in the water or on board transiting vessels. Customers include the cruise ship industry, recreational boaters, marina owners, port authorities, spill response organizations and commercial shippers.

This market also comprises airports, airport fueling facilities, U.S. Department of Defense (“DOD”) bases, transfer stations, and others concerned about oil spills. Under the Federal Clean Water Act, the EPA has issued the Spill Prevention, Control and Countermeasure (“SPCC”) rule, which requires owners or operators of facilities that store, use, process, transfer, distribute or consume oil and oil products, including airports and military bases, to have at a minimum one of the following preventative systems or its equivalent:

• dikes, berms, or retaining walls sufficiently impervious to contain spilled product;

• curbing;

• culverting, gutters, or other drainage systems;

• weirs, booms, or other barriers;

• spill diversion ponds;

• retention ponds; or

• sorbent materials.

The risks of not adequately implementing such countermeasures are regulatory violations, fines and potential releases that result in contamination, clean-up and additional fines. The impact of these issues can result in significant costs to a facility owner/operator. There are more than 250 medium and large sized airports in the United States and more than 322 U.S. military facilities.

AbTech Industries’ systems can be deployed for the oil and fuel contamination problems facing airports and military facilities. These systems can not only be used to address such problems as stormwater runoff, but also provide effective SPCC solutions to limit potential liabilities to customers by providing a last line of defense or perimeter protection for fuel spills.

Sales, Distribution, and Marketing Support

During 2012, the Company continued a significant expansion of its business development efforts in order to capitalize on the expected growth in the stormwater, produced water and industrial waste water markets. These efforts included the reorganization of the sales, marketing and business development activities under one executive, Bjornulf White, Executive Vice President, Corporate Strategy and Business Development. The primary, ongoing activities in this effort are:

The re-branding of AbTech as a full-suite environmental technology solutions company for water treatment. This rebranding aims to highlight AbTech’s ability to provide solutions to water treatment issues using a variety of tools rather than just offering a single product or technology. These activities are intended to enhance customer engagement, increase product acceptance, and expand market opportunity by expanding the number and capabilities of product solutions offered.

Forming strategic alliances aimed at shaping and maximizing addressable markets. As the Company re-brands itself, a primary focus of that endeavor is to position the Company as a holistic stormwater technologies company with elite expertise. To achieve this objective, the Company is seeking to develop strategic working relationships with leading academic institutions and Non-Governmental Organizations in the stormwater, produced water and industrial waste water markets.

Establishment in 2012 of AEWS Engineering, a stormwater engineering subsidiary, to provide consulting services to identify and design effective water treatment solutions and take advantage of the Company’s expertise in the water treatment field.

Adding personnel in a staged approach to support relationships with strategic partners, establish expertise in new or expanding markets and provide other administrative and marketing support.

Internal development of processes to support business growth and optimize resource allocation within the business pursuit organization.

All of these activities are expected to continue to expand as appropriate in future years to take advantage of market opportunities and amplify market successes.

Stormwater/Wastewater

AbTech Industries historically focused on the public sector market, primarily cities and municipalities, and sought to sell to and service those entities through a series of local geographically defined exclusive distributorships. For small companies and distributors, sales to the public sector have inherent challenges including long sales cycles and erratic budget allocations.

A reassessment of strategy resulted in a decision to unwind many of the geography specific distributors and focus on establishing a strategic partnership with an industry segment specific dominant market leader. AbTech Industries has now successfully unwound most of its distributorship arrangements. In 2011, AbTech Industries entered into a strategic relationship by executing a marketing and distribution agreement with Waste Management, Inc. (“WMI”) to pursue the distribution of its relevant technologies and systems in the municipal stormwater market. WMI brings the following strengths to this new relationship: (1) market leadership or dominance, (2) a concomitant large customer base, (3) operational competence in selling and servicing public sector customers, (4) active local advocacy resources, (5) sufficient capital to dedicate to and exploit the opportunity, and (6) experience in dealing with the environmental challenges faced by the public sector.

The federal sector represents a significant opportunity for AbTech Industries. AbTech Industries believes that its best approach to the sector is to identify a strong strategic partner. It established the following criteria for identifying candidates: (1) market leadership or dominance, (2) demonstrated ability to secure and service federal and military contracts, (3) appropriate engineering capabilities and support, (4) strong federal advocacy, and (5) experience and organizational emphasis on supporting “green” initiatives.

AbTech Industries has identified strategic partner candidates, but has not yet progressed beyond the discussion stage with any such entity.

Industrial Wastewater Market

The industrial wastewater market is focused on the treatment of oily wastewater from industrial processes for either reuse or discharge. This market is serviced by many regional chemical and equipment supply companies that offer a catalog of solutions. Solutions may require little to no individual engineering, up to custom engineered solutions to address a customer need. AbTech Industries services this market by providing manufacturer’s representatives and engineering support services to industrial chemical suppliers, equipment suppliers and consulting engineers.

Oil & Gas Market

Treatment of contaminated produced water for the oil & gas industry focuses on the water produced during oil and gas exploration and production. Oil services companies, oil and gas producers, and engineering firms are the main customers. Applications for this market are generally engineered solutions. AbTech Industries services this market with direct AbTech Industries’ sales representatives and engineering resources, including external engineering design resources when necessary.

Collaboration with Consulting Firms, Academic Institutions and Public Advocacy Groups

AbTech Industries, both on its own, and with its distributors, has been active in seeking out and cooperating with a number of academic institutions and private groups that have interests that may advance the use of AbTech Industries’ products.

AbTech Industries has had an opportunity to have its products assessed by several consultants and institutions. The tests performed by these entities, along with the extensive testing completed by the Company, have involved various types of contaminants, contaminant concentrations, flow rates, filter residence times and other factors. These tests, conducted over many years, have led the Company to design its products for the applications where Smart Sponge material performs best and have provided the data needed to validate performance claims for each of the various applications for which such products are currently being marketed. Testing is an ongoing process for the Company as we continue to seek new ways to improve performance and expand efficacy. Consultants used in the past to assess our products include:

Alden Labs. Alden, a recognized leader in the field of research and development, is the oldest continuously operating hydraulic laboratory in the United States and one of the oldest in the world. Alden has completed a variety of tests on AbTech Industries’ SMART PAK for hydraulic conductivity and sediment removal in vault configurations.

North America Science Associates (“NAMSA”). For over 40 years, NAMSA has been supporting the medical device and pharmaceutical industries through a wide variety of testing services, all designed to ensure safety, efficacy and regulatory compliance. NAMSA has completed extensive lab efficiency tests for Smart Sponge Plus materials using varied concentrations of bacteria and exposure times.

Millsaps College. Millsaps is a private liberal arts college located in Jackson, Mississippi. Through the Department of Geology, Millsaps has cooperated with AbTech Industries to test the Smart Sponge’s absorption capability with different hydrocarbons, Smart Sponge porosity and performance claims for the Ultra-Urban filter and other new products designed for the aviation industry. Millsaps has completed testing for many other large corporations including 3M, Dow, Clorox and Ergon, a local supplier of polypropylene fibers and sorbents for oil spills.

HydroQual Inc. HydroQual is an environmental engineering and science firm. With a staff of over 100 employees, HydroQual addresses issues dealing with water quality, TMDL analyses, floatables pollution, and water and wastewater treatment. HydroQual has performed a variety of tests to validate AbTech Industries’ claims regarding the performance of the Smart Sponge.

University of California, Los Angeles (“UCLA”). The UCLA Department of Engineering and Environmental Sciences provided independent validation of early versions of AbTech Industries’ Ultra-Urban Filter.

Competition

Stormwater Products

Four key factors differentiate AbTech Industries’ Ultra-Urban Filter from other filters in the stormwater market:

Anti-microbial capability. AbTech Industries’ Smart Sponge filtration media, when treated with an anti-microbial agent, can reduce bacteria and other microbes flowing through the filter. AbTech Industries believes that its Smart Sponge Plus material is the only product available and approved by the EPA that can reduce bacteria at street level without the installation of additional infrastructure and retention areas. Smart Sponge products are available with or without the added anti-microbial agent.

Structural Filter. AbTech Industries believes that the Ultra-Urban Filter is the only product designed so that the entire structure is involved in the filtration process. Other products have inserted pads or pillows that allow some hydrocarbon removal, but the Ultra-Urban Filter directs the entire water flow through the filtration media thus enhancing the effectiveness of the filter.

Superior Filtration Media. An essential and superior feature of Smart Sponge filtration medium is its ability to absorb hydrocarbons and prohibit them from being released back into the water flow when there are subsequent rain events. The reason for this is that AbTech Industries’ proprietary blend of polymers is oleophilic - an absorbent - which means that hydrocarbons are bonded within its chemical matrix and cannot be washed off, squeezed out or leached out of the material during subsequent wetting or rain events. There are various materials used by competitors for stormwater filtration that do not have this absorbent characteristic, instead they feature an adsorbent capability that merely attracts hydrocarbons to their surface area, but cannot prevent them from leaching back into the environment during subsequent rain events. The most commonly used adsorbent in the market is polypropylene, which is currently used in many sorbent products used for oil spill clean-up. Although it is generally accepted that adsorbents are clearly inferior to absorbents in their ability to capture and remove hydrocarbons from stormwater flows, they are widely used because of the low comparative cost. Over the last ten years, AbTech Industries has performed numerous laboratory and field tests that verify its products’ absorption capabilities and other performance features dealing with the removal of trash, sediment, debris, and other contaminants. Central to these test data is the incontrovertible conclusion that AbTech Industries’ Smart Sponge filtration medium is an absorbent.

Porous Structure. AbTech Industries’ Smart Sponge technology maximizes the effectiveness of the oil-absorbing polymers by forming them into an extremely porous structure that allows effective, long-lasting absorption without clogging or channeling which is common among filter media in a powder or particulate form.

There are three general categories of products that deal with the treatment of stormwater: hydrodynamic separators (“HDS”), catch basin inserts and ultra-violet light systems. To give a complete competitor profile, a brief explanation of HDS systems is given below since HDS systems are more often considered an alternative to catch basin inserts in new construction projects.

Hydrodynamic Separators. HDS products use gravitational flow to spin the water in such a way that density differences cause sediment and other pollutants to be separated and skimmed-off the water. HDS units are large compared to catch basin inserts (smallest systems are about the size of an automobile) and are comprised of several large chambers or vaults, each designed to trap specific pollutants. These systems are much more expensive than catch basin inserts but also have the ability to handle more water flow. Unit costs for HDS systems range from $10,000 to $100,000 depending on size. These systems tend to be more cost effective in large new developments where the HDS can be designed into the stormwater system and large areas of run-off can be directed to each unit. In dealing with existing storm drains, HDS products are less desirable because they require streets and sidewalks to be torn-up, drainage redirected, and construction equipment to retrofit the drain and install the units. Catch basin inserts, on the other hand, are relatively easy to install because they fit into existing storm drain catch basins and require little or no construction.

Not only are HDS systems expensive, they also require significant maintenance to remove the trapped pollutants and ensure that the system continues to function properly. Some HDS vendors have purchased AbTech Industries’ Smart Sponge products to be used in conjunction with the HDS units to absorb the oil that is separated from the water, thus enhancing the performance of the systems and reducing the required maintenance. Another drawback of HDS systems is that they are designed to retain standing water after a rain or water flow event. Consequently, the HDS vaults become breeding grounds for mosquitoes (carrier of West Nile Virus), mold, mildew, bacteria and other undesirables.

The primary vendors of HDS systems are: ConTech (CDS Technologies, Vortechs), Stormceptor and Baysaver Technologies.

Catch Basin Inserts. Competing products in this category include the following:

• “DrainPac” by United Storm Water, Inc.

• “StormBasin” by Fabco Industries

• “Fossil Filter” and “Flow Guard” by Kristar

• “Grate Inlet Skimmer Box” by Suntree Technologies

• “Aqua Guard” by AquaShield

• “Inceptor” by Stormdrain Solutions

• “Hydrocartridge” by Advanced Aquatic Products

• “Ultra HydroKleen” by Ultra Tech International

Ultra Violet Light (“UVL”). For customers seeking effective antibacterial treatment of stormwater, UVL offers a potential solution. However, the economics of these products are far different from catch basin inserts or other vault systems offered by AbTech Industries. Because UVL systems require electricity and expensive equipment, they are very costly to implement and maintain. Consequently, they are not a viable option for many municipalities. Furthermore, these systems become less effective in turbid waters. While AbTech Industries does not compete directly with UVL systems, such systems do provide an alternative to AbTech Industries’ antimicrobial Smart Sponge products.

Other Markets

In the industrial, oil & gas and marine markets, competition primarily comes from traditional sorbent products and other particulate-based polymer adsorption products that are widely available through industrial supply vendors. AbTech Industries’ competitive advantage lies in:

-	its patented technologies to form these polymers in shapes, such as the propellet, that greatly enhance performance and ease of use;
-	its unique delivery systems, including in-line filtration cartridges and filtration vessels;
-	the completely hydrophobic nature of its products;
-	the capability to deal with more than one contaminant (i.e., hydrocarbons and microorganisms); and
-	the high saturation capacity.

Competitive Position

AbTech Industries has a strong competitive position in the stormwater marketplace within the United States due to its product offerings and distribution relationship with WMI. There is significant competition for stormdrain insert filters in the marketplace, though AbTech has a competitive advantage due to the strength of its hydrocarbon absorption technology. This competitive advantage extends to customers such as industrial facilities, marinas/ports, airports, fueling stations, and any area where vehicle maintenance occurs. AbTech has a highly unique antimicrobial technology that requires EPA registration. Since the development of antimicrobial technology is complex, AbTech's approach is patented, and the EPA registration process is extensive and costly, there are high barriers to entry for competitors. This antimicrobial technology has enabled new engineering approaches towards water quality treatment. AbTech faces competitive forces from traditional approaches towards antimicrobial treatment. It is unclear whether AbTech's unique engineering and technology approach will gain significant market penetration. AbTech's distribution relationship with WMI is unique in the marketplace and provides AbTech with competitive advantages including customer access, the credibility of association with a large corporate distributor, and the potential to bring economies of scale in manufacturing, distribution and systems maintenance. AbTech's competitive position is thus greatly enhanced, but also dependent upon, WMI in the U.S. stormwater marketplace.

AbTech faces significant competitive forces in the industrial process and wastewater treatment market segment. This market segment is highly driven by price points and customer relationships. AbTech currently has or may have strong competitive potential for the following applications in this market segment: hydrocarbon removal and heavy metals removal. AbTech also has a unique produced water treatment offering for the oil and gas industry. AbTech is currently dependent upon the adoption by the industry of its Smart Sponge-based hydrocarbon removal system for produced water and currently is at the pilot testing stage with oil and gas industry customers.

Intellectual Property, Research, and Development

Intellectual Property

Patents

AbTech Industries endeavors to protect the intellectual property it develops through its research and development efforts. The United States Patent Office has issued AbTech Industries and its subsidiary 17 patents related to the Smart Sponge technology and products. Additionally, three of the patent applications have been pursued internationally with patents issued in Australia, Belgium, Canada, China, France, Germany, Israel, Italy, Japan, Korea, Mexico and Singapore. AbTech Industries intends to pursue patent protection for new patentable technologies that it develops. AbTech Industries’ success depends, in part, on its ability to maintain trade secrecy protection and operate without infringing on the proprietary rights of third parties. The following table lists the patents issued to the Company and their duration:

Patent Number	Issue Date	Expiration Date
US Pat. #5,863,440	1/25/1999	5/24/2016
US Pat. #6,344,519B1	2/5/2002	1/9/2018
US Pat. #6,099,723	8/8/2002	6/5/2018
US Pat. #6,080,307	6/27/2000	9/29/2018
US Pat. #6,106,707	8/22/2000	2/17/2019
US Pat. #6,541,569	4/1/2003	4/7/2018
US Pat. #6,143,172	11/7/2000	1/25/2019
US Pat. #6,231,758	5/15/2001	8/22/2020
US Pat. #6,531,059	3/11/2003	11/3/2020
US Pat. #6,712,976B2	3/30/2004	9/13/2021
US Pat. #6,723,791B2	4/20/2004	12/31/2021
US Pat. #7,094,338B2	8/22/2006	2/21/2023
US Pat #7,048,878B2	5/23/2006	3/24/2023
US Pat. #7,125,823B2	10/4/2006	1/29/2024
US Pat. #7,229,560B2	6/12/2007	12/6/2024
US Pat. #7,229,559B2	6/12/2007	2/27/2024
US Pat. #7,066,023B2 (issued to subsidiary – Environmental Security Corporation)	6/27/2006	7/14/2024
Singapore Pat. #66582	6/20/2000	1/9/2018
Singapore Pat. #103019	7/31/2006	9/13/2022
Australia Pat. #732308	7/26/2001	1/9/2017
Australia Pat. #751991	12/19/2002	2/17/2019
Canada Pat. #2,277163	5/10/2005	1/9/2018/
Canada Pat. #2321108	5/26/2009	2/17/2019
China Pat. #ZL98801774.1	4/19/2006	1/9/2018

Patent Number	Issue Date	Expiration Date
Mexico Pat. #232768	12/05/2005	1/9/2018
Korea Pat. #0593867	6/20/2006	1/9/2018
Japan Pat. #4164707	8/8/2008	1/9/2018
Japan Pat. #4470133	3/12/2010	2/17/2019
Japan Pat. #4478866	3/26/2010	9/13/2022
Italy Pat. #1073610B1	1/4/2009	2/17/2019
EEU Pat. #0973593 (France, Great Britain, Italy)	12/01/2004	1/9/2018

Trademarks

AbTech Industries has registered three trademarks with the U.S. Patent and Trademark Office: (i) Smart Sponge®, which denotes the Smart Sponge material itself in its various shapes and sizes; (ii) Ultra-Urban® Filter, which denotes AbTech Industries’ line of storm drain filtration devices; and (iii) SMART PAK®, which describes Smart Sponge material compacted into blocks, bricks or other pre-shaped forms. AbTech Industries also trademarked, but does not currently use, the name OARS®, which denotes an oil aquatic recovery system encompassing Smart Sponge products.

Trade Secrets

In order to protect its trade secrets and un-patented proprietary information arising from its development activities, AbTech Industries requires its employees, consultants and contractors to enter into agreements providing for confidentiality, non-disclosure and Company ownership of any trade secret or other un-patented proprietary information developed by employees, consultants or contractors during their employment or engagement by AbTech Industries. AbTech Industries also requires all potential collaborative partners and distributors to enter into confidentiality and non-disclosure agreements.

Research and Development

The current Smart Sponge technology has prompted the development of a robust line of products. However, to ensure future growth, new products and technologies must be developed. Research and development effort is expended only on projects that meet certain criteria. The project must have a reasonable commercial potential, both in terms of revenue and in terms of profit margins. The products developed from the work must inherently be differentiated from competing products, if any, or allow AbTech Industries to fill a critical gap in its products offering. The development time to achieve the new technology or product must also be reasonable.

AbTech Industries maintains active development programs focused on the treatment and removal of heavy metals, PCB’s, radionuclides, and phosphates from contaminated water.

AbTech Industries also has ongoing projects to evaluate of Smart Sponge and other polymers to determine absorption performance under varying conditions and with a variety of contaminants. This testing not only provides independent verification of product performance but also allows AbTech Industries to provide more reliable information to customers about the product’s performance under various field conditions. In addition, AbTech Industries is evaluating various polymer combinations as the field of polymer science continues to evolve.

AbTech Industries’ strategy on all of these projects is to partner with third parties (universities, engineering companies and other commercial partners) for experimentation and validation of proposed concepts. AbTech Industries has worked cooperatively with, North Carolina State University, University of North Carolina Coastal Studies Institute, West Virginia University National Environmental Service Center, Millsaps College, California State University at Fullerton, Alden Labs, APEX Laboratories, Brooks Rand, ABC Labs, NAMSA and Hydroqual, Inc. on various projects and is looking at other qualified partners for specific projects. AbTech Industries will maintain its own R&D treatability lab for internal research and quality control of raw material and finished products.

Manufacturing and Engineering

The polymer raw materials used by the Company to manufacture Smart Sponge are readily available from the petrochemical industry. These polymers are used extensively in other non-related consumer products, road paving materials and various component parts in the auto industry. The Company’s primary suppliers of these polymers are Harwick Standard Distribution Corp., LCY Elastomers, Dexco Polymers LP, SK Global Chemicals, JS Tech, Ltd. and Greenplast, SRL. The Company’s supplier of corrugated plastic used in the manufacture of Ultra-Urban Filters is Numatech West (KMP) LLC. The antimicrobial agent used by the Company in manufacturing Smart Sponge Plus material is procured from Apollo Chemical Company and is available in sufficient quantities to meet anticipated demand.

As manufacturing volumes increase, AbTech Industries intends to maintain its core engineering competencies in the United States and create a manufacturing outsourcing network capable of supplying existing and future products around the world. The network will include some internal manufacturing (mainly assembly) capabilities but will largely comprise contract manufacturers and/or strategic partners with the required expertise and facilities to cost-effectively manufacture AbTech Industries’ products. Due to the nature of the product (very low specific gravity or density, therefore high unitary shipping cost), AbTech Industries expects to establish its manufacturing and warehousing sites in key geographic areas. The manufacturing network will have an integrated information system capable of effectively managing production orders and ensuring high quality products manufactured to consistent specifications around the world. This plan will be rolled out in two steps:

Short term (up to 12 months)

AbTech Industries will fully exploit its internal manufacturing capabilities at its 13,000 square foot facility in Phoenix, Arizona. While maximizing the capacity of this facility, AbTech Industries will search out and train outsourcing partners in the United States and other regions. Products not using the Smart Sponge material will be contracted to outside manufacturers.

Long term (12 months or longer)

AbTech Industries intends to evaluate the opportunities to outsource the manufacturing of all components and most of the finished products, focusing on total quality and consistency. Due to the very atypical process and equipment used in AbTech Industries’ manufacturing, it is unclear at this time if a suitable manufacturing partner exists. AbTech Industries would need to confirm a clear value proposition prior to outsourcing manufacturing.

Regulatory

In mid-2008, the EPA initiated a compliance action against AbTech Industries alleging that AbTech Industries was in violation of the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) by distributing Smart Sponge Plus, which the EPA considered to be an unregistered pesticide. Despite the EPA’s prior position that registration of AbTech Industries’ Smart Sponge Plus for use in stormwater filtration applications was not required or allowed, in subsequent discussions with the EPA it became evident that the EPA considered it imperative that AbTech Industries register its Smart Sponge Plus material as a pesticide if AbTech Industries intended to make claims about its antimicrobial capability. Consequently, in 2008, AbTech Industries began to prepare a registration application for Smart Sponge Plus, which was eventually filed with the EPA in September 2009. In July 2010, AbTech Industries received notice of a time-limited registration under FIFRA from the EPA that contained certain conditions requiring AbTech Industries to submit additional acute aquatic toxicity data regarding the active ingredient in Smart Sponge Plus to the EPA by July 1, 2011. Subsequently, and based on information provided by the third-party laboratory contracted to perform the additional studies, the EPA granted an extension of the time-limited registration until August 31, 2012. On August 23, 2012 the EPA granted an additional extension to May 31, 2013. On May 21, 2013, the EPA granted an additional extension that expires on May 31, 2014. The Company is working with the third-party laboratory and the EPA to develop the necessary protocols to satisfy the data requirements of the EPA. The third-party testing will then proceed to produce the data for submission to the EPA prior to May 31, 2014. Provided that the data is submitted on time and is acceptable to the EPA, the time-limited condition on the registration will be lifted and the registration will be effective without a time limitation. If the data is not submitted on time and the EPA does not grant additional extensions, the registration will expire and the Company will not be able to sell Smart Sponge Plus products. However, the Company would be able to continue to sell regular Smart Sponge products that do not include the antimicrobial agent used in Smart Sponge Plus products. Under the time limited registration, the Company is allowed to sell its Smart Sponge Plus products for the intended uses with EPA approved labeling. The EPA registration number for Smart Sponge Plus is 86256-1. AbTech Industries is not aware of any other competitive product that has been approved by the EPA for outdoor use as an antimicrobial (pesticide) and believes that this registration will further differentiate Smart Sponge Plus products from other competitive products on the market.

Employees

As of August 21, 2013, we had twenty-one full-time employees. Six of these individuals are involved in sales and marketing; three in production; three in research and development, three in engineering and six in administrative functions.

Properties

We currently maintain an administrative office located at 4110 North Scottsdale Road, Suite 235, Scottsdale, Arizona 85251. The Company also leases space for its manufacturing facility located at 3610-2 E. Southern Ave., Phoenix, Arizona 85040. The Company’s AEWS Engineering subsidiary is located at 3100 Smoketree Court, Suite 1000, Raleigh, NC 27604. Our telephone number is (480) 874-4000.

Legal Proceedings

We may become involved in various lawsuits and legal proceedings arising in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may have an adverse effect on our business, financial conditions and results of operations.

On February 28, 2013, the Company filed a complaint (the “Complaint”) with the Superior Court of the State of Arizona against Arctech, Inc. (“Arctech”) arising from the Company’s License, Supply and Distribution Agreement with Arctech, dated June 6, 2012 (the “Agreement”). The Complaint claims that, due to fraudulent misrepresentations and omissions made by Arctech regarding the performance of their Humasorb technology, which technology is the subject of the Agreement, the Agreement should be declared null, void, unenforceable, and should be rescinded, such that the Company and Arctech should be placed in their respective positions prior to the execution of the Agreement. The Complaint also requests that the Company should be awarded damages and attorney’s fees in an amount to be determined at trial. Prior to filing the Complaint, the Company made payments of $75,000 to Arctech which, under the terms of the Agreement, were to be creditable against certain products and services to be provided to the Company by Arctech. On April 4, 2013, Arctech filed with the court a response to the complaint largely denying the Company’s claims and making certain counterclaims alleging that the Company had breached the Agreement by not making certain periodic payments to Arctech as specified in the Agreement, that Arctech had suffered damages of at least $220,000 as a result and that Arctech should be awarded damages, attorney’s fees, costs and interest in an amount to be determined at trial. The Company believes it has meritorious defenses and intends to aggressively defend its position regarding this matter.

CHANGE IN ACCOUNTANTS

Prior to the Merger, the independent public accountant for Abtech Holdings was Madsen & Associates CPAs, Inc. (“Madsen”) and the independent public accountant for AbTech Industries was Semple, Marchal & Cooper, LLP (“SMC”). Because the Merger was treated as a reverse acquisition with AbTech Industries as the acquirer and because the operations of Abtech Holdings were immaterial to the combined financial statements of the merged entities, upon the closing of the Merger and the recommendation of the Company’s Board of Directors, the Company retained SMC as its Independent Public Accountant and dismissed Madsen & Associates CPAs, Inc. as of February 10, 2011. Madsen conducted the audits of the financial statements of Abtech Holdings for the years ended May 31, 2009 and 2010, and performed reviews of the subsequent interim financial statements for the fiscal quarters ending August 31, 2010 and November 30, 2010. The audit reports of Madsen for the fiscal years ended May 31, 2010 and 2009 did include a going concern qualification, but otherwise contained no adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended May 31, 2010 and 2009 and through the date hereof, there were no disagreements with Madsen on any matter of accounting principles or practices, financial statement disclosure, internal controls, or auditing scope or procedure nor did any events occur that would be reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K.

MANAGEMENT

Directors and Executive Officers

The Company’s current Directors and executive officers are as follows:

Name	Age	Position
Glenn R. Rink	54	Chief Executive Officer, President, and Director
Jonathan Thatcher	44	Vice President and Chief Operating Officer of AbTech Industries, Inc. and Director
Olivia H. Farr	52	Director
David Greenwald	58	Director
A. Judson Hill	58	Director
Karl Seitz	62	Director
Steven W. Kohlhagen	65	Director
Bjornulf White	33	Executive Vice President of Corporate Strategy and Business Development for AbTech Industries, Inc.
Lane J. Castleton	57	Chief Financial Officer, Vice President, Secretary and Treasurer

Biographical information with respect to the Company’s directors and executive officers is as follows:

Glenn R. Rink, 54, has served as our Chief Executive Officer and President since February 10, 2011, and as a Director since October 4, 2010. Mr. Rink is an entrepreneur and founder of AbTech Industries. Since AbTech Industries’ inception, in June 1995, Mr. Rink has led AbTech Industries through its transition from a start-up R&D venture to an operating company with developed products on the market. From 1992 to 1995, Mr. Rink was the President of HydroGrowth International, an agricultural products company that specializes in aqueous absorption polymer technology. The advancement of this technology at HydroGrowth expanded into the development and application of polymer technologies and fostered the founding of AbTech Industries. For the 12 years prior to founding HydroGrowth, Mr. Rink was involved in the restaurant industry where he participated in business expansions and acquisitions that resulted in the creation of Desert Moon Cafe, a successful restaurant franchise business. Mr. Rink is also currently the Chairman of the Board of Trustees of Waterkeepers Alliance, Inc., a nonprofit organization working to protect water resources.

Jonathan Thatcher, 44, has served as a Director of the Company and as Vice President and Chief Operating Officer of AbTech Industries since February 10, 2011. Mr. Thatcher is the past Director and President of Exeter Life Sciences, Inc., a holding company that invests in and promotes human, plant and animal technologies that positively contribute to the health of people, the environment and animals. Mr. Thatcher has also previously served as Chairman of Arcadia Biosciences, the Co-founder and Chairman of Kronos — The Optimal Health Company, the Chairman of Viagen, Inc., the Chairman and Interim President for Start Licensing, Inc., and a Director of OneTouch Systems, Inc. Mr. Thatcher is a member of the board and Chair of the Governance Committee for the Arizona Chapter of the National Multiple Sclerosis Society.

Olivia H. Farr, 52, has served as a Director since February 10, 2011. Ms. Farr is currently President of Best Movies by Farr, a website and event business promoting the best in film. She is also Co-Founder of Bedford 2020 Coalition, a non-profit dedicated to reducing her town’s greenhouse gas emissions 20% by 2020. Ms. Farr serves on the Boards of Energy Improvement Corporation, a local development corporation as well as the John Merk Fund and St. Mark’s School. Past employment includes Partner at First Funding Associates in Stamford, Connecticut, Research Associate at Natural Resources Defense Council and Assistant Director of the Mrs. Giles Whiting Foundation. Ms. Farr has an M.B.A. from Pace University, an M.P.A. from New York University and a B.A. from the University of Pennsylvania.

David Greenwald, 58, has served as a Director since February 10, 2011. Mr. Greenwald is the Chairman of Lansco Colors, a global supplier of pigments to the coatings, ink, plastic and construction industries. During his more than 30 years with Lansco, he also served as President of Shoot the Moon Productions (1982-1984), a company that produced with Warner Bros., a television series that ran for four years and is still in syndication in some markets. From 1995 to 1999 Mr. Greenwald served on the Board of Directors for Northern Westchester Center for the Arts and from 2000 to 2008 served on the Board of Directors of The Boys and Girls Clubs of Northern Westchester. He received a B.A. from Connecticut College.

Karl Seitz, 62, has served as a Director since February 10, 2011. Mr. Seitz is the past President of Deimos Ventures, LLC, a private equity fund focused on investing in early stage technology companies relative to water, bio fuels and genetics. He was responsible for the overall management of the fund including investment strategy, analysis and acquisitions. Prior to forming Deimos, Mr. Seitz served with Mars, Inc., a global food manufacturer, for 20 years in a number of domestic and international financial positions. He became a CPA after receiving his Bachelor of Arts from UCLA in Economics and Political Science. Mr. Seitz was formerly Controller for Kawasaki Motors USA from 1977 to 1984 and Senior Tax Advisor at Arthur Andersen from 1973 to 1977). He is active in a number of community non-profit organizations in Southern California.

A. Judson Hill, 58, has served as a Director since February 10, 2011. Mr. Hill is the Managing Director of NGP Energy Capital Management, a private equity firm. Previously, Mr. Hill was the Managing Partner with Summit Global Management Inc., focusing on strategic business development and private-market investments. Mr. Hill was formerly a Partner with The Halifax Group, a Washington DC private equity firm with investments including water and other infrastructure-related businesses, and Aqua International Partners, L.P., a private equity fund affiliated with Texas Pacific Group focused exclusively in the global water sector. Mr. Hill earlier served as a Managing Director for HSBC, where he was responsible for investment-banking activities including water technology/services and water utilities. Mr. Hill also has 15 years of operational management experience with Westinghouse Electric Corp. and Atlantic Richfield Corp. Mr. Hill has B.S./M.S. degrees in Civil/Environmental Engineering from the University of Pittsburgh and a B.S. degree in Biology and Chemistry from Edinboro University.

Steven W. Kohlhagen, 65, has served as a Director since August 15, 2012. Mr. Kohlhagen is a leading financial expert who has served in Washington DC advising the Federal Reserve Board, the United States Treasury and the Council of Economic Advisors. Mr. Kohlhagen began his career as a professor of International Finance and Economics at the University of California, Berkeley. After 10 years as a professor, he moved to Wall Street where he was involved with structuring, trading and marketing fixed income and derivative securities for Lehman Brothers, Bankers Trust and Stamford Financial Group. He joined First Union National Bank (now Wells Fargo & Company) and built and managed all of its fixed income and derivative businesses. Mr. Kohlhagen earned a Bachelor of Arts degree in economics from the College of William and Mary and Masters and Ph.D. degrees in Economics from Stanford University. He is currently a member of the Boards of Directors of Ametek, Inc. and Reval, Inc.

Lane J. Castleton has served as our Chief Financial Officer, Vice President, and Treasurer since February 10, 2011 and has been the Chief Financial Officer of AbTech Industries, Inc. since 1998. Mr. Castleton has over 30 years of experience in managing, accounting, and finance functions. From 1992 to 1997, Mr. Castleton managed the finance, accounting, and administrative functions of Marine Preservations Association, an oil industry trade association that funded the establishment of a national catastrophic oil spill response capability. For nine years, Mr. Castleton served as the Controller and Chief Financial Officer of Symbion, Inc., a publicly traded medical device manufacturing company. Mr. Castleton is a CPA with a master’s degree in professional accountancy, and public accounting experience gained as an auditor for Coopers & Lybrand (now PriceWaterhouseCoopers), an international public accounting firm.

Bjornulf White has served as the EVP of Corporate Strategy and Business Development for AbTech Industries, Inc. since 2010. Mr. White previously worked as a portfolio manager at Lockheed Martin Corporation where he was responsible for identifying, incubating, and expanding new technologies and markets for the corporation and managing new market segment programs, such as the energy and water technologies sector. Prior to joining Lockheed, Mr. White worked as an attorney and business strategy consultant in Washington, DC representing primarily Fortune 100 financial institutions, assisting them in developing, structuring and negotiating business relationships, including joint ventures, mergers, asset and stock acquisitions, and restructurings. Mr. White is a graduate of George Washington University Law School, holds a master’s degree in public administration from Cornell University where he graduated with distinguished honors concentrating in economics and fiscal regulatory policy, and also received his BA in government from Cornell University. He currently serves as a Vice Chairman of the Board of the National Energy Systems Technology Center co-led by Department of Energy laboratories, UC Berkeley, and UC Davis. He is also on the Board of the iGATE Development Corporation, a non-profit dedicated to providing research and development space to start-up technology companies.

Director Independence

With the assistance of legal counsel to the Company, the Board has determined that, other than Glenn R. Rink and Jonathan Thatcher, who are employees of the Company, each of the members of the Board is an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended, as the term applies to membership on the Board and its committees. NASDAQ’s independence definition includes a series of objective tests, such as that the Director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, our Board has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. In making these determinations, the Board reviewed and discussed information provided by the Directors and us with regard to each Director’s business and personal activities as they may relate to the Company and its management. On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the Director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the NASDAQ rules and listing standards, the Board has determined that each of the following non-employee directors is independent and has no relationship with Abtech, except as a Director and stockholder of the Company: Olivia H. Farr; David Greenwald; A. Judson Hill; Steven W. Kohlhagen; and Karl Seitz.

In addition, the Board determined that Mr. Rink is not independent because he is our Chief Executive Officer and President, and Mr. Thatcher is not independent because he is the Chief Operating Officer of our majority owned subsidiary, AbTech Industries, Inc.

Corporate Governance

The Board is committed to maintaining strong corporate governance principles and practices. Our governance structure and processes are based upon a number of key governance documents, including our Code of Business Conduct and Ethics (the “Code”), which was first adopted on February 24, 2007. The Code addresses general business ethical principles, embodies our commitment to certain ethical principles and sets forth the responsibilities of Abtech and its officers and directors with regard to the Company’s shareholders, employees, customers, lenders, and other stakeholders. The Code is reviewed at least annually and updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our stockholders and other stakeholders and otherwise as circumstances warrant.

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. Our current structural philosophy provides for a board comprised primarily of independent non-employee directors, as well as Compensation and Audit Committees comprised entirely of independent non-employee directors. The Board believes that this leadership structure is optimal for the Company at the current time, as it provides independent oversight, coupled with a small number of employee directors who are deeply familiar with the history and operations of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year ended December 31, 2012 served as an officer, former officer or employee of the Company. During this period, no executive officer of the Company served as (i) a member of a compensation committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or (ii) a director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes Abtech’s executive compensation program for 2012 and certain elements of the 2013 program. We use this program to attract, motivate and retain the colleagues who lead our business. In particular, this CD&A explains how the Board made compensation decisions for 2012 for our Named Executive Officers. The 2012 Named Executive Officers (“NEO”) are:

Glenn R. Rink, President and Chief Executive Officer, our principal executive officer;

Lane J. Castleton, Chief Financial Officer, Vice President, and Treasurer, our principal financial officer;

Jonathan Thatcher, Chief Operating Officer of our subsidiary, AbTech Industries; and

Bjornulf White, Executive Vice President of Corporate Strategy and Business Development of our subsidiary, AbTech Industries.

The Board has responsibility for establishing, implementing and monitoring the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority in the Company, and the Board holds them responsible for the Company’s financial performance and for setting and maintaining a culture of strong ethics.

Compensation Philosophy and Objectives

The Board believes that Abtech’s executive compensation program implements and achieves the goals of our executive compensation philosophy. The Board believes that an effective executive compensation program rewards the achievement of identified annual, long-term and strategic goals by the Company. An effective program seeks to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value. The Board considers performance and compensation to ensure that the Company is able to attract, motivate and retain superior people in key positions and that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally. The Board believes that an effective means of achieving those objectives is to provide a compensation package to the Company’s executives, including the Named Executive Officers, which includes both cash and stock-based compensation that rewards performance measured against established goals.

2012 Executive Compensation Components

For the year ended December 31, 2012, the main elements of compensation for the NEOs were: (i) base salary; (ii) stock options granted by AbTech Industries prior to the Merger and stock options granted in 2011 through the 2012 Incentive Stock Plan; and (iii) a performance-based cash bonus plan.

2013 Executive Compensation Components

For the 2013 fiscal year, it is expected that the main elements of compensation for the NEOs will be: (i) base salary; (ii) a performance-based cash bonus plan; and (iii) equity-based long-term compensation through the 2012 Incentive Stock Plan.

Potential Payments Upon Termination or Change-in-Control; Employment Agreements

SEC regulations state that we must disclose information regarding agreements, plans, or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the Company. There are no employment agreements between Abtech Holdings and any of its officers or directors. AbTech Industries has entered into employment agreements with Glenn R. Rink and Lane J. Castleton (for the purposes of this section only, each an “Executive”, and together, the “Executives”). Under these agreements the Executives are entitled to compensatory benefits in the event the Executive terminates his employment for good reason (meaning the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties or responsibilities as described in the agreement or failure of AbTech Industries to comply with the compensation and benefit provisions of the agreements) or upon the termination of the Executive’s employment by AbTech Industries without cause (meaning at the option of AbTech Industries in the event it determines it is in AbTech Industries’ best interest to terminate the employment of Executive). Under these circumstances AbTech Industries is required to pay to the Executive a severance benefit equal to Executive’s salary at the then current annual salary rate for a period equal to the product of (A) the number of years of service of Executive with the Company (specifically including those years of service rendered prior to the Effective Date) times (B) two (2) months. AbTech Industries may elect to pay the severance benefit described herein either as one lump sum within 30 days of the notice of termination, or in a series of bi-weekly installments beginning on the regularly scheduled payday of AbTech Industries which follows the effective date of such termination with the amount of each such installment being equal to the Executive’s then current bi-weekly salary amount. AbTech Industries is required to pay to the Executive an additional severance benefit equal to the cost of extending the Executive’s health insurance coverage under the provisions of COBRA for a period of eighteen (18) months, with such severance amount being paid in a lump sum payment grossed up to cover the taxes that Executive is required to pay on such benefit. All stock options theretofore granted to the Executive to purchase any equity shares of AbTech Industries shall become immediately and fully vested and exercisable in accordance with the terms of the AbTech Industries’ stock option plans and grant awards. The base annual salary provisions of the agreements with Mr. Rink and Mr. Castleton have been superseded by salary amounts recommended by the Compensation Committee and approved by the Board of Directors.

Compensation Tables

The following table sets forth the compensation earned during the applicable fiscal year by each individual who served as our principal executive officer during 2012, and our three most highly compensated executive officers other than the principal executive officer who were serving as executive officers at the end of the last completed fiscal year.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($)(2) (c)	Bonus ($) (d)	Stock awards ($) (e)	Option awards ($) (1) (f)	Non-equity incentive plan compen- sation ($) (g)	All other compen- sation ($) (h)	Total ($) (i)
Glenn R. Rink (3)	2012	222,195	-	-	-	-	8,090	230,285
CEO, President	2011	159,670	50,000	-	425,463	-	7,489	642,622
Lane J. Castleton (4)	2012	168,846	-	-	-	-	-	168,846
CFO, VP, Treasurer	2011	131,385	14,000	-	147,346	-	-	292,731
Jonathan Thatcher (5)	2012	180,769	-	-	65,954	-	-	246,723
COO, AbTech Industries	2011	147,692	30,000	4,200	172,087	-	-	353,979
Bjornulf White (6)	2012	177,885	-	-	-	-	-	177,885
EVP, AbTech Industries	2011	120,000	20,000	-	171,703	-	-	311,703

(1)	These amounts represent full grant date fair value of these awards, in accordance with the Financial Accounting Standard Board’s (“FASB”) ASC Topic 718. Assumptions used in the calculation of dollar amounts of these awards are included in Note 11 of the December 31, 2012 Consolidated Financial Statements included elsewhere in this prospectus.
(2)	This table includes compensation paid by the Company’s subsidiary AbTech Industries, including such compensation paid prior to the Merger.
(3)	Glenn R. Rink was appointed Chief Executive Officer and President of the Company effective February 10, 2011.
(4)	Lane J. Castleton was appointed Chief Financial Officer of the Company on February 10, 2011.
(5)	Jonathan Thatcher was appointed Vice President and Chief Operating Officer of AbTech Industries on February 10, 2011. The stock award for Mr. Thatcher was valued at the closing price of the Company’s stock on the date of grant.
(6)	Bjornulf White was appointed Vice President Business Development and Corporate Strategy for AbTech Industries on July 1, 2010 and became Executive Vice President on July 1, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table discloses certain information regarding all outstanding equity awards at fiscal year-end for each of the officers named in the Summary Compensation Table, as of December 31, 2012. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. There were no stock awards by the Company in 2012.

Option Awards
Name (a)	Number of securities underlying unexercised options (#) Exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)
Glenn R. Rink	212,951			0.70	12/13/17
	106,476			0.70	10/11/20
	278,593		783,407	0.42	12/14/21
			485,700	0.42	12/14/21
Lane J. Castleton	133,095			0.70	12/13/17
	63,885			0.70	10/11/20
	101,259		284,741	0.42	12/14/21
			150,000	0.42	12/14/21
Jonathan Thatcher	239,570			0.88	12/17/14
	124,868		351,132	0.42	12/14/21
			150,000	0.42	12/14/21
Bjornulf White	53,238			0.70	10/11/20
	110,440		310,560	0.42	12/14/21
			203,600	0.42	12/14/21

Director Compensation

Mr. Rink and Mr. Thatcher are not paid any additional compensation by virtue of their service on the Board. The following table discloses the compensation of our non-employee directors for the last completed fiscal year.

Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($)(1) (d)	Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Olivia H. Farr	4,750	-	65,954	-	-	-	70,704
F. Daniel Gabel	4,500	-	-	-	-	-	4,500
David Greenwald	6,375	-	65,954	-	-	-	72,329
A. Judson Hill	18,000	-	65,954	-	-	-	83,954
Steven W. Kohlhagen	5,000	-	-	-	-	-	5,000
Karl Seitz	21,375	-	43,969	-	-	-	65,344

At December 31, 2012, the aggregate number of stock options outstanding for each non-employee Director was as follows: Ms. Farr, 679,284; Mr. Gabel, 479,571; Mr. Greenwald, 679,284; Mr. Hill, 679,284; Mr. Kohlhagen, 242,500; Mr. Seitz, 599,427.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2011, F. Daniel Gabel, a former director of the Company, purchased a Convertible Note (the “Gabel Note”) and accompanying warrant for 333,333 shares, for $500,000 in a private offering conducted by the Company. $200,000 of the purchase price was remitted in the form of a non-interest bearing Senior Convertible Promissory Note due from AbTech Industries for the principal amount of $200,000. The Gabel Note bears interest at twelve percent (12%) per annum. By mutual agreement, the original maturity date of the Gabel Note was extended from April 30, 2012 to November 30, 2012. On October 8, 2012, Mr. Gabel elected to convert the Gabel Note, including all accrued interest thereon, into 962,956 shares of Company common stock.

In 2011, Mr. Gabel sold a convertible promissory note due from AbTech Industries in the principal amount of $100,000 to another investor for $112,581, representing the face value of the note plus interest accrued thereon at 8% per annum. The investor subsequently converted this note to 198,980 shares of Company common stock.

Steven Kohlhagen, a director of the Company, participated in the 2012 Equity Offering by purchasing 240,000 shares of the Company’s common stock with an accompanying warrant for 24,000 shares for $184,800.

Although we have adopted the Code, we still rely on our Board to review related party transactions on an ongoing basis to prevent conflicts of interest. The Board reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Transactions are presented to our Board for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our Board approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number of shares of our common stock beneficially owned as of the close of business on August 21, 2013 by each of our Directors, each Named Executive Officer listed in the 2012 Summary Compensation Table, the number of shares beneficially owned by all of our Directors and executive officers as a group, and each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of August 21, 2013 upon the exercise of options or warrants. Each beneficial owner’s percentage ownership is determined by assuming that all options and warrants held by such person exercisable within 60 days of August 21, 2013 have been exercised. The table and footnotes also include information about such options.

Unless otherwise noted, the address of each person named in the table is 4110 N. Scottsdale Road, Suite 235, Scottsdale, AZ 85251.

		Common Stock
Name of Beneficial Owner	Footnote Reference	Amount and Nature of Beneficial Ownership**	Percent of Class Owned
Directors and Executive Officers:
Glenn R. Rink	1	3,758,312	5.5%
Jonathan Thatcher	2	368,570	*
Olivia H. Farr	3	754,003	1.1%
David Greenwald	4	1,405,341	2.1%
Steven W. Kohlhagen	5	286,500	*
Karl Seitz	6	379,427	*
A. Judson Hill	7	473,483	*
Lane J. Castleton	8	293,480	*
Bjornulf White	9	158,488	*
All Directors and executive officers as a group (10 persons)		7,877,604	11.1%

5% Holders:
Country Mutual Insurance Company and Country Insurance Company 1705 N. Towanda Avenue, PO Box 2020 Bloomington, IL 61702-2020	10	3,698,560	5.2%

*	Percent of class owned is less than 1%.
**	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(1)	Includes options to purchase 584,927 shares of Abtech common stock.
(2)	Includes options to purchase 358,570 shares of Abtech common stock.
(3)	Includes options to purchase 459,284 shares of Abtech common stock.
(4)	Includes options to purchase 459,284 Abtech common stock and 101,407 shares of Abtech common stock held by Landers Segal Color, Co., Inc. for which Mr. Greenwald has shared voting and investment power.
(5)	Represents 240,000 shares of Abtech common stock and warrants to purchase 24,000 shares of Abtech common stock purchased by Mr. Kohlhagen in the Equity Offering in September 2012, plus options to purchase 22,500 shares of Abtech common stock.
(6)	Represents options to purchase 379,427 shares of Abtech common stock.
(7)	Includes options to purchase 459,284 shares of Abtech common stock.
(8)	Represents options to purchase 293,480 shares of Abtech common stock.
(9)	Represents options to purchase 158,488 shares of Abtech common stock.
(10)	Represents warrants to purchase 435,363 shares of Abtech common stock, 3,263,197 shares of Abtech common stock issuable upon conversion of 612,947 unconverted shares of AbTech Industries Series A Preferred Stock that may be converted at the option of the holder

SELLING SHAREHOLDERS

The 8,536,156 shares of our common stock included in this prospectus, including shares of our common stock issuable pursuant to the terms of outstanding warrants, either (a) were issued to the selling shareholders in the 2012 Equity Offering pursuant to exemptions from the registration requirements of the Securities Act pursuant to Regulation D and Regulation S promulgated thereunder or (b) will be issued to Dutchess in connection with the Equity Line of Credit. Dutchess is neither a broker-dealer nor an affiliate of a broker-dealer, and did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

Dutchess may offer for sale all or part of the Dutchess Shares from time to time, and the table below assumes that Dutchess will sell all of the Dutchess Shares offered for sale. Dutchess is under no obligation, however, to sell any shares pursuant to this Prospectus.

The following table sets forth, as to each of the selling shareholders: the number of shares of our common stock beneficially owned, based on each selling shareholder’s ownership of the common stock purchased pursuant to the Investment Agreement or in the 2012 Equity Offering, including warrants held of record as of August 21, 2013, assuming exercise of all of the warrants held by such selling shareholder on that date, without regard to any limitations on exercise; the number of shares of our common stock being offered by such selling shareholder pursuant to this prospectus; and the number of shares of our common stock beneficially owned upon completion of the offering and the percentage of beneficial ownership upon completion of the offering and entry into the Equity Line of Credit based upon 71,499,203 shares of our common stock outstanding as of August 21, 2013, assuming full exercise of all warrants held by the selling shareholders and outstanding on that date, without regard to any limitations on exercise and the issuance of an estimated 3,124,024 shares of common stock to Dutchess pursuant to the $2,000,000 Equity Line of Credit.

Information in the table below and the notes thereto has been provided to us by the selling shareholders. Beneficial ownership and percentage have been determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or dispositive power with respect to the securities. The information listed below is not necessarily indicative of beneficial ownership for any other purpose. None of the selling shareholders have, within the last three years from the date of this prospectus, held any position, office or material relationship with the Company.

Beneficial Ownership Before Offering
Name	Common Shares Held	Shares Underlying Warrants	Total	Shares of Common Stock in Prospectus	Beneficial Ownership After Offering(1)	Percentage of Beneficial Ownership After Offering
Barry Nathanson	240,000	24,000	264,000	264,000	0	0
Steven Kohlhagen(2)	240,000	24,000	264,000	264,000	0	0
Michelle Stein(3)	195,000	19,500	214,500	214,500	0	0
One GT Associates(4)	600,000	60,000	660,000	660,000	0	0
Carol S. Morton(5)	25,000	2,500	27,500	27,500	0	0
Michael N. Emmerman(6)	455,000	45,500	500,500	500,500	0	0
Philip Scaturro	33,000	3,300	36,300	36,300	0	0
Dan P. Quigley	64,935	6,494	71,429	71,429	0	0
Edward M. Giles IRA #1(7)	600,000	60,000	660,000	660,000	0	0
Rogers H. Morrison, Jr.	50,000	5,000	55,000	55,000	0	0
Curtis F. Brockelman	64,935	6,494	71,429	71,429		0
Michael P. Kerrane	129,870	12,987	142,857	142,857	0	0
Jaime Lifton (19)	162,338	16,234	178,572	178,572	0	0

Beneficial Ownership Before Offering
Name	Common Shares Held	Shares Underlying Warrants	Total	Shares of Common Stock in Prospectus	Beneficial Ownership After Offering(1)		Percentage of Beneficial Ownership After Offering
Kathryn Nanovic-Morlet	65,000	6,500	71,500	71,500	0		0
Sheldon S. Gordon	65,000	6,500	71,500	71,500	0		0
NFS C/F Sheldon S. Gordon IRA(8)	65,000	6,500	71,500	71,500	0		0
Tau Holdings Ltd.(9)	1,298,678	129,868	1,428,546	1,428,546	0		0
Katherine O’Leary	32,468	3,247	35,715	35,715	0		0
Richard O’Leary	32,468	3,247	35,715	35,715			0
MJ Fil Investments LLC (10)	25,974	2,597	28,571	28,571	0		0
Option Opportunities Corp. (11)	51,948	5,195	57,143	57,143	0		0
Warberg Opportunistic Trading Fund (12)	51,948	5,195	57,143	57,143	0		0
NSF C/F Thomas R. Settle IRA(13)	32,500	3,250	35,750	35,750	0		0
Anthony P. Balestrieri(14)	129,900	12,990	142,890	142,890	0		0
Harry Mittelman Revocable Living Trust(15)	129,870	12,987	142,857	142,857	0		0
Axiom Capital Management, Inc.(16)	0	87,217	87,217	87,217	0		0
Dutchess Opportunity Fund, II, LP (17)	0	0	0	3,124,024	0	(18)	0

TOTAL	4,840,832	571,300	5,412,132	8,536,156	0		0

(1)	The numbers in this column assume each selling shareholder sells all of its shares being registered pursuant to this prospectus, including those subject to our Put Right in the Investment Agreement with Dutchess.
(2)	Steven Kohlhagen is a Director of the Company.
(3)	Michelle Stein is an affiliate of Neuberger Berman LLC, a broker dealer. Michelle Stein acquired the securities in the normal course of business and at the time of the acquisition had no agreement, understandings or arrangements with any other persons, to dispose of the securities.
(4)	Jay R. Harris has the voting and investment power over the shares being registered on behalf of One GT Associates and is an affiliate of Axiom Capital Management, a broker dealer. One GT Associates acquired the securities in the normal course of business and at the time of the acquisition had no agreement, understandings or arrangements with any other persons, to dispose of the securities.
(5)	Carol S. Morton is an affiliate of Axiom Capital Management, a broker dealer. Carol S. Morton acquired the securities in the normal course of business and at the time of the acquisition had no agreement, understandings or arrangements with any other persons, to dispose of the securities.
(6)	Michael N. Emmerman is an affiliate of Neuberger Berman, LLC, a broker dealer. Michael N. Emmerman acquired the securities in the normal course of business and at the time of the acquisition had no agreement, understandings or arrangements with any other persons, to dispose of the securities.
(7)	Edward M. Giles has the voting and investment power over the shares being registered on behalf of Edward M. Giles IRA #1.
(8)	Sheldon S. Gordon has the voting and investment power over the shares being registered on behalf of NFS C/F Sheldon S. Gordon IRA.

(9)	Alexander Lau and Geoffrey Lau have shared voting and investment power over the shares being registered on behalf of Tau Holdings Ltd.
(10)	Daniel Warsh and Jonathan Blumberg have shared voting and investment power over the shares being registered on behalf of MJ Fil Investments, LLC.
(11)	Daniel Warsh, Jonathan Blumberg and David Dury have shared voting and investment power over the shares being registered on behalf of Option Opportunities Corp.
(12)	Daniel Warsh and Jonathan Blumberg have shared voting and investment power over the shares being registered on behalf of Warberg Opportunistic Trading Fund, LP.
(13)	Thomas R. Settle, an affiliate of Winchester Group Inc., a broker dealer, has the voting and investment power over the shares being registered on behalf of NFS C/F Thomas R. Settle IRA.
(14)	Anthony P. Balestrieri is an affiliate of Winchester Group Inc., a broker dealer. Anthony P. Balestrieri acquired the securities in the normal course of business and at the time of the acquisition had no agreement, understandings or arrangements with any other persons, to dispose of the securities.
(15)	Harry Mittelman has the voting and investment power over the shares being registered on behalf of Harry Mittelman Revocable Living Trust.
(16)	Axiom Capital Management, Inc. acted as placement agent in connection with the 2012 Equity Offering. Mark D. Martino and Liam Dalton have shared voting and investment power over the shares being registered on behalf of Axiom Capital Management, Inc.
(17)	Dutchess Opportunity Fund, II, LP is a Delaware limited partnership. Michael Novielli and Douglas H. Leighton are managing members of Dutchess Capital Management, II, LLC, which is the General Partner of Dutchess Opportunity Fund II, LP with voting and investment power over the shares. The obligations of Dutchess Opportunity Fund, II, LP under the Equity Line of Credit are not transferable.
(18)	Pursuant to put right set forth in Investment Agreement.
(19)	Jaime Lifton is an affiliate of Gleacher & Company, a broker dealer. Jaime Lifton acquired the securities in the normal course of business and at the time of the acquisition had no agreement, understandings or arrangements with any other persons, to dispose of the securities.

PLAN OF DISTRIBUTION

The selling shareholders may sell our common stock covered by this prospectus (the “registered securities”) from time to time in one or more transactions at:

-	fixed prices;

-	prevailing market prices at the time of sale;

-	varying prices determined at the time of sale; or

-	negotiated prices.

The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling shareholders may effect these transactions by selling the registered securities to or through broker-dealers or directly to investors. Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the sales.

Under the terms of the Investment Agreement, the selling shareholder of shares issued pursuant to the Equity Line of Credit has represented that it will not sell the Company’s common stock short, either directly or indirectly through its affiliates, principals or advisors, during the term of the Investment Agreement.

The registered securities may be sold in one or more of the following transactions:

-	a block trade in which a broker-dealer attempts to sell the shares of the registered securities as agent but may resell a portion of the block as principal to facilitate the transaction;

-	a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

-	an exchange distribution in accordance with the rules of the exchange;

-	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

-	privately negotiated transactions, including directly to investors; and

-	a combination of any of the above transactions.

We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of the registered securities through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the amendment or supplement will disclose:

-	the name of the selling shareholders and the participating broker-dealer;

-	the number of shares of the registered securities involved;

-	the price at which the shares of the registered securities are sold;

-	the commissions paid or discounts or concessions allowed to the broker-dealer;

-	that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

-	other facts material to the transaction.

The selling shareholders may enter into hedging transactions with broker-dealers or affiliates thereof in connection with distributions of the registered securities. In these transactions, broker-dealers or affiliates may engage in short sales of the registered securities pursuant to this prospectus to offset the positions they assume with the selling shareholders and use shares of the registered securities received from the selling shareholders to close out their short positions. The selling shareholders also may sell the registered securities short, deliver this prospectus in connection with some or all of those sales and redeliver the registered securities to close out their short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer or an affiliate thereof of shares of the registered securities. The broker-dealer may then resell or otherwise transfer the shares of the registered securities under this prospectus. The selling shareholders also may loan, pledge or grant a security interest in some or all of the registered securities covered by this prospectus to a broker-dealer or an affiliate thereof. The broker-dealer may sell the loaned or pledged registered securities under this prospectus.

Broker-dealers or agents may receive compensation from the selling shareholders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the registered securities for which they act as agents or to whom they sell as principals, or both. A broker-dealer’s compensation will be negotiated in connection with the sale and may exceed the broker-dealer’s customary commissions. Broker-dealers, agents or the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales of the registered securities. Any commission, discount or concession received by these broker-dealers or agents and any profit on the sale of the registered securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Because Dutchess Opportunity Fund, II, LP is an “underwriter” and the other selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus, other than the Dutchess Shares, which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the registered securities. There is currently no coordinating broker acting in connection with the proposed sale of the registered securities by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which all of the shares of the registered securities have been sold pursuant to this prospectus, (ii) the expiration of the holding period that would be applicable to the registered securities under Rule 144 under the Securities Act were it not held by an affiliate of ours, or (iii) the sale of all of the shares of the registered securities, other than the Dutchess Shares, pursuant to Rule 144. The registered securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the registered securities may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

In order to comply with the applicable securities laws of particular states, if applicable, the shares of registered securities will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the shares of registered securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Dutchess Opportunity Fund, II, LP is an “underwriter” and the selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares of registered securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered securities may be deemed to be underwriting commissions or discounts under the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the registered securities may not simultaneously engage in market making activities with respect to the registered securities for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the registered securities by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will pay all costs, expenses and fees associated with the registration of the registered securities, including without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws. The selling shareholders will pay all underwriting commissions and discounts, selling or placement agent fees or broker fees and commissions, and transfer taxes, if any, associated with the sale of the registered securities. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in sales of the registered securities against specified liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify certain persons against specified liabilities in connection with the offering of the registered securities, including liabilities arising under the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”) may apply to sales of our common stock and activities of the selling shareholders.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Dutchess is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Dutchess that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Dutchess of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 300,000,000 shares of common stock, par value $0.001 per share, of which 67,803,879 shares are issued and outstanding as of August 21, 2013.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends, if any, will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

EXPERTS

The audited consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2012 and 2011 were audited by Semple, Marchal & Cooper, LLP, an independent registered public accounting firm, to the extent set forth in its report and are included herein in reliance upon the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Squire Sanders (US) LLP, Phoenix, Arizona.

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our website address is www.abtechindustries.com. The information on our website is not incorporated into this prospectus.

ABTECH HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED
DECEMBER 31, 2012 AND 2011

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of

Abtech Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Abtech Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Abtech Holdings, Inc. and subsidiaries at December 31, 2012 and 2011, and the results of its operations, stockholders’ equity (deficiency), and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred substantial net losses in recent years resulting in a significant accumulated deficit. This factor raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona

March 29, 2013

F-2

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$2,543,898	$1,386,502
Accounts receivable – trade, net	74,180	108,170
Accounts receivable – related party, net	-	2,032
Inventories, net	397,804	528,009
Deferred charges, net	10,128	439,203
Prepaid expenses and other current assets	14,077	37,988
Total current assets	3,040,087	2,501,904

Fixed assets, net	72,981	49,485
Security deposits	33,940	17,977
Deferred charges, net	4,892	15,020
Total assets	$3,151,900	$2,584,386

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable	$263,379	$483,879
Accounts payable – related party	52,636	29,703
Loans from shareholders	9,000	9,000
Convertible promissory notes, net of discounts	620,000	3,758,082
Convertible promissory notes – related party, net of discounts	1,185,000	578,681
Capital lease obligation – current portion	3,739	-
Customer deposits	41,584	38,505
Accrued interest payable	28,676	126,232
Accrued expenses	190,782	122,790
Total current liabilities	2,394,796	5,146,872

Due to related party	96,181	101,524
Convertible promissory notes – noncurrent portion	6,000	155,000
Convertible promissory notes – related party – noncurrent portion	525,000	1,881,000
Capital lease obligation – noncurrent portion	6,654	-
Warrant liability	-	498,976
Total liabilities	3,028,631	7,783,372

Commitments and contingencies

Stockholders’ equity (deficiency)
Common stock, $0.001 par value; 300,000,000 authorized shares; 64,638,372 and 47,160,435 shares issued and outstanding at December 31, 2012 and 2011, respectively	64,638	47,160
Additional paid-in capital	40,372,764	24,651,344
Non-controlling interest	(1,814,388)	(1,674,105)
Accumulated deficit	(38,499,745)	(28,223,385)
Total stockholders’ equity (deficiency)	123,269	(5,198,986)
Total liabilities and stockholders’ equity (deficiency)	$3,151,900	$2,584,386

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2012	2011

Net revenues	$716,691	$537,152

Cost of revenues	488,281	458,006
Gross profit	228,410	79,146

Operating expenses:
Selling, general and administrative	4,687,011	3,107,596
Research and development	851,999	634,109
Total operating expenses	5,539,010	3,741,705

Operating loss	(5,310,600)	(3,662,559)

Other income (expense):
Interest expense	(4,189,707)	(2,078,704)
Gain on extinguishment of debt	-	115,000
Gain (loss) on valuation of warrant liability	(944,291)	242,052
Other income (expense)	27,955	(1,592)
Total other income (expense), net	(5,106,043)	(1,723,244)

Net loss before income taxes	(10,416,643)	(5,385,803)

Provision for income taxes	-	-
Net loss	(10,416,643)	(5,385,803)
Net loss attributable to non-controlling interest	(596,315)	(489,655)
Net loss attributable to controlling interest	$(9,820,328)	$(4,896,148)

Basic and diluted loss per common share	$(0.19)	$(0.11)
Basic and diluted weighted average number of shares outstanding	52,567,978	44,160,713

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Preferred Stock		Common Stock		Additional		Non-
	Shares	Amounts	Shares	Amounts	paid-in capital	Accumulated deficit	controlling interest	Total
Balance at December 31, 2010	1,589,775	$15,898	30,786,056	$30,786	$18,665,312	$(24,511,687)	$-	$(5,799,691)
Shares issued to effect reverse merger			10,000,000	10,000	(10,000)			-
Preferred shares of subsidiary converting at merger	(150,161)	(1,502)	799,424	799	703			-
Preferred shares of subsidiary that did not convert at merger	(1,439,614)	(14,396)			14,396	1,184,450	(1,184,450)	-
Shares issued for conversion of debt at merger			1,919,320	1,919	1,347,372			1,349,291
Shares issued for debt conversion post-merger			3,065,004	3,065	1,732,119			1,735,184
Stock-based compensation expense					135,545			135,545
Common stock issued for cash			825,000	825	824,175			825,000
Common stock issued for services			449,931	450	320,083			320,533
Shares forfeited and cancelled			(684,300)	(684)	684			-
Beneficial conversion feature of new debt					1,620,955			1,620,955
Net loss						(4,896,148)	(489,655)	(5,385,803)
Balance at December 31, 2011	-	-	47,160,435	47,160	24,651,344	(28,223,385)	(1,674,105)	(5,198,986)
Shares issued for conversion of debt			10,727,005	10,727	7,335,863			7,346,590
Stock-based compensation expense					704,524			704,524
Shares issued for cash			4,840,832	4,841	3,445,497			3,450,338
Shares issued for exercise of warrants			509,848	510	219,489			219,999
Value of warrant liability reclassified to additional paid-in capital					2,577,014			2,577,014
Shares issued for services			300,000	300	239,700			240,000
Beneficial conversion feature of new debt					1,200,433			1,200,433
Preferred shares of subsidiary converting to common stock			1,100,252	1,100	(1,100)	(456,032)	456,032	-
Net loss						(9,820,328)	(596,315)	(10,416,643)
Balance at December 31, 2012	-	$-	64,638,372	$64,638	$40,372,764	$(38,499,745)	$(1,814,388)	$123,269

The accompanying notes are an integral part of these consolidated financial statements.

F-5

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2012	2011
Operating Activities
Net loss	$(10,416,643)	$(5,385,803)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,737	27,635
Common stock issued for services rendered	240,000	320,533
Stock-based compensation expense	704,524	135,546
Preferred stock of subsidiary issued for interest on notes payable	-	20,784
Interest related to beneficial conversion feature	1,200,433	1,620,955
Income from forgiveness of debt	-	(115,000)
Note discount amortized as interest	1,357,134	159,657
Deferred charges expensed as interest	937,234	142,836
Loss (gain) on change in fair value of warrant liability	944,291	(242,052)
Changes in operating assets and liabilities:
Accounts receivable, net	36,022	(60,516)
Inventories, net	130,205	41,033
Prepaid expenses and other current assets	23,911	38,771
Deferred charges, net	(258,181)	(436,222)
Security deposits	(15,963)	-
Accounts payable	(197,567)	(123,624)
Customer deposits	3,079	(154,675)
Accrued interest payable	424,033	86,328
Accrued expenses	67,992	(2,767)
Net cash used in operating activities	(4,794,759)	(3,926,581)

Investing Activities
Purchases of fixed assets	(36,633)	(11,606)
Net cash used in investing activities	(36,633)	(11,606)

Financing Activities
Proceeds from issuance of common stock	3,670,337	825,000
Repayment of borrowings	(275,000)	(1,924,957)
Repayment of borrowings from shareholders	-	(71,500)
Proceeds from notes payable	2,600,000	6,497,100
Repayments under capital lease obligation	(1,206)	-
Net decrease in due to related party	(5,343)	(5,077)
Net cash provided by financing activities	5,988,788	5,320,566

Net change in cash and cash equivalents	1,157,396	1,382,379
Cash and cash equivalents at beginning of period	1,386,502	4,123
Cash and cash equivalents at end of period	$2,543,898	$1,386,502

Supplemental cash flow information:
Cash paid for interest	$270,586	$43,642
Cash paid for income taxes	$-	$-
Noncash investing and financing activities:
Preferred stock of subsidiary issued for conversion of debt, including accrued interest	$-	$3,084,474
Common stock issued for conversion of debt, including accrued interest	$7,346,590	$-
Common stock, warrants and options issued for services	$240,000	$456,079
Unamortized portion of debt discount	$-	$463,235
Portion of debt discount in deferred charges	$-	$118,136
Beneficial conversion feature recorded to additional paid-in capital	$1,200,433	$1,620,955
Preferred shares of subsidiary not converting at merger	$-	$1,184,450
Purchase of fixed assets financed under a capital lease obligation	$11,599	$-
Warrant Liability reclassified to paid-in capital	$2,577,014	$-
Issuance of warrant liability	$1,133,747	$741,028

The accompanying notes are an integral part of these consolidated financial statements

.

F-6

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

NOTE 1 – BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Organization and Description of Business

Abtech Holdings, Inc. (“ABHD” or the “Company”) (formerly Laural Resources, Inc.), was incorporated under the laws of the State of Nevada on February 13, 2007, with authorized capital stock of 300,000,000 shares of common stock at $0.001 par value.

AbTech Industries, Inc. (“AbTech”), a Delaware corporation with an authorized capital of 15,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock, was acquired by ABHD in a reverse acquisition transaction (the “Merger”) on February 10, 2011. In accordance with the merger agreement between AbTech and ABHD (the “Merger Agreement”), ABHD acquired all of the issued and outstanding common stock of AbTech, including shares issuable upon the conversion of Series A preferred stock and convertible promissory notes outstanding, in exchange for the stockholders of AbTech acquiring 46,000,000 shares of ABHD common stock. ABHD also agreed to reduce its number of common shares outstanding to 10,000,000 shares prior to the merger. (See Note 12 – Reverse Acquisition Transaction). The preferred stockholders of AbTech Industries that elected to not convert and exchange their shares for ABHD common shares represent the non-controlling interest shown on the Consolidated Balance Sheets as of December 31, 2012 and 2011.

For accounting purposes, the transaction has been accounted for as a reverse acquisition, with AbTech as the acquirer. These consolidated financial statements of the Company represent a continuation of the financial statements of AbTech, with one adjustment, which is to retroactively adjust the legal capital of AbTech to reflect the legal capital of ABHD. Comparative information presented in these consolidated financial statements also has been retroactively adjusted to reflect the legal capital of the Company, except that the number of shares of preferred stock of AbTech outstanding prior to the Merger are shown as the actual number of shares of preferred stock outstanding.

The Company is an environmental technologies firm that provides innovative solutions to address issues of water pollution. The Company has developed and patented the Smart Sponge® polymer technology. This technology’s oil absorbing capabilities make it highly effective as a filtration media to remove hydrocarbons and other pollutants from flowing or pooled water. The Company is headquartered in Scottsdale, Arizona and has a manufacturing facility located in Phoenix, Arizona.

In May, 2012, the Company formed a new subsidiary, AEWS Engineering, LLC (“AEWS”), an independent civil and environmental engineering firm, established to provide engineering and technology innovation to the water infrastructure sector. AEWS is owned 80% by the Company and 20% by Bjornulf White, the President of AEWS and Executive Vice President of AbTech. Under the AEWS operating agreement, the Company will fund the initial start-up costs of AEWS. Any future profits will be allocated first to those members that have funded prior losses (AbTech) and then to members in proportion to their membership interests. Accordingly, the operations of AEWS for the periods reflected in these condensed consolidated financial statements are allocated 100% to the Company. AEWS has an office located in Raleigh, North Carolina. During 2012, AEWS had no revenues and its activities comprised setting up operations and developing business opportunities.

AbTech’s wholly owned subsidiary, Environmental Security Corporation (“ESC”), was formed by the Company in 2003 to develop a sensor array technology designed to detect impurities in water flows. ESC owns a U.S. patent on this technology and has acquired rights to another monitoring technology, but otherwise had no operations during either 2012 or 2011.

The Company operates in one business segment which is the filtration and treatment of polluted water.

Summary of Significant Accounting Policies

Basis of Financial Statement Presentation – The consolidated financial statements include the accounts of ABHD, AbTech, AEWS and ESC. Intercompany accounts and transactions have been eliminated. The shares of preferred stock of AbTech outstanding prior to the merger are shown in the consolidated financial statements at their actual share amounts without giving effect to the potential of these shares to convert to shares of ABHD common stock. After the Merger, the shares of preferred stock that have not converted to shares of ABHD common stock represent the non-controlling interest shown on the Consolidated Balance Sheets. The consolidated financial statements do not include the operations of ABHD prior to the date of the Merger which are considered to be immaterial to the operations of AbTech. The equity section of the Consolidated Balance Sheets and the basic and diluted weighted average number of shares outstanding on the Consolidated Statements of Operations for periods ended after the date of the Merger represents the actual shares of ABHD outstanding after the share exchanges that occurred as part of the merger transaction.

F-7

Cash and Cash Equivalents – The Company considers all highly liquid debt instruments with a maturity of three months or less when acquired to be cash and cash equivalents.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates are used in determining the allowance for doubtful accounts and inventory allowance, in valuing the warrant liability, beneficial conversion features, stock-based compensation and stock issued in the reverse merger and in determining the classification of conversion options embedded in convertible promissory notes. Due to the uncertainties inherent in the formulation of accounting estimates, and the significance of these items, it is reasonable to expect that the estimates in connection with these items could be materially revised within the next year.

Concentration of Credit Risk – Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed completely to perform as contracted. Concentrations of credit risk that arise from financial instruments exist for groups of customers or counter parties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

Cash and cash equivalents – Financial instruments that subject the Company to credit risk are cash balances maintained in excess of federal depository insurance limits. At December 31, 2012, the Company had $2,095,058 in cash or cash equivalent balances which were not guaranteed by the Federal Deposit Insurance Corporation. To date, the Company has not experienced any losses in such accounts and believes the exposure is minimal.

Major customers and accounts receivable – Major customers represent any customer that accounts for more than 10% of revenues for the year. During 2012, the Company had two customers that accounted for 20% and 14%, respectively, of revenues and whose accounts receivable balances (unsecured) were zero at December 31, 2012. During 2011, the Company had two customers that accounted for 29% and 15%, respectively, of revenues and whose accounts receivable balances (unsecured) accounted for approximately 0% and 42%, respectively, of accounts receivable at December 31, 2011.

Suppliers – Major suppliers represent any vendor that accounts for more than 10% of purchases for the year. During 2012, the Company had one vendor that accounted for 37% of its purchases. This vendor had an accounts payable balance of $5,760 at December 31, 2012. During 2011, the Company had two vendors that accounted for 34% and 41%, respectively, of its purchases. Neither of these vendors had an accounts payable balance at December 31, 2011.

Fair Values of Financial Assets and Liabilities– The Company measures and discloses certain financial assets and liabilities at fair value. Authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Authoritative guidance also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company estimates fair value of the warrant liability using the Black-Scholes valuation model. Significant assumptions were determined as follows:

Expected term is determined under the simplified method using an average of the contractual term and vesting period of the award as appropriate statistical data required to properly estimate the expected term was not available;

F-8

Expected volatility is measured using the historical weekly changes in the market price of the Company’s common stock, disregarding identifiable periods of time in which share price was extraordinarily volatile due to certain events that are not expected to recur during the expected term;

Risk-free interest rate is to approximate the implied yield on zero-coupon U.S. Treasury bonds with a remaining maturity equal to the expected term of the awards; and

Forfeitures are based on the history of cancellations of warrants granted by the Company and management’s analysis of potential future forfeitures.

Inventories – Inventories are stated at the lower of cost or market, with cost computed on an average cost method which approximates the first-in, first-out basis. Inventory costs include raw materials, direct labor and manufacturing overhead. Provision is made for obsolete, slow-moving or defective items where appropriate. The amount of any provision is recognized as an expense in the period the provision occurs.

Warranty Accrual – The Company’s products are subject to warranty periods of one year or less. The warranty accrual is based on management’s best estimate of expected costs associated with product failure and historical product failures. The Company has not incurred any significant warranty claims to date.

Fixed Assets – Fixed assets, stated at cost, are depreciated on the straight-line method for financial statement reporting purposes, over the estimated useful lives of the assets, which range from three to ten years. Leasehold improvement costs are depreciated over the shorter of the lease term or their useful life. Repairs and maintenance costs are expensed as incurred. Betterments or renewals are capitalized when they occur.

Deferred Charges – Deferred charges are costs incurred in connection with the issuance of debt. These costs are capitalized as an asset and amortized over the term of the debt using the effective interest method. Interest expense related to the amortization of these deferred charges totaled $937,234 in 2012 and $142,836 in 2011.

Revenue Recognition – The Company recognizes revenue only when all of the following criteria have been met:

Persuasive evidence of an arrangement exists;

Delivery has occurred or services have been rendered;

The fee for the arrangement is fixed or determinable; and

Collectability is reasonably assured.

Persuasive Evidence of an Arrangement – The Company documents all terms of an arrangement in a quote signed or confirmed by the customer prior to recognizing revenue.

Delivery Has Occurred or Services Have Been Performed – The Company performs all services or delivers all products prior to recognizing revenue. Services are considered to be performed when the services are complete.

The Fee for the Arrangement is Fixed or Determinable – Prior to recognizing revenue, a customer’s fee is either fixed or determinable under the terms of the quote or accepted customer purchase order.

Collectability Is Reasonably Assured – Collectability is assessed on a customer by customer basis based on criteria outlined by management.

In 2012 and 2011, the Company recognized revenue from the sale of its Smart Sponge® and Smart Sponge Plus products, including Ultra-Urban® Filters, Line Skimmers, Passive Skimmers and Smart Paks®. The Smart Paks are usually sold as a component of an engineered system such as an end-of-pipe vault or other larger multi-product treatment train. The Company provides engineering design services on some engineered solutions and to date has not performed any major installation of such systems. Revenue from design services are recognized at the time the engineering services are completed. The Company recognizes shipping and handling fees as revenue and the related expenses as a component of cost of sales. All internal handling charges are charged to selling, general and administrative expenses.

F-9

The payment terms for sales made to distributors vary based on the credit worthiness of the particular vendor and the size of the order. Some orders require prepayment of up to 50% at the time the order is received, others require payment in full before shipping and others are made on terms requiring payment within 30 days of the date of shipment. Distributors do not have a right of return for products purchased from the Company. The Company may on occasion allow a return under appropriate conditions to promote good business practices; however, such returns have been and are expected to be minimal. Regardless of when payment is received from the distributor, revenues are recognized in accordance with the criteria for revenue recognition described above.

Allowance for Doubtful Accounts – The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The allowances are calculated based on a detailed review of individual customer accounts, historical rates and an estimation of the overall economic conditions affecting the Company’s customer base. The Company reviews a customer’s credit history before extending credit. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company charges off uncollectible receivables when all reasonable collection efforts have been exhausted. The allowance for doubtful accounts was $25,000 at December 31, 2012 and $16,600 at December 31, 2011.

Customer Deposits – The Company receives from some distributors a one-time fee for the exclusive distribution rights to its products. In some cases, this nonrefundable fee represents a prepayment by the distributor for future product purchases. In such cases the deposit is recognized as revenue when products are shipped and the risks and rewards of ownership have been transferred or when the distributor forfeits the prepayment, in accordance with the terms of the distribution agreement.

Cost Recognition – Cost of revenues includes all direct material and labor costs and those indirect costs of bringing raw materials to sale condition, including depreciation of equipment used in manufacturing and shipping and handling costs. Selling, general, and administrative costs are charged to operating expenses as incurred. Research and development costs are expensed as incurred and are included in operating expenses. Advertising costs are expensed as incurred. Total advertising costs for 2012 and 2011 were $12,795 and $23,792, respectively.

Long-Lived Assets – The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. When indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount, the Company measures the amount of such impairment by comparing the assets' carrying value to the assets' present value of the expected future discounted cash flows. Impairment charges, if any, are recorded in the period realized.

Income Taxes – Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established to reduce a deferred tax asset to the amount expected to be realized. The Company assesses its ability to realize deferred tax assets based on current earnings performance and on projections of future taxable income in the relevant tax jurisdictions. These projections do not include taxable income from the reversal of deferred tax liabilities and do not reflect a general growth assumption but do consider known or pending events, such as the passage of legislation. The Company’s estimates of future taxable income are reviewed annually. All tax positions are first analyzed to determine if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. After the initial analysis, the tax benefit is measured as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Our income tax returns are subject to adjustment under audit for approximately the last four years.

If the Company is required to pay interest on the underpayment of income taxes, the Company recognizes interest expense in the first period the interest becomes due according to the provisions of the relevant tax law.

If the Company is subject to payment of penalties, the Company recognizes an expense for the amount of the statutory penalty in the period when the position is taken on the income tax return. If the penalty was not recognized in the period when the position was initially taken, the expense is recognized in the period when the Company changes its judgment about meeting minimum statutory thresholds related to the initial position taken.

Stock-Based Compensation – All share-based payments to employees, including grants of employee stock options, are expensed based on their estimated fair values at grant date, in accordance with ASC 718.

F-10

Compensation expense for stock options is recorded over the vesting period using the estimated fair value on the date of grant, as calculated by the Company using the Black-Scholes model. The Company classifies all share-based awards as equity instruments and recognizes the vesting of the awards ratably over their respective terms.

See Note 11 for a description of the Company’s share-based compensation plan and information related to awards granted under the plan.

Fair Value of Warrant Liability and Note Discount – The Company bifurcates the value of warrants sold with promissory notes when the warrants meet the characteristics of a derivative. This bifurcation results in the establishment of a warrant liability and a corresponding note discount in the same amount. The warrant liability is originally valued, and subsequently revalued at each valuation date, using the Black-Scholes valuation model because there is no market price available for the warrants. This model uses estimates of volatility, risk free interest rate and the expected term of the warrants, along with the current market price of the Company’s common stock, to estimate the value of the outstanding warrants. The value of these warrants can change significantly as the market price of the underlying common stock changes. At each valuation date, this could result in a gain or loss depending on the change in the market price of the stock, among other factors, from one valuation date to the next. The Company recognized such a loss of $(944,291) for the year ended December 31, 2012, and a gain of $242,052 for the year ended December 31, 2011. When a warrant expires, is exercised or is no longer considered a derivative because the factors that caused the warrant to be characterized as a derivative have changed or expired, the warrant is revalued as of such date and the corresponding value is reclassified to additional paid in capital. During 2012, the Company reclassified as additional paid-in capital warrant liability amounts of $337,772 for warrants that had been exercised and $2,239,242 for warrants that no longer met the characteristics of a derivative.

Net Loss Per Share – Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period. The calculation of basic loss per share gives retroactive effect to the recapitalization related to the reverse acquisition of AbTech Industries by AbTech Holdings. The Company has other potentially dilutive securities outstanding that are not shown in a diluted net loss per share calculation because their effect in both 2012 and 2011 would be anti-dilutive. These potentially dilutive securities include Series A Preferred Stock, options, warrants and convertible promissory notes (see Notes 10 and 11), and total 27,366,867 shares at December 31, 2012, and 31,667,254 shares at December 31, 2011.

Conversion Options – The Company bifurcates conversion options embedded in financial instruments and accounts for them at fair value when required. The Company has determined that none of its embedded conversion options require bifurcation.

Imputed Interest – A note issued solely for cash equal to its face amount is presumed to earn the stated rate of interest. However, in some cases the parties may also exchange unstated (or stated) rights or privileges, which are given accounting recognition by establishing a note discount or premium account. In such cases, the Company imputes interest when required.

Reverse Acquisition – The Company has accounted for the reverse acquisition discussed above in accordance with ASC 805-40 (Reverse Acquisitions). The 10,000,000 shares of ABHD outstanding immediately prior to the reverse acquisition represent the consideration transferred for the merger.

Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2012, that are of significance, or potential significance, to the Company.

In May 2011, the FASB issued authoritative guidance regarding measurement of fair value and for disclosing information about fair value measurements. Application of the highest and best use and valuation premise concepts are clarified for use in measuring the fair value of nonfinancial assets and are not relevant when measuring the fair value of financial assets or of liabilities. New disclosures should disclose quantitative information about the unobservable inputs used in a fair value measurement that is categorized within Level 3 of the fair value hierarchy. This guidance became effective for the Company for fiscal years and interim periods within those years beginning in 2012. The adoption of this guidance had no material effect on the Company’s financial statements.

F-11

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. As shown in the consolidated financial statements, the Company has incurred ongoing net losses since inception. These losses, with the associated substantial accumulated deficit, are a direct result of the Company’s product development activities and the costs of introducing its technologies to the market and pursuing market acceptance. In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheets is dependent upon continued operations of the Company which in turn is dependent upon the Company’s ability to meet its financing requirements, and the success of its future operations. The Company operates in a new, developing industry with a variety of competitors. These factors raise substantial doubt about the Company’s ability to continue as a going concern. As a result, the Company’s independent registered public accounting firm issued a going concern opinion on the accompanying consolidated financial statements.

Management believes that the Company’s ability to continue as a going concern will be dependent on its ability to raise additional capital and/or generate significant sales growth in the short term. The Company’s ability to achieve these objectives cannot be determined at this time. Management’s plans in regard to these matters are described as follows:

Sales and Marketing. Historically, the Company has selected qualified distributors to represent its products in key geographic markets. The recent economic downturn and other factors have led to a significant contraction in sales revenue as municipalities, the Company’s primary customers, experienced severe budgetary and financial constraints. In an attempt to reinvigorate sales, the Company has redirected its focus on multiple market segments and has revised its go-to-market strategy by disengaging distributors with exclusive geographic territories, in favor of new alliances with larger, market-dominant companies to cover entire market segments such as municipal stormwater, federal facilities and industrial process water. In early 2011, the Company signed its first such distribution agreement with Waste Management, Inc., (“WMI”) a company that has a major presence in the public sector market. Under this distribution agreement, market rollout has been initiated in several market areas and the Company has worked with WMI to develop programs for Private Public Partnerships (“P3s”) for municipal customers. In December 2012 the Company announced the signing of a letter of intent with a California municipality for the first such P3 project. The Company expects more of these P3 projects to come on line in 2013. The Company is also making efforts to expand into new markets addressing the treatment of produced water in the mining and drilling industries and is also pursuing activities in a few selected foreign markets.

Financing. To date, the Company has financed its operations primarily with loans from shareholders, private placement financings and sales revenue. During 2012, the Company raised $3.7 million in a private offering of common stock and accompanying warrants, and raised $2.6 million in the final closing of a private offering of convertible promissory notes that raised a total of $7.3 million during 2012 and 2011. During 2012, $275,000 of these convertible promissory notes were repaid, $6,545,000 were converted to common stock and $480,000 remained outstanding at December 31, 2012. The high proportion of these convertible promissory notes that converted to common stock allowed the Company to preserve cash for operations that otherwise may have been needed to repay debt. Management believes that with continued field validation successes, an improving economy, federal regulatory approval of the Company’s antimicrobial technologies, and success in implementing P3 stormwater programs for municipal customers, sales revenue can grow rapidly, thus enabling the Company to reverse its negative cash flow and raise additional capital as needed. There is no assurance that the Company can achieve sustainable operations or that additional capital, if needed, will be available on acceptable terms.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - INVENTORIES

Inventories consist of the following at December 31:

	2012	2011
Raw materials	$105,971	$76,381
Work in process	354,554	446,538
Finished goods	47,279	106,625
Reserve for obsolescence	(110,000)	(101,535)
Total	$397,804	$528,009

F-12

NOTE 4 - FIXED ASSETS

Fixed assets consist of the following at December 31:

	2012	2011
Furniture and fixtures	$128,890	$128,093
Computer equipment	50,563	61,831
Machinery and equipment	278,962	250,986
Leasehold improvements	19,348	19,348
Total cost	477,763	460,258
Less accumulated depreciation	(404,782)	(410,773)
Net book value	$72,981	$49,485

Depreciation expense charged to operations during 2012 and 2011 was $24,737 and $27,635, respectively.

NOTE 5 - COMMITMENTS

Capital Leases – In 2012, the Company’s subsidiary, AEWS, entered into a capital lease for the purchase of telephone equipment valued at $11,599. In 2012, depreciation expense of $966 was recorded for these assets leaving an accumulated depreciation balance at December 31, 2012 of $966. The Company had no other capital leases at December 31, 2012. Minimum future lease payments and present values of the net minimum lease payments for this capital lease are as follows:

Year ended December 31:
2013	$4,447
2014	4,447
2015	2,965
Total minimum lease payments	11,859
Less: Sales tax amounts	750
Net minimum lease payments	11,109
Less: imputed interest	716
Present value of net minimum lease payments	10,393
Less: current portion	3,739
Capital lease obligation noncurrent portion	$6,654

Operating Leases – The Company leases office and warehouse space, office equipment and an automobile under various non-cancelable operating leases that extend through May 2018. Total rental expense charged to operations during the years ended December 31, 2012 and 2011 were $347,359 and $271,906, respectively. Future annual minimum lease payments for the next five years, under non-cancelable operating leases with initial or remaining terms of one year or more, as of December 31, 2012, are as follows:

Year	2013	2014	2015	2016	2017	Thereafter	Total
Amount	$338,390	$375,574	$350,233	$244,397	$229,075	$64,451	$1,602,120

Indemnification Agreements - The Company enters into indemnification provisions under its agreements with officers and directors and companies in its ordinary course of business, typically with business partners, customers, landlords, lenders and lessors. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2012.

Other Commitments – The Company has other commitments for consulting fees that extend through 2013 amounting to $68,350. These commitments are cancellable on 15-30 days’ notice.

F-13

NOTE 6 - LOANS FROM SHAREHOLDERS

Loans from shareholders at December 31, 2012 and 2011 represent a $9,000 short-term loan made by a prior Director of the Company to the Company’s subsidiary, ESC. This loan is unsecured, non-interest bearing and “due on demand.”

NOTE 7 - RELATED PARTY TRANSACTIONS

Accounts receivable; related party – represents the amount due from a past distributor owned by certain ABHD stockholders.

Accounts payable; related party – At December 31, 2012 directors of the Company were owed $42,500 for unpaid directors fees earned during 2012. In addition, the Company owed $10,000 for advertising fees to an environmental group for which the Company’s president serves on the Board of Trustees. Accounts payable - related party at December 31, 2011 represents $25,000 owed to the environmental group and approximately $4,700 due to executives of the Company for travel expenses.

Due to related party – represents amounts owed to a related company for services provided in the form of office and clerical support, and cash advances. On December 31, 1998, the Company executed a loan document in the amount of $127,353, with an original maturity date of December 31, 2003 (extended to December 31, 2013), with interest accruing at the rate of 5% per annum until the loan is paid in full. In the event of default of principal or interest, the entire unpaid balance, including principal and interest, will be due and payable without notice, with interest accruing at 8% from the date of default.

Convertible Promissory Notes – In 2011, a director purchased a Convertible Promissory Note and accompanying warrant for 333,333 shares, for $500,000 in the July 2011 Offering (see Note 14 – PRIVATE PLACEMENTS). $200,000 of the purchase price was remitted in the form of a non-interest bearing Senior Convertible Promissory Note due from AbTech Industries. In 2011, a Convertible Note held by this director in the principal amount of $100,000 was purchased by another investor and converted with interest into 198,980 shares of Company common stock. This director resigned as a director in 2012 and subsequently converted the $500,000 Convertible Promissory Note with accrued interest thereon into 962,956 shares of ABHD common stock during 2012.

Equity – A director of the Company participated in the 2012 Equity Offering by purchasing 240,000 shares of the Company’s common stock with an accompanying warrant for 24,000 shares for $184,800. In 2011, the Company granted 10,000 shares of common stock to a director for financial services provided by the director to the Company. The shares were valued at $0.42 per share and recorded as stock issued for services.

Stock Options – The Company granted 1,360,494 stock options to directors of the Company in 2012. In 2011, the Company granted 4,734,300 stock options to directors and officers of the Company (see Note 11 – STOCKHOLDERS’ EQUITY AND STOCK-BASED COMPENSATION).

NOTE 8 – ACCRUED EXPENSES

Accrued expenses consist of the following at December 31:

	2012	2011
Accrued payroll	$99,345	$62,180
Deferred rent	27,884	21,941
Accrued vacation	58,405	32,692
Accrued warranty reserve	5,000	5,000
Other accruals	148	977
	$190,782	$122,790

NOTE 9 - INCOME TAXES

There is no current or deferred tax expense for the years ended December 31, 2012 and 2011 due to the Company’s loss position and the full reserve taken on the Company’s deferred tax asset in both years.

F-14

A reconciliation of statutory rates is as follows at December 31:

	2012	2011
Statutory Rate	34.0%	34.0%
State income taxes, net of federal income tax benefit	5.0%	5.0%
Reduction in valuation allowance related to net operating loss carry-forwards and change in permanent differences	-39.0%	-39.0%
	0.0%	0.0%

The tax effects of temporary differences that give rise to deferred tax assets (liabilities) are as follows at December 31:

	2012	2011
Deferred tax assets (liabilities):
Net operating loss carryforwards	$12,764,000	$10,447,000
Accumulated depreciation	(14,000)	(13,000)
Less valuation allowance	(12,750,000)	(10,434,000)
Net deferred tax assets	$-	$-

During the years ended December 31, 2012 and 2011, net deferred tax benefit was approximately $2,316,000 and $1,293,000, respectively. At December 31, 2012 and 2011, the Company has federal loss carryforwards of approximately $33.9 million and $27.9 million, respectively, and state loss carryforwards of approximately $16.2 million and $12.5 million, respectively, which are available to reduce future taxes, if any. These net operating loss carryforwards expire through 2032 and 2017, respectively. The net change in the total valuation allowance for the years ended December 31, 2012 and 2011 was a net increase of approximately $2,316,000 and $1,293,000, respectively. Based on the Company’s loss position and the uncertainty of the amount and timing of future taxable income, management believes that it is more likely than not that the Company will not fully realize the benefit of its net deferred tax assets. Pursuant to Internal Revenue Code Section 382, annual utilization of the Company’s net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% is deemed to occur within any three-year period. The Company believes that the Reverse Acquisition Transaction will not cause any limitation on future utilization of net operating loss carryforwards.

NOTE 10 – CONVERTIBLE PROMISSORY NOTES

At December 31, 2012 and 2011, the Company had promissory notes outstanding of $2,336,000 and $6,372,763, respectively, convertible into shares of the Company’s common stock. The conversion rate (stated in terms of the conversion rate into shares of ABHD common stock), interest rate and maturity dates of the notes outstanding at December 31, 2012, are shown in the table below:

Type of Financing	Principal Amount	Interest Rate	Conversion Rate	Maturity Date
Related Party
Senior Convertible Notes	585,000	0%	$0.70	3/31/2013
Senior Convertible Notes	400,000	0%	$0.70	7/7/2013
Senior Convertible Notes	200,000	0%	$0.70	12/19/2013
Senior Convertible Notes	325,000	0%	$0.70	2/3/2014
Senior Convertible Notes	200,000	0%	$0.70	4/16/2014
Subtotal - related party	1,710,000
Non-related party
Junior Convertible Notes	25,000	0%	$0.50	9/30/2011
Senior Convertible Notes	115,000	0%	$0.70	3/31/2013
Senior Convertible Notes	6,000	0%	$0.70	5/11/2014
Secured ABHD Notes	480,000	6%	$0.70	5/1/2013
Subtotal - non-related party	626,000
Total	$2,336,000

F-15

The conversion rate (stated in terms of the conversion rate into shares of ABHD common stock), interest rate and maturity dates of the notes outstanding at December 31, 2011, are shown in the table below:

Type of Financing	Principal Amount	Interest Rate	Conversion Rate	Maturity Date
Related Party
Junior Convertible Notes	$100,000	0%	$0.50	9/30/2011
Senior Convertible Notes	750,000	0%	$0.70	3/31/2013
Senior Convertible Notes	400,000	0%	$0.70	7/7/2013
Senior Convertible Notes	200,000	0%	$0.70	12/19/2013
Senior Convertible Notes	325,000	0%	$0.70	2/3/2014
Senior Convertible Notes	200,000	0%	$0.70	4/16/2014
Senior Convertible Notes	6,000	0%	$0.70	5/11/2014
ABHD Convertible Notes	500,000	12%	$0.60	4/30/2012
Unamortized discount on ABHD Convertible Notes	(21,319)
Subtotal - related party	2,459,681

F-16

Type of Financing	Principal Amount	Interest Rate	Conversion Rate	Maturity Date
Non-related party
Senior Convertible Note	55,000	0%	$0.70	4/8/2014
Senior Convertible Notes	100,000	0%	$0.70	11/25/2014
ABHD Convertible Notes	200,000	12%	$0.60	4/30/2012
Secured ABHD Notes	25,000	12%	$0.70	5/15/2012
Secured ABHD Notes	25,000	12%	$0.70	5/18/2012
Secured ABHD Notes	50,000	12%	$0.70	5/22/2012
Secured ABHD Notes	550,000	12%	$0.70	6/3/2012
Secured ABHD Notes	675,000	12%	$0.70	6/19/2012
Secured ABHD Notes	650,000	12%	$0.70	7/24/2012
Secured ABHD Notes	1,645,000	12%	$0.70	8/18/2012
Secured ABHD Notes	380,000	12%	$0.70	8/24/2012
Unamortized discount on Secured ABHD Notes	(441,918)
Subtotal - non-related party	3,913,082
Total	$6,372,763

The terms of the various types of convertible notes included in the tables above are described as follows:

Junior Convertible Notes and Senior Convertible Notes – These notes are convertible into shares of AbTech Series A preferred stock and, consequently, into shares of ABHD common stock. The conversion rate shown in the table above reflects the rate at which the notes could be converted into shares of ABHD common stock. The notes are due in full at maturity but may be prepaid at any time prior to the maturity date with proper notice to the note holder. In the event of liquidation of AbTech, the Senior Convertible Notes have priority in right of payment over the Junior Convertible Notes. Additionally, holders of Senior Convertible Notes have priority over any amounts due stockholders of AbTech, regardless of the form of payment which may be due. One note included in the table above has a maturity date prior to December 31, 2012; however, the note holder has indicated its intention to convert the note in accordance with its terms in 2013.

ABHD Convertible Notes – These notes were issued as part of the July 2011 Offering (see Note 14 - PRIVATE PLACEMENTS).

Secured ABHD Convertible Notes – These notes were issued in the September 2011 Offering (see Note 14 - PRIVATE PLACEMENTS).

Aggregate maturities of debt obligations commencing in 2013 are:

2013	2014	Total
$1,805,000	$531,000	$2,336,000

NOTE 11 – STOCKHOLDERS’ EQUITY (DEFICIENCY) AND STOCK-BASED COMPENSATION

Stock Options

The Company grants stock options to officers, directors, employees and consultants under stock plans.

AbTech’s 2007 Stock Plan - Prior to the Merger with ABHD, AbTech issued stock options under a plan (the “2007 Stock Plan”) that allowed up to 15% of the capital stock outstanding of AbTech to be available for awards granted under the plan. Options granted under the plan expire on the earlier of the stated expiration date or, in the case of incentive stock options, ninety days after the date employment ends or, in the case of non-statutory options, 30 days after the optionee ceases to be a service provider to the Company. The stated expiration dates occur between 2015 and 2020. Stock options were granted at the fair market value of the common stock as determined by the Board of Directors on the date of grant and are exercisable subject to vesting provisions and performance objectives. All outstanding stock options granted by AbTech outstanding as of the date of the reverse acquisition transaction with ABHD automatically convert into options for the purchase of shares of ABHD common stock at the rate of 5.32 shares of ABHD stock for each share of AbTech stock. ABHD will issue new authorized shares for AbTech stock options exercised after February 10, 2011, the date of the Merger.

F-17

ABHD’s 2012 Incentive Stock Plan – In May 2012, the shareholders of ABHD approved the 2012 Incentive Stock Plan (the “2012 Plan”), which allows for up to 9,000,000 shares of common stock awards to be granted during the term of the plan. The exercise price of options granted under the 2012 Plan is determined by the 2012 Plan Committee and may not be less than 100% of the fair market value of the common stock of ABHD on the grant date. Options expire not more than 10 years from the date of grant.

For the years ended December 31, 2012 and 2011, compensation expense of $634,849 and $77,532, respectively, for stock options accounted for under ASC 718 is included in Selling, general and administrative expense in the consolidated statements of operations. There was no related tax benefit recognized due to the Company’s loss position. At December 31, 2012, the Company had approximately $1,663,551 of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 2 years. No cash was received from the exercise of stock options during 2012 or 2011.

Compensation expense was determined from the estimates of fair values of stock options granted using the Black-Scholes option pricing model. The following table summarizes the weighted average of fair value and the significant assumptions used in applying the Black-Scholes model for options granted in 2012 and 2011:

	2012	2011
Weighted average of fair value for options granted	$0.36	$0.27
Weighted average assumptions used:
Expected dividend yield	0.0%	0.0%
Expected volatility	85.0%	81.5%
Risk-free interest rate	0.7%	1.9%
Expected life (in years)	2.3	5.0

The assumptions for expected dividend yield, expected volatility and expected term reflect management’s judgment and include consideration of historical experience. Expected volatility is based on historical volatility of the Company’s shares. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

The Company’s stock option activity for the years ending December 31, 2012 and 2011 is summarized below (all share amounts for options granted by AbTech have been restated to give effect to the merger exchange ratio and reflect the equivalent number of ABHD shares):

AbTech Options

	Number of AbTech Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding at December 31, 2010	5,329,107	$0.70	6.6
Forfeited or expired	(2,629,949)	0.70
Outstanding at December 31, 2011	2,699,158	0.70	3.5
Expired	(1,117,994)	0.70
Outstanding at December 31, 2012	1,581,164	$0.70	4.2

As of December 31, 2012, there were 1,581,164 stock options outstanding and exercisable with a weighted average remaining life of 4.2 years and an intrinsic value of $0.

ABHD Options

	Number of ABHD Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Term
Outstanding at December 31, 2010	640,000	$0.55	4.9
Granted	4,734,300	0.42
Outstanding at December 31, 2011	5,374,300	0.44	9.6
Granted	2,662,494	0.80
Expired	(40,000)	0.42
Outstanding at December 31, 2012	7,996,794	$0.56	6.9

As of December 31, 2012, there were 7,996,794 stock options outstanding with a weighted average remaining life of 6.9 years and an intrinsic value of $2,509,781. As of December 31, 2012, there were approximately 2,762,408 options exercisable with a weighted average remaining life of 4.6 years and an intrinsic value of $624,761. Of the non-exercisable stock options outstanding at December 31, 2012, 3,015,086 stock options vest over time between 2013 and 2015 and 2,219,300 stock options vest only upon the Company achieving specific performance objectives in 2013.

The following table summarizes the activity of the shares and weighted-average grant date fair value of the Company’s non-vested common stock options during the years ending December 31, 2012 and 2011:

	Non-vested AbTech Shares		Non-vested ABHD Shares
	Number of Shares	Weighted- average grant date fair value	Number of Shares	Weighted -average grant date fair value
Non-vested at December 31, 2010	2,502,178	$0.18	640,000	$0.12
Granted	-		4,734,300	0.27
Vested	(399,284)	0.10	(320,000)	0.12
Forfeited or expired	(2,102,894)	0.20	-
Non-vested at December 31, 2011	-	-	5,054,300	0.27
Granted			2,662,494	0.36
Vested			(2,442,408)	0.26
Expired			(40,000)	0.27
Non-vested at December 31, 2012	-	$-	5,234,386	$0.32

Common stock

In conjunction with the Merger that occurred in February 2011, the Company sold 2,320,000 shares of common stock for $2,320,000 of cash. Of this amount, 1,495,000 shares were issued during 2010 and 825,000 shares were issued during 2011 (see Note 12 - REVERSE ACQUISITION TRANSACTION).

During 2012 and 2011, the Company issued 300,000 and 449,931 shares, respectively, of common stock to five entities for services rendered to the Company. These shares were valued at the closing market price of the Company’s common stock on the measurement date in accordance with the provisions of ASC 505-50-30. The resulting expense of $240,000 and $320,533 in 2012 and 2011, respectively, is included in Selling, general and administrative expense in the consolidated statements of operations.

During 2012, the Company sold 4,840,832 shares of common stock to accredited investors in a private offering for $3,450,338 of cash, net of financing costs (see Note 14 – PRIVATE PLACEMENTS).

During 2012, the Company issued 366,666 shares of ABHD common stock upon the exercise of warrants for cash payments of $219,999 and 143,182 shares of ABHD common stock upon the exercise of warrants where the cashless exercise feature of the warrants was used.

During 2012, 10,727,005 shares of ABHD common stock were issued for the conversion of debt and interest accrued thereon totaling $7,346,590. Of this converted debt, $280,000 (converted into 441,707 shares of ABHD common stock) represented convertible promissory notes of the Company’s subsidiary, AbTech Industries. During 2011, 4,984,324 shares of ABHD common stock were issued for the conversion of AbTech Industries debt and interest accrued thereon totaling $3,084,474.

F-18

Warrants

In 2012 the Company issued the following warrants:

Thirty-one investors participating in the February 2012 closing of the September 2011 Offering (see Note 14 – PRIVATE PLACEMENTS) received warrants to purchase 1,733,335 shares of ABHD common stock and the placement agent for the offering received a warrant to purchase 220,953 shares of ABHD common stock related to the February 2012 closing.

Seven investors participating in the September 2011 Offering (see Note 14 – PRIVATE PLACEMENTS) received in 2012 additional warrants to purchase 60,335 shares of ABHD common stock when the Company, in accordance with the maturity date extension terms of Secured Notes, elected to extend the maturity dates of the seven affected Secured Notes.

Twenty-five investors participating in the 2012 Equity Offering (see Note 14 – PRIVATE PLACEMENTS) received warrants to purchase 484,083 shares of ABHD common stock. In addition, the placement agent for the 2012 Equity Offering received a warrant to purchase 87,217 shares of ABHD common stock.

Three consultants received warrants to purchase an aggregate 250,000 shares of ABHD common stock for consulting services rendered to the Company. Of these warrant shares, 200,000 have an exercise price of $0.71 per share and expire April 16, 2014. The other 50,000 warrant shares have an exercise price of $0.80 per share and expire August 16, 2015. Compensation expense related to these warrants of $69,675 was included in Selling, general and administrative expense in the consolidated statements of operations.

In 2011 the Company issued the following warrants:

Thirty investors participating in the September Private Placement (see Note 14 - PRIVATE PLACEMENTS) received warrants to purchase 2,666,667 shares of ABHD common stock. In addition, the placement agent received warrants to purchase 533,333 shares of ABHD common stock.

Three individuals participating in the July Offering (see Note 14 - PRIVATE PLACEMENTS) received warrants to purchase 466,666 shares of ABHD common stock.

Two individuals received warrants to purchase 530,000 shares of ABHD common stock as compensation for consulting services provided to the Company. These warrants have an exercise price of $0.50 per share. One warrant for 30,000 shares expires on July 23, 2013 and the other warrant for 500,000 shares expires on February 28, 2014. Compensation expense related to these warrants of $58,014 was included in Selling, general and administrative expense in the consolidated statements of operations.

A summary of common stock warrants outstanding at December 31 is as follows:

	AbTech Warrants		ABHD Warrants
	Number of Warrants	Weighted- average Exercise Price	Number of Warrants	Weighted- average Exercise Price
Outstanding at December 31, 2010	5,066,698	$0.79	-	-
Granted	-	-	4,196,666	$0.59
Exercised	-	-	-	-
Forfeited or expired	(3,306,069)	0.80	-	-
Outstanding at December 31, 2011	1,760,629	0.77	4,196,666	0.59
Granted	-	-	2,835,923	0.67
Exercised for cash	-	-	(366,666)	0.60
Exercised-cashless	-	-	(450,000)	0.60
Expired	(86,954)	0.70	-	0.60
Outstanding at December 31, 2012	1,673,675	$0.77	6,215,925	$0.64

The 1,673,675 exercisable AbTech warrants outstanding at December 31, 2012 expire at various dates through 2015 and have a weighted average remaining life of 1.7 years.

The 6,215,924 exercisable ABHD warrants outstanding at December 31, 2012 expire at various dates through 2017 and have a weighted average remaining life of 3.7 years.

AbTech Series A Convertible Preferred Stock

AbTech has designated 3,500,000 of its 5,000,000 authorized preferred shares as Series A Convertible Preferred Stock (“Series A Stock”) and has 1,232,947 of such shares issued and outstanding at December 31, 2012. These shares represent the non-controlling interest in the Company’s subsidiary as shown on the Consolidated Balance Sheets and Consolidated Statements of Operations. Series A Stock has a par value of $0.01 and no liquidation or dividend preferences. During 2012, holders of 206,667 shares of Series A Stock elected to convert their shares of Series A Stock into 1,100,252 shares of ABHD common stock as provided for under the Merger Agreement (see NOTE 12 – REVERSE ACQUISITION TRANSACTION).

F-19

The holders of Series A Stock may at any time elect to convert any or all such shares into common shares of AbTech at a conversion rate initially set at one share of AbTech common stock for each share of Series A Stock, subject to certain anti-dilution adjustments that protect Series A Stockholders if AbTech issues new shares at less than $3.75 per share. The Series A Stock will automatically convert into common shares upon either (a) the closing of a firm underwritten public offering, (b) subsequent listing on the New York Stock Exchange or the NASDAQ Global Market, or (c) upon the sale or transfer of substantially all the assets or the consolidation or merger with an entity solely for cash or solely for cash and securities listed on the New York Stock Exchange or the NASDAQ Global Market.

While Series A Stockholders have no voting rights as ABHD stockholders, they do have specific rights pertaining to the governance of AbTech, ABHD’s subsidiary. As long as Series A Stockholders hold, on a converted basis, at least 8% of the Common Stock of AbTech, they will be granted a pre-emptive right to maintain their respective ownership percentages, as determined on a fully-diluted basis, in subsequent sales of Common Stock or Common Stock Equivalents conducted by AbTech. Series A Stockholders have a right to designate up to three Directors to the AbTech Board of Directors (Series A Directors) and the Series A Directors are entitled to choose at least one member of the AbTech Audit Committee and one Member of the AbTech Compensation Committee. Corporate governance provisions were also modified to require various levels of supermajority approval by the AbTech Board for specific, major actions taken by AbTech. For some actions, approval of 2/3rds of the Series A Directors is required.

Common shares reserved for future issuance

As of December 31, 2012, ABHD common shares reserved for future issuance were as follows (all shares are stated in ABHD share equivalents):

Conversion of convertible AbTech preferred stock	6,563,943
Shares issuable upon conversion of debt	3,335,367
Stock options outstanding	9,577,958
Warrants to purchase common stock	7,889,600
27,366,868

NOTE 12 – REVERSE ACQUISITION TRANSACTION

On February 10, 2011, ABHD closed a reverse acquisition transaction (the “Merger”) with its wholly owned subsidiary, Abtech Merger Sub, Inc., and AbTech pursuant to an Agreement and Plan of Merger dated July 17, 2010. As a result of the Merger, ABHD acquired all of the issued and outstanding common stock of AbTech in exchange for the common stockholders of AbTech (including Series A preferred stockholders and holders of convertible debt with rights to convert their holdings into shares of AbTech common stock) acquiring an approximate 78% ownership interest in ABHD. In addition, AbTech became the “Surviving Corporation” a majority-owned subsidiary of ABHD, and ABHD acquired the business and operations of AbTech.

Issuance of Common Stock – At the closing of the Merger, ABHD issued 32,009,801 shares of its common stock to the stockholders of AbTech in exchange for 100% of the issued and outstanding common stock of AbTech. Immediately prior to the Merger, ABHD had 10,000,000 shares of common stock issued and outstanding, excluding the shares issued as part of a $3 million funding required by the Merger Agreement. $1,645,000 of the $3 million funding was received by ABHD prior to closing. The financier issued a promissory note (the “Note”) to ABHD for the $1,355,000 balance of the financing commitment which was to be funded in cash after the Merger closing. The Note was secured by a total of 1,145,000 shares of ABHD common stock pledged by the financier (the “Collateral”). ABHD elected to hold the Note as a funding commitment only and did not record the Note or issue any shares in exchange for the Note. Subsequent to the date of the merger, ABHD received $675,000 of the remaining $1,355,000 due on the Note. Of the 675,000 common shares due to investors for these payments, the Company issued 500,000 shares and held the remaining 175,000 shares as additional collateral for the Note. In May of 2011, the financier defaulted on the $680,000 balance due on the Note, released 509,300 shares of the Collateral and relinquished its rights to the 175,000 shares of additional collateral held by the Company.

F-20

Conversion of AbTech’s Preferred Stock – At the effectiveness of the Merger, 1,439,614 shares of Series A Preferred Stock (“Preferred Stock”) of AbTech outstanding immediately prior to the Merger were converted into 1,439,614 shares of preferred stock of Surviving Corporation (i.e. AbTech, post-Merger). The privileges, rights, and preferences of the Preferred Stock were not affected or altered by such conversion. Accordingly, the Preferred Stock may be converted at any time into common shares of AbTech as the Surviving Corporation and subsequently such common shares of the Surviving Corporation will be exchanged for shares of the common stock of ABHD at the same exchange rate in effect for common shares of AbTech at the date of the Merger (the “Merger Consideration”). The Preferred Stock that converted to ABHD common stock at the Merger or subsequent to the Merger, is included in common stock in the Consolidated Balance Sheets as of December 31, 2012 and 2011. The preferred stockholders that elected to not convert and exchange their shares for ABHD common shares, represent the non-controlling interest shown on the Consolidated Balance Sheet as of December 31, 2012 and 2011.

Conversion of AbTech’s Warrants – At the effectiveness of the Merger, 480,266 warrants to purchase AbTech common stock outstanding immediately prior to the Merger were converted into warrants to purchase 2,557,153 shares of common stock of ABHD. At the effective time of the Merger, 471,444 warrants to purchase AbTech Preferred Stock outstanding immediately prior to the Merger were converted into warrants to purchase 471,444 shares of preferred stock of AbTech as the Surviving Corporation. The aggregate exercise price and other terms of such warrants were not affected or altered by such conversion and, upon exercise of any such warrants, the shares of preferred stock received upon such exercise would be convertible at any time for common shares of AbTech, whereupon such common shares would be exchanged for the Merger Consideration.

Conversion of AbTech’s Options – At the effectiveness of the Merger, options to purchase 992,000 shares of AbTech common stock outstanding immediately prior to the Merger were converted into options to purchase 5,281,855 shares of common stock of ABHD. The aggregate exercise price and other terms of such options were not affected or altered by such conversion.

Conversion of AbTech‘s Convertible Debt – As of the closing of the Merger, $3,980,666 of outstanding notes of the Company that were convertible into Preferred Stock of AbTech prior to the Merger were retained by the holders and $1,349,291 of such notes were converted into 1,919,320 shares of common stock of ABHD. The notes retained by the holders are convertible into shares of ABHD stock at the same rate as if they had been converted at the time of the merger.

NOTE 13 – 2011 DEBT SETTLEMENT TRANSACTION

In March 2011, the Company initiated an offering to raise funds to repay approximately $1,960,000 of existing debt obligations of AbTech that were then due or would become due during 2011 (the “Targeted Notes”). Investors in the offering (“New Investors”) were given the option to either purchase a portion of the Targeted Notes and convert it immediately to ABHD common stock, or buy new convertible notes from ABHD (the “New Notes”) that would convert to ABHD common stock. The intended objective was to complete the transactions with the same net effect as if all the Targeted Notes were converted by their terms to ABHD common stock. Accordingly, the conversion rate given New Investors for conversion of either the purchased Targeted Notes or the New Notes was a blended rate of approximately $0.57 per share. The Company received $747,100 from New Investors interested in purchasing Targeted Notes. These funds were forwarded to the Targeted Note Holders to purchase the Targeted Notes. The New Investors subsequently converted the purchased Targeted Notes to 1,320,454 shares of ABHD common stock.

In addition, during 2011, the Company received $975,000 from New Investors interested in buying New Notes. From these proceeds the Company repaid approximately $604,100 of outstanding debt and used the balance of the funds for operating capital. The New Notes were all automatically converted to shares of ABHD common stock resulting in the issuance of 1,723,255 shares of common stock by the Company.

Due to the beneficial conversion feature implied in these transactions, at the time of each investment by a New Investor, the applicable Targeted Notes or New Notes were discounted by the lesser of: (i) the intrinsic value of the beneficial conversion feature, or (ii) the proceeds realized from the New Investor. These discounts aggregated $1,620,955 and were charged to additional paid in capital and interest expense. The Targeted Notes that were purchased by New Investors and the New Notes issued to New Investors were converted by the New Investors into shares of ABHD common stock during the second quarter of 2011 and upon such conversion the discounts were charged to income as interest expense.

NOTE 14 – PRIVATE PLACEMENTS

Private Placement in July 2011

In July 2011, the Company sold $700,000 of convertible promissory notes (the “Notes”) in a private offering (the “July 2011 Offering”). The convertible promissory notes bear interest at a rate of twelve percent (12%) per annum. All interest accrued on the Notes is due and payable at maturity. During 2012, all of these Notes, with interest accrued thereon, were converted to 1,331,183 shares of ABHD common stock at the conversion rate of $0.60 per share.

F-21

Subscribers in the July 2011 Offering also received warrants for the purchase of the number of shares of the Company’s common stock equal to forty percent (40%) of the amount invested divided by the conversion price of $0.60 per share for a total of 466,666 warrant shares.

Private Placement in September 2011

From September 19 through December 31, 2011, the Company sold $4,000,000 of secured convertible promissory notes (the “Secured Notes”) in a private offering (the “September 2011 Offering”). The final closing of the September 2011 Offering occurred in February 2012 wherein the Company sold an additional $2,600,000 of Secured Notes for a total of $6,600,000 of Secured Notes sold in the September 2011 Offering. The Secured Notes bear interest at a rate of twelve percent (12%) per annum and were due and payable in full on the nine (9) month anniversary of issuance (the “Original Maturity Date”). During 2012, the Company exercised its option to extend the maturity date of seven of the Secured Notes by an additional ninety (90) day period (the “First Extension Option”), during which period the interest rate increased to fifteen percent (15%) per annum on the unpaid principal of those Secured Notes. All Secured Notes are convertible into shares of common stock of the Company at the conversion rate of $0.70 per share.

The Secured Notes are secured by all of the Company’s right, title and interest in, to and under all personal property and other assets of the Company (with certain exceptions to allow for potential financing arrangements for accounts receivable and inventory) pursuant to a Security Agreement entered into by the Company.

Subscribers in the September Offering also received warrants for the purchase of the number of shares of Company common stock equal to forty percent (40%) of the amount invested divided by the conversion price of $0.60 per share for a total of 4,400,000 warrant shares. The holders of the seven Secured Notes for which the Company exercised the First Extension Option, as described above, each received an additional warrant for 10% of the principal amount of the Secured Notes outstanding at that date divided by the conversion price, amounting to a total of 60,335 shares. The warrants have an exercise price of $0.60 per share.

The Notes issued in connection with the July 2011 Offering and the Secured Notes issued in connection with the September 2011 Offering have been discounted by the value of the detachable warrants issued with the Notes and the Secured Notes. The value of the warrants was bifurcated from the value of the Notes and the Secured Notes and was shown separately as a warrant liability because of certain down-round price protection features of the warrants. The warrant liability was revalued at each reporting period. The value of the warrants, including the additional warrants issued pursuant to the Company’s exercise of the First Extension Option as discussed above, was estimated by applying the Black Scholes model and amounted to $1,516,791 at the time the warrants were issued. The corresponding note discount was amortized over the life of the Notes and Secured Notes using the effective interest method and was fully amortized as of December 31, 2012. As of December 31, 2012 the entire balance of the warrant liability had been reclassified to additional paid-in capital. (See Note 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS).

The Company paid the Placement Agent engaged in connection with the September Offering a cash placement fee equal to eight percent (8%) of the aggregate purchase price paid by each investor. This fee amounted to $320,000 for the $4,000,000 received through December 31, 2011 and $208,000 for the $2,600,000 received in the February 2012 closing. In addition to the placement agent fee, the Company issued to the placement agent a warrant to purchase 754,286 shares of the Company’s common stock (the “PA Warrant”). The PA Warrant issued in connection with the September Offering has an exercise price per share of $0.70. The PA Warrant expires five years from the date of issuance and is in the same form as the securities sold in the September 2011 Offering, except that the PA Warrant includes a “net issuance” cashless exercise feature. The value of these warrants was estimated by applying the Black Scholes model and amounted to $357,984, upon grant. The balance was recorded as a deferred financing charge. During 2012, these warrants were revalued at $322,775 and the corresponding warrant liability was reclassified as additional paid-in capital (see Note 15 – FAIR VALUE OF FINANCIAL INSTRUMENTS).

Settlement of Notes and Secured Notes in 2012

During 2012, the Company repaid in cash $275,000 of the Secured Notes issued in the September 2011 Offering, along with interest accrued on Secured Notes of $265,630. In addition, $5,845,000 of the Secured Notes and all $700,000 of the Notes (including $521,589 of interest accrued thereon) were converted into 10,285,298 shares of ABHD common stock. Two Secured Notes totaling $480,000 remained outstanding at December 31, 2012. By mutual agreement between the Company and the holder of these two Secured Notes, the maturity date of these two notes has been extended to May 1, 2013 and the interest rate was reduced to 6% per annum beginning January 1, 2013.

F-22

Private Placement in September 2012

On September 12, 2012, the Company completed a private offering of 4,840,832 shares of common stock at a purchase price of $0.77 per share (the “2012 Equity Offering”). Investors purchasing the common stock in the 2012 Equity Offering also received a detachable warrant for the purchase of a number of shares of common stock equal to ten percent (10%) of the shares of common stock purchased at an exercise price of $0.90 per share expiring five (5) years from the date of grant. The placement agent engaged in connection with the Equity Offering received a warrant to purchase 87,217 shares of common stock at an exercise price of $0.90 per share expiring five (5) years from the date of grant. The warrant granted to the placement agent includes a net issuance cashless exercise feature not otherwise included in the warrants granted to investors. After paying placement agent fees of $268,626 and legal and other fees of $8,475, the Company received net proceeds from the Equity Offering of $3,450,338. These proceeds were intended to be used to repay the principal and accrued interest of the Secured Notes issued in 2011 and 2012 that were not converted to common stock by their holders. Because most of the Secured Notes were ultimately converted to common stock, nearly all of the proceeds of the Equity Offering were used by the Company for general working capital purposes.

NOTE 15 –FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, capital lease obligation, convertible notes payable, notes payable and warrant liability. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values based on their short maturities or for long-term debt based on borrowing rates currently available to the Company for loans with similar terms and maturities. Gains and losses recognized on changes in fair value of financial instruments are reported in other income (expense) as gain (loss) on change in fair value. The Company estimates the fair value of level 3 inputs using the Black-Scholes valuation model using historical volatility as the method to estimate expected volatility. At December 31, 2012 and 2011, the Company had no financial instruments outstanding that were estimated using level 1 or level 2 inputs. The Company’s warrant liability was estimated using Level 3 inputs as shown in the reconciliation table below for the years ended December 31, 2012 and 2011.

Fair value measurements using significant unobservable inputs (Level 3)
Description	Warrant Liability
Beginning balance, December 31, 2010	$
Purchases, issuance and settlements	741,028
Total (gains) or losses	(242,052)
Transfers in or out of Level 3	-
Ending balance, December 31, 2011	498,976
Purchases, issuance and settlements	795,975
Total (gains) or losses	944,291
Transfers in or out of Level 3	(2,239,242)
Ending balance, December 31, 2012	$-

During 2012, the Company reclassified warrant liability amounts of $2,577,014 to additional paid-in capital. The warrant liability attributable to warrants that were exercised during 2012, in the amount of $337,772, was revalued as of the applicable exercise dates and then reclassified to additional paid-in capital. The remaining warrant liability, in the amount of $2,239,242 was also revalued and reclassified to additional paid-in capital upon the expiration of the conditional factors that originally caused the warrant values to be classified as a liability. These factors involved certain conditions in the warrant terms that could have caused a change in the exercise price of the warrants and the number of warrant shares. Because the affected warrants are no longer subject to these conditions and have a fixed exercise price and a fixed number of warrant shares, the warrant values no longer qualified as a warrant liability and, therefore, were reclassified to additional paid-in capital. Accordingly, the warrant liability as of December 31, 2012 was reduced to zero.

The Company used the following assumptions to estimate the fair value of the warrant liability that was reclassified to additional paid in capital:

Expected volatility	80.42%
Expected dividend yield	0%
Expected term	1.8-2.1 years
Risk-free interest rate	0.72%

F-23

The Company believes that the Black-Scholes model is a reasonable valuation model for valuing these warrants considering the facts and circumstances pertaining to the terms of these warrants, and the Company does not believe that using an alternative or more complex valuation model (including, for example, a lattice pricing model) would have a material effect on, or otherwise materially impact, the financial statements for the periods presented.

NOTE 16 – CONTINGENCIES, LITIGATION, CLAIMS AND ASSESSMENTS

The Company experiences routine litigation in the normal course of its business. The Company is not aware of any pending or threatened litigation that would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

In July 2010, AbTech Industries received approval from the U.S. Environmental Protection Agency (“EPA”) of a time limited registration of its antimicrobial Smart Sponge Plus material under the Federal Insecticide, Fungicide and Rodenticide Act, which was conditioned upon AbTech Industries submitting additional data regarding the active ingredient in Smart Sponge Plus to the EPA by July 1, 2011. Subsequently, the EPA granted additional extensions of the time-limited registration to May 31, 2013. The Company is using a third-party laboratory to produce the data for submission to the EPA by May 31, 2013. Provided that the data is submitted on time and is acceptable to the EPA, the time-limited condition of the registration will be lifted and the registration will be effective without a time limitation. If the data is not submitted on time and the EPA does not grant additional extensions, the registration will expire and the Company will not be able to sell Smart Sponge Plus products. While the Company would be able to continue to sell regular Smart Sponge products that do not include the antimicrobial agent, the inability to sell Smart Sponge Plus products could have a significant adverse effect on the Company’s prospects for revenue growth. (See unaudited subsequent event in NOTE 17 below.)

NOTE 17 – SUBSEQUENT EVENTS

Subsequent to December 31, 2012, the Company issued 128,971 shares of common stock pursuant to a cashless exercise of warrants by a warrant holder. In addition, the Company issued 40,000 shares of common stock to a consultant for services rendered.

UNAUDITED

The following subsequent event disclosures involve events that occurred after the March 29, 2013 date of the Report of Independent Registered Public Accounting Firm and, therefore, these disclosures are unaudited.

On April 11, 2013 the Company completed a transaction (the “Transaction”) wherein the Company assigned to new investors its right to repurchase eleven outstanding convertible promissory notes (the “AbTech Notes”) issued by the Company’s subsidiary, AbTech Industries, Inc. The AbTech Notes were all non-interest bearing with an aggregate principal amount of $1,856,000 and maturity dates ranging from March 31, 2013 to May 11, 2014. The new investors purchased the AbTech Notes pursuant to Assignment and Assumption Agreements whereby they agreed to immediately convert the AbTech Notes into shares of Series A preferred stock of AbTech Industries, Inc. in accordance with the conversion terms of the AbTech Notes and then to further convert the shares of Series A preferred stock into shares of the Company’s common stock as provided for in the terms of the Company’s merger with AbTech Industries, Inc. that occurred in February 2011. The Transaction was a cashless transaction for the Company with the price paid to repurchase the Notes equal to the price paid by the new investors to acquire the Notes. As a result of the Transaction, the Company reduced its outstanding convertible debt by $1,856,000 and issued 2,649,640 shares of its common stock.

On May 21, 2013, the EPA granted an additional extension of the time limited registration discussed in NOTE 16 above, that expires on May 31, 2014.

F-24

ABTECH HOLDINGS, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2013 AND 2012

CONTENTS

Consolidated Balance Sheets	F-26

Consolidated Statements of Operations	F-27

Consolidated Statements of Cash Flows	F-28

Notes to the Consolidated Financial Statements	F-29-33

F-25

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013 (Unaudited)	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$222,730	$2,543,898
Accounts receivable – trade, net	157,854	74,180
Inventories, net	448,701	397,804
Deferred charges, net	9,956	10,128
Prepaid expenses and other current assets	29,956	14,077
Total current assets	869,197	3,040,087

Fixed assets, net	75,463	72,981
Security deposits	33,940	33,940
Deferred charges, net	-	4,892
Total assets	$978,600	$3,151,900

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Accounts payable	$430,915	$263,379
Accounts payable – related party	617	52,636
Loans from stockholders	9,000	9,000
Convertible promissory notes, net of discounts	480,000	620,000
Convertible promissory notes– related party	-	1,185,000
Promissory notes, net of discounts	241,076	-
Capital lease obligation – current portion	3,832	3,739
Customer deposits	54,363	41,584
Accrued interest payable	7,275	28,676
Accrued expenses	280,370	190,782
Total current liabilities	1,507,448	2,394,796

Due to related party	93,403	96,181
Convertible promissory notes – non-current portion	-	6,000
Convertible promissory notes– related party – non-current portion	-	525,000
Capital lease obligation – non-current portion	4,714	6,654
Total liabilities	1,605,565	3,028,631

Commitments and contingencies

Stockholders’ equity (deficiency)
Common stock, $0.001 par value; 300,000,000 authorized shares; 67,635,938 and 64,638,372 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	67,636	64,638
Additional paid-in capital	42,510,497	40,372,764
Non-controlling interest	(1,874,420)	(1,814,388)
Accumulated deficit	(41,330,678)	(38,499,745)
Total stockholders’ equity (deficiency)	(626,965)	123,269
Total liabilities and stockholders’ equity (deficiency)	$978,600	$3,151,900

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-26

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended June 30		Six Months ended June 30
	2013	2012	2013	2012

Net revenues	$134,066	$240,285	$233,603	$479,792

Cost of revenues	91,597	153,000	190,317	310,279
Gross profit	42,469	87,285	43,286	169,513

Operating expenses
Selling, general and administrative	1,272,057	1,331,528	2,518,818	2,230,104
Research and development	221,683	244,493	391,079	423,690
Total operating expenses	1,493,740	1,576,021	2,909,897	2,653,794

Operating loss	(1,451,271)	(1,488,736)	(2,866,611)	(2,484,281)

Other income (expense)
Interest expense	(13,260)	(1,342,414)	(25,122)	(2,226,835)
Gain (loss) on valuation of warrant liability	-	238,153	-	(678,755)
Other income	161	902	768	1,100
Total other income (expense), net	(13,099)	(1,103,359)	(24,354)	(2,904,490)

Net loss before income taxes	(1,464,370)	(2,592,095)	(2,890,965)	(5,388,771)

Provision for income taxes	-	-	-	-

Net loss	(1,464,370)	(2,592,095)	(2,890,965)	(5,388,771)

Net loss attributable to non-controlling interest	(182,133)	(144,053)	(370,648)	(264,836)

Net loss attributable to controlling interest	$(1,282,237)	$(2,448,042)	$(2,520,317)	$(5,123,935)

Basic and diluted loss per common share	$(0.02)	$(0.05)	$(0.04)	$(0.11)

Basic and diluted weighted average number of shares outstanding	67,198,990	48,707,777	65,965,103	48,319,058

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-27

ABTECH HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30,

	2013	2012
Operating Activities
Net loss	$(2,890,965)	$(5,388,771)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	14,667	12,101
Common stock issued for services rendered	67,800	-
Stock-based compensation expense	169,796	205,260
Interest related to beneficial conversion feature	-	426,144
Accrued interest converted to common stock	36,736	-
Note discount amortized as interest	1,475	785,480
Deferred charges expensed as interest	5,064	600,105
Loss (gain) on change in fair value of warrant liability	-	678,755
Changes in operating assets and liabilities:
Accounts receivable	(83,674)	(111,990)
Inventories	(50,897)	92,841
Prepaid expenses and other current assets	(15,879)	21,346
Security deposits	-	(10,425)
Deferred charges	-	(258,180)
Accounts payable	115,517	(75,926)
Customer deposits	12,779	4,797
Accrued interest payable	(21,401)	412,562
Accrued expenses	89,588	280,937
Net cash used in operating activities	(2,549,394)	(2,324,964)

Investing Activities
Purchases of fixed assets	(17,149)	(24,499)
Net cash used in investing activities	(17,149)	(24,499)

Financing Activities
Proceeds from notes payable	250,000	2,600,000
Repayments under capital lease obligation	(1,847)	-
Net decrease in due to related party	(2,778)	(2,634)
Net cash provided by financing activities	245,375	2,597,366

Net change in cash and cash equivalents	(2,321,168)	247,903
Cash and cash equivalents at beginning of period	2,543,898	1,386,502
Cash and cash equivalents at end of period	$222,730	$1,634,405

Supplemental cash flow information:
Cash paid for interest	$2,612	$2,511
Cash paid for income taxes	-	$-
Non-cash investing and financing activities:
Common stock issued for conversion of debt, including accrued interest	$1,892,736	$456,217
Stock based compensation expense	$169,796	$205,260
Common stock issued for services rendered	$67,800	$-
Unamortized portion of debt discount	$8,924	$1,326,635
Portion of debt discount in deferred charges	$-	$239,851
Beneficial conversion feature recorded to additional paid-in capital	$-	$1,200,433
Issuance of warrant liability	$-	$1,114,439

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-28

ABTECH HOLDINGS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – ORGANIZATION

Abtech Holdings, Inc. (“ABHD” or the “Company”) (formerly Laural Resources, Inc.), was incorporated under the laws of the State of Nevada on February 13, 2007, with authorized capital stock of 300,000,000 shares at $0.001 par value.

AbTech Industries, Inc. (“AbTech”), a Delaware corporation with an authorized capital of 15,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock, was acquired by ABHD in a reverse acquisition transaction on February 10, 2011 (the “Merger”). In accordance with the merger agreement between AbTech and ABHD (the “Merger Agreement”), ABHD acquired all of the issued and outstanding common stock of AbTech, including shares issuable upon the conversion of Series A preferred stock and convertible promissory notes outstanding, in exchange for the stockholders of AbTech acquiring 46,000,000 shares of ABHD common stock. ABHD also agreed to reduce its number of common shares outstanding to 10,000,000 shares prior to the Merger. The preferred stockholders of AbTech that elected not to convert and exchange their shares for ABHD common shares represent the non-controlling interest shown on the Condensed Consolidated Balance Sheets as of June 30, 2013 and December 31, 2012.

AbTech is an environmental technologies firm that provides innovative solutions to address issues of water pollution. AbTech has developed and patented the Smart Sponge® polymer technology. This technology’s oil absorbing capabilities make it highly effective as a filtration media to remove hydrocarbons and other pollutants from flowing or pooled water. AbTech is headquartered in Scottsdale, Arizona and has a manufacturing facility located in Phoenix, Arizona.

AbTech’s wholly-owned subsidiary, Environmental Security Corporation (“ESC”), was formed in 2003 to develop a sensor array technology designed to detect impurities in water flows. ESC owns a U.S. patent on this technology and has acquired rights to another monitoring technology, but otherwise had no operations during 2013 or 2012.

In May, 2012, the Company formed a new subsidiary, AEWS Engineering, LLC (“AEWS”), an independent civil and environmental engineering firm, established to provide engineering and technology innovation to the water infrastructure sector. AEWS is owned 80% by the Company and 20% by Bjornulf White, the President of AEWS and Executive Vice President of AbTech. Under the AEWS operating agreement, the Company will fund the initial start-up costs of AEWS. Any future profits will be allocated first to those members that have funded prior losses (AbTech) and then to members in proportion to their membership interests. Accordingly, the operations of AEWS for the periods reflected in these condensed consolidated financial statements are allocated 100% to the Company. AEWS has an office located in Raleigh, North Carolina. Through June 30, 2013, AEWS had no revenues and its activities comprised setting up operations and developing business opportunities.

The Company operates in one business segment which is the filtration and treatment of polluted water.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation – The condensed consolidated financial statements include the accounts of ABHD, AbTech, AEWS and ESC. Intercompany accounts and transactions have been eliminated. The non-controlling interest shown on the Condensed Consolidated Balance Sheet as of June 30, 2013, represents the ownership interest in AbTech of the holders of AbTech Series A preferred stock that elected not to exchange their Series A preferred shares for common shares of ABHD as allowed by the Merger Agreement.

The condensed consolidated financial statements for the three and six month periods ended June 30, 2013 and June 30, 2012 are unaudited and, in the opinion of the Company’s management, include all adjustments necessary for a fair presentation of such condensed consolidated financial statements. Such adjustments are of a normal recurring nature.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

F-29

Net Loss Per Share – Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. The calculation of basic loss per share gives retroactive effect to the recapitalization related to the reverse acquisition of AbTech by ABHD. The Company has other potentially dilutive securities outstanding that are not shown in a diluted net loss per share calculation because their effect in both 2013 and 2012 would be anti-dilutive. The following chart lists the securities as of June 30, 2013 and 2012 that were not included in the computation of diluted net loss per share because their effect would have been antidilutive:

	Common Shares
	June 30, 2013 Unaudited	June 30, 2012 Unaudited
Options to purchase common stock	9,587,958	8,073,458
Warrants to purchase common stock	7,124,839	8,042,964
Convertible promissory notes	685,714	12,988,748
Convertible preferred stock in AbTech	6,457,467	6,563,943
	23,855,978	35,669,113

Recent Accounting Pronouncements – There have been no recent accounting pronouncements or changes in accounting pronouncements that are expected to have a material impact on the Company’s condensed consolidated financial statements.

NOTE 3 – INVENTORIES

The Company uses a perpetual inventory system and periodic physical test counts to determine inventory amounts at interim balance sheet dates. Inventories are stated at the lower of cost or market, with cost computed on an average cost method which approximates the first-in, first-out basis.

	June 30, 2013 (Unaudited)	December 31, 2012
Raw materials	$97,643	$105,971
Work in process	404,004	354,554
Finished goods	57,054	47,279
Reserve for obsolescence	(110,000)	(110,000)
Total	$448,701	$397,804

NOTE 4 – GOING CONCERN

These unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. The Company has not yet established an ongoing source of revenue sufficient to cover its operating costs, which raises doubts about the ability of the Company to continue as a going concern. In order to continue as a going concern, the Company will need to generate additional revenue and obtain additional capital to fund its operating losses and service its debt. Management of the Company has developed a strategy, which it believes will accomplish this objective through revenue growth and additional funding, which will enable the Company to operate for the coming year. On June 12, 2013, the Company entered into a short term financing agreement whereby it may borrow up to $500,000. As of June 30, 2013 the Company had borrowed $250,000 using this facility and borrowed the remaining $250,000 in July, 2013 (see NOTE 6 – PROMISSORY NOTES). On June 25, 2013, the Company entered into an equity line of credit agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) whereby Dutchess is irrevocably committed to purchase from the Company up to $2 million of ABHD common stock over the course of 36 months (see NOTE 8 – STOCKHOLDERS’ EQUITY). However, even with these funding commitments in place there can be no assurance that the Company’s overall efforts will be successful. As a result, the Company’s independent registered public accounting firm issued a going concern opinion on the consolidated financial statements of the Company for the year ended December 31, 2012. These condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

F-30

NOTE 5 – RELATED PARTY TRANSACTIONS

Accounts payable, related party – represents amounts due to various officers of the Company for travel expenses. At December 31, 2012, the amount also included $10,000 for advertising and sponsorship fees due to a non-profit organization of which the president of the Company is a director.

At June 30, 2013, accrued expenses included $39,000 of fees due to directors of the Company for their services as directors during 2013.

NOTE 6 – PROMISSORY NOTES

On April 11, 2013 the Company completed a transaction (the “Transaction”) wherein the Company assigned to new investors its right to repurchase eleven outstanding convertible promissory notes (the “Notes”) issued by the Company’s subsidiary, AbTech Industries, Inc. The Notes were all non-interest bearing with an aggregate principal amount of $1,856,000 and maturity dates ranging from March 31, 2013 to May 11, 2014. The Company assigned these notes to new investors pursuant to Assignment and Assumption Agreements whereby the new investors agreed to immediately convert the Notes into shares of Series A preferred stock of AbTech Industries, Inc. in accordance with the conversion terms of the Notes and then to further convert the shares of Series A preferred stock into shares of the Company’s common stock as provided for in the terms of the Company’s merger with AbTech Industries, Inc. that occurred in February 2011. The transaction was a cashless transaction for the Company, handled by an escrow agent for the buyers and sellers of the Notes. As a result of the transaction, the Company reduced its outstanding convertible debt by $1,856,000 and issued 2,649,640 shares of its common stock.

On June 14, 2013, the Company issued to an investor who is a member of the Company’s Advisory Board, a Bridge Loan Promissory Note (the “Bridge Note”) with a principal amount of $500,000, an interest rate of 6.5% per annum and a maturity date of October 1, 2013. The Bridge Note is a multi-advance loan facility pursuant to which the lender, upon request by the Company, will advance loans to the Company aggregating up to $500,000. As of June 30, 2013, the Company had borrowed $250,000 under the Bridge Note, and borrowed an additional $250,000 on July 12, 2013. In conjunction with the Bridge Note, the lender received a detachable warrant (the “Bridge Warrant”) for the purchase of 35,000 shares of the Company’s common stock with an exercise price of $0.66 per share and a term of five (5) years. The Bridge Note was discounted by the value of the Bridge Warrant, determined to be $10,399 using the Black–Scholes model. The discount is being amortized as interest expense over the term of the Bridge Note. As of June 30, 2013, the unamortized amount of the Bridge Note discount was $8,924.

As of June 30, 2013, the Company had two other secured convertible promissory notes outstanding with a combined principal amount of $480,000. These notes have an interest rate of 6% per annum, mature on October 1, 2013 and are convertible into shares of the Company’s common stock at $0.70 per share.

NOTE 7 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, capital lease obligation, notes payable and convertible notes payable. It is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values using level 3 inputs, based on their short maturities, or for long term debt, based on borrowing rates currently available to the Company for loans with similar terms and maturities. Gains and losses recognized on changes in fair value of financial instruments, if any, are reported in other income (expense) as gain (loss) on change in fair value.

NOTE 8 – STOCKHOLDERS’ EQUITY (DEFICIENCY)

During the six-month period ended June 30, 2013, the Company issued:

•	52,479 shares of ABHD common stock for the conversion of $36,736 of interest accrued on Secured Convertible Promissory Notes;
•	2,649,640 shares of ABHD common stock for the conversion of all remaining convertible notes issued by AbTech with an aggregate principal amount of $1,856,000 and a conversion rate of $0.70 per share;
•	60,000 shares of ABHD common stock for the services valued at $40,600 and accrued an additional $27,200 for the estimated value of 40,000 additional shares that the Company was obligated to issue for services rendered as of June 30, 2013;
•	128,971 shares of ABHD common stock for the cashless exercise of warrants for 666,666 shares of common stock; and
•	106,476 shares of ABHD common stock for the conversion of 20,000 shares of AbTech Series A preferred stock.

F-31

Paid-in capital for the six-months ended June 30, 2013 also increased by $169,796 for the value of stock based compensation attributable to options and warrants vesting during the period and by $10,399 for the value of the warrant issued with the Bridge Note in June 2013.

On June 25, 2013, the Company entered into an agreement (the “Investment Agreement” or “Equity Line of Credit”) with Dutchess Opportunity Fund, II, LP (“Dutchess”) whereby Dutchess is irrevocably committed to purchase up to $2 million of ABHD common stock from the Company over the course of 36 months. The aggregate number of shares issuable by the Company and purchasable by Dutchess under the Investment Agreement is limited by the dollar amount sold, in this instance no more than $2 million, and will depend upon the trading price of the Company’s shares. The Company may draw on the Equity Line of Credit from time to time, as and when it determines appropriate in accordance with the terms and conditions of the Investment Agreement. The Company has no obligation to utilize the full amount available under the Equity Line of Credit.

NOTE 9 – LITIGATION AND CONTINGENCIES

On February 28, 2013, the Company filed a complaint (the “Complaint”) with the Superior Court of the State of Arizona against Arctech, Inc. (“Arctech”) arising from the Company’s License, Supply and Distribution Agreement with Arctech, dated June 6, 2012 (the “Agreement”). The Complaint claims that, due to fraudulent misrepresentations and omissions made by Arctech regarding the performance of their Humasorb technology, which technology is the subject of the Agreement, the Agreement should be declared null, void, unenforceable, and should be rescinded, such that the Company and Arctech should be placed in their respective positions prior to the execution of the Agreement. The Complaint also requests that the Company should be awarded damages and attorney’s fees in an amount to be determined at trial. Prior to filing the Complaint, the Company made payments of $75,000 to Arctech which, under the terms of the Agreement, were to be creditable against certain products and services to be provided to the Company by Arctech. On April 4, 2013, Arctech filed with the court a response to the complaint largely denying the Company’s claims and making certain counterclaims alleging that the Company had breached the Agreement by not making certain periodic payments to Arctech as specified in the Agreement, that Arctech had suffered damages of at least $220,000 as a result and that Arctech should be awarded damages, attorney’s fees, costs and interest in an amount to be determined at trial. The Company believes it has meritorious defenses and intends to aggressively defend its position regarding this matter. No estimated loss has been accrued in the accompanying financial statements as of June 30, 2013 and December 31, 2012, as management deems the likelihood of the Company incurring a liability to be not probable.

In July 2010, AbTech received approval from the U.S. Environmental Protection Agency (“EPA”) of a time limited registration of its antimicrobial Smart Sponge Plus material under the Federal Insecticide, Fungicide and Rodenticide Act, which was conditioned upon AbTech Industries submitting additional data regarding the active ingredient in Smart Sponge Plus to the EPA by July 1, 2011. Subsequently, the EPA granted additional extensions of the time-limited registration to May 31, 2014. Provided that the data is submitted before the expiration of the time-limited registration and is acceptable to the EPA, the time-limited condition of the registration will be lifted and the registration will be effective without a time limitation. If the data is not submitted prior to the expiration of the time-limited registration and the EPA does not grant additional extensions, the registration will expire and the Company will not be able to sell Smart Sponge Plus products. While the Company would be able to continue to sell regular Smart Sponge products that do not include the antimicrobial agent, the inability to sell Smart Sponge Plus products could have a significant adverse effect on the Company’s prospects for revenue growth.

NOTE 10 – SUBSEQUENT EVENTS

On August 1, 2013, the Company issued 140,000 unregistered shares of ABHD common stock to Prosdocimi Ltd. pursuant to an Advisory Agreement whereby Prosdocimi Ltd. is to provide investor relations services to the Company and promote the development of strategic business relationships with the Company in the United Kingdom.

On July 2, 2013, AbTech was awarded a project for the installation of stormwater systems (the “Project”) in a county on the east coast of the U.S. (the “County”). In connection with the Project, AbTech will provide services to the County pertaining to the design, installation, maintenance and inspection of stormwater treatment technology at up to ten stormwater drainage outfall sites in the County. The Project has a term of three years and the maximum amount to be paid to the Company for the Company’s services related to the Project is not to exceed twelve million dollars ($12,000,000). AbTech is expected to use subcontractors, including AEWS, for the design, construction and installation work pertaining to the Contract. Project work is expected to begin in August 2013. The Company’s fee for services will be paid in monthly installments by the County. The amount of each partial monthly payment will be determined by the portion of the Company’s work completed, as approved by the County Commissioner.

F-32

On July 12, 2013, the Company borrowed the remaining balance of $250,000 on the Bridge Note financing facility entered into on June 14, 2013 (see NOTE 6 – PROMISSORY NOTES) bringing the total amount owed by the Company on the Bridge Note to $500,000 plus accrued interest.

On August 8, 2013, the Company borrowed $600,000 pursuant to a secured convertible promissory note with an interest rate of 6.5% per annum, a term of 90 days and a feature that allows conversion into shares of the Company’s common stock at a conversion rate of $0.70 per share.

F-33